Exhibit 10.1

LOAN AGREEMENT

By and among

EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO,

collectively, as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

collectively, as Lender

COLUMN FINANCIAL, INC.,

as Initial Lender

and

COLUMN FINANCIAL, INC.,

as Agent

and

Acknowledged and Agreed to by

ARC NY120W5701 TRS, LLC,

as Operating Lessee,

solely with respect to Sections 2.6, 7.12, 9.1.1, 9.2(a), 9.4(b) and 9.5 and Articles IV, V, VI, VIII and X

Dated as of December 20, 2016

TABLE OF CONTENTS

		Page

ARTICLE I DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1

Section 1.1	Definitions.	1

Section 1.2	Principles of Construction.	45

ARTICLE II GENERAL TERMS		45

Section 2.1	Loan Commitment; Disbursement to Borrower.	45

Section 2.2	Interest Rate.	46

Section 2.3	Loan Payment.	52

Section 2.4	Prepayments.	53

Section 2.5	Release of Property.	54

Section 2.6	Cash Management.	58

Section 2.7	Withholding Taxes.	62

Section 2.8	Extension of the Initial Maturity Date.	65

Section 2.9	Notes. For the purposes of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into seventy-two (72) Notes. The principal amount of the Notes on the Closing Date is set forth on Schedule XV attached hereto.	66

ARTICLE III INTENTIONALLY OMITTED		67

ARTICLE IV REPRESENTATIONS AND WARRANTIES		67

Section 4.1	Borrower and Operating Lessee Representations.	67

Section 4.2	Survival of Representations.	80

ARTICLE V BORROWER AND OPERATING LESSEE COVENANTS		80

Section 5.1	Affirmative Covenants.	80

Section 5.2	Negative Covenants.	107

ARTICLE VI INSURANCE; CASUALTY; CONDEMNATION		113

Section 6.1	Insurance.	113

Section 6.2	Casualty.	118

Section 6.3	Condemnation.	118

Section 6.4	Restoration.	119

Section 6.5	References to Borrower in this Article VI.	123

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ARTICLE VII RESERVE FUNDS		124

Section 7.1	Intentionally Omitted.	124

Section 7.2	Tax and Insurance Reserve Fund.	124

Section 7.3	Replacements and Replacement Reserve Fund.	125

Section 7.4	Rollover Reserve.	129

Section 7.5	Ground Lease Reserve Fund.	130

Section 7.6	Excess Cash Flow Reserve Fund.	130

Section 7.7	Intentionally Omitted.	131

Section 7.8	Intentionally Omitted.	131

Section 7.9	WWP Fund.	131

Section 7.10	FF&E Reserve Fund.	132

Section 7.11	Common Charge Reserve Fund.	133

Section 7.12	Reserve Funds, Generally.	134

Section 7.13	Letters of Credit.	135

ARTICLE VIII DEFAULTS		135

Section 8.1	Event of Default.	135

Section 8.2	Remedies.	140

Section 8.3	Remedies Cumulative; Waivers.	142

ARTICLE IX SPECIAL PROVISIONS		143

Section 9.1	Securitization.	143

Section 9.2	Securitization Indemnification. (a) Each of Borrower and Operating Lessee understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Operating Lessee will cooperate with the holder of any Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.	146

Section 9.3	Agent.	150

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Section 10.28	Intentionally Omitted.	164

Section 10.29	EU Bail-in Requirements.	164

Section 10.30	Contributions and Waivers.	165

SCHEDULES

Schedule I – Borrower

Schedule II – Mezzanine Borrower

Schedule III – Properties

Schedule IV – Rent Rolls

Schedule V – Organizational Structure

Schedule VI – Litigation

Schedule VII – Allocated Loan Amounts

Schedule VIII – Managers and Management Agreements

Schedule IX – Condominium Documents, Board Members, Common Charges and Units of Borrower

Schedule X – Collective Bargaining Agreements

Schedule XI – Property Condition Reports and Environmental Reports

Schedule XII – Required Repairs Deadlines for Completion

Schedule XIII – O&M Programs

Schedule XIV – Pre-Approved Managers

Schedule XV – Notes

EXHIBITS

Exhibit A – Form of Tenant Direction Letter

Exhibit B – Form of Credit Card Direction Letter

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 20, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among EACH OF THE ENTITIES LISTED ON SCHEDULE I ATTACHED HERETO, having its principal place of business at c/o New York REIT, Inc., 405 Park Avenue, New York, New York 10022 (each, an “Individual Borrower” and collectively, “Borrower”), COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and permitted assigns, “Initial Lender”), THE LENDERS FROM TIME TO TIME PARTY HERETO (collectively, with Initial Lender, and together with their respective successors and permitted assigns, “Lender”) and COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010, as agent for Lender (together with its successors and permitted assigns, in such capacity, “Agent”), and acknowledged and agreed to by ARC NY120W5701 TRS, LLC, a Delaware limited liability company, having its principal place of business at c/o New York REIT, Inc., 405 Park Avenue, New York, New York 10022 (“Operating Lessee”) (solely with respect to Sections 2.6, 7.12, 9.1.1, 9.2(a), 9.4(b) and 9.5 and Articles IV, V, VI, VIII and X hereof).

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“350 Bleecker Street Property” shall mean the Individual Property located at 350 Bleecker Street, New York, New York.

“Acceptable Condominium Policy” shall have the meaning set forth in Section 6.1(g) hereof.

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A-” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P, and (ii)(x) a long-term unsecured debt rating of not less than “A3” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s, or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower, Operating Lessee, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall have the meaning set forth in the introductory paragraph hereto.

“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth of Schedule VII attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Annual Budget” shall mean the operating budget, including all anticipated Operating Expenses and planned Capital Expenditures, for the Properties prepared by Borrower and/or Operating Lessee in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Applicable Contribution” shall have the meaning set forth in Section 10.30(f) hereof.

“Appraisal” means, with respect to each Individual Property, an as-is appraisal of such Property that is prepared by a member of the Appraisal Institute selected by Lender in its reasonable discretion, meets the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA) and complies with the Uniform Standards of Professional Appraisal Practice (USPAP).

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS and Morningstar or any other nationally-recognized statistical rating agency which, in each case, has been reasonably approved by Lender and designated by Lender to assign a rating to the Securities.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.8(a) hereof.

“Assignment of Leases” shall mean, individually and/or collectively as the context may require, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower and Operating Lessee, as assignor, to Agent, as assignee, assigning to Agent all of Borrower’s and Operating Lessee’s right, title and interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean, individually and/or collectively as the context may require, with respect to each Individual Property, that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Agent, Borrower, Operating Lessee (as applicable) and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU (as amended or re-enacted or successor thereto) establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or Regulation as described in the EU Bail-In Legislation Schedule from time to time.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state or local bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state or local bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or (f) to take action in furtherance of any of the foregoing.

“Bankruptcy Code” shall mean Title 1 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges, (c) Insurance Premiums, (d) Common Charges and (e) Ground Rent.

“Benefit Amount” shall have the meaning set forth in Section 10.30(d) hereof.

“Board” shall mean any managing board or board of directors for the applicable Condominium as set forth in the Condominium Documents.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with their respective successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.4(h) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, any Lender or Agent), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and, with respect to the Viceroy Property, the Uniform System of Accounts (including expenditures in the nature of capital expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Property and any Capital Expenditures as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred by Borrower, less any payments into the Tax and Insurance Reserve Fund.

“Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.

“Cash Management Agreement” shall mean that certain Account Control Agreement (Cash Management Account), dated as of the date hereof, by and among Borrower, Operating Lessee, Manager, Cash Management Bank and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean (a) as of the Closing Date, KeyBank, National Association, provided that it remains an Eligible Institution, or (b) any successor Eligible Institution reasonably selected by Lender (it being understood that, with respect to any such successor, Lender agrees to first select and use commercially reasonable efforts to engage Wells Fargo Bank, National Association as such successor Cash Management Bank).

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower, Operating Lessee, Operating Pledgor, Guarantor or Manager; (c) a Debt Yield Trigger Event; (d) any Mezzanine Loan Event of Default; or (e) Viceroy Litigation Trigger.

“Cash Sweep Event Cure” shall mean (a) if the Cash Sweep Event is caused solely by the occurrence of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure, (b) if the Cash Sweep Event is caused by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by a Bankruptcy Action of Manager, if Manager causes the dismissal or discharge of the same within ninety (90) days after the filing of such Bankruptcy Action or Borrower replaces the Manager with a Qualified Manager under a Replacement Management Agreement, (d) if the Cash Sweep Event is caused solely by a Mezzanine Loan Event of Default, Lender has received written notice from Mezzanine Lender that such Mezzanine Loan Event of Default has been cured in accordance with the terms of the related Mezzanine Loan Documents, or (e) if the Cash Sweep Event is caused solely by the Viceroy Litigation Trigger, then either (i) Lender has received reasonably satisfactory evidence of payment in full by Borrower of the Viceroy Litigation Amount or (ii) the Excess Cash Flow is sufficient to pay the Viceroy Litigation Amount in full and either (x) Borrower shall have paid such Viceroy Litigation Amount in full and provided reasonably satisfactory evidence of the same to Lender (and in such case, Lender shall release the Excess Cash Flow in the amount of the Viceroy Litigation Amount to Borrower as reimbursement for such payment to the extent no other Cash Sweep Event has occurred and is continuing), or (y) at Lender’s option, Lender shall pay such Viceroy Litigation Amount directly from Excess Cash Flow in accordance with the final order, judgment or settlement agreement; provided, however, that, with respect to any Cash Sweep Event Cure, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (ii) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including, reasonable attorney’s fees and expenses.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(f) hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (e) any other reason for which the prior written consent of Lender shall have been obtained.

“CBA Multiemployer Plans” shall mean multi-employer pension and welfare plans to which an employer is obligated to contribute pursuant to the terms of the collective bargaining agreement set forth on Schedule X attached hereto.

“Closing Date” shall mean the date of the funding of the Loan.

“Co-Lender” shall mean Lender and each successor or assign of Lender that holds a Note, in each case, together with their respective successors and assigns.

“Co-Lender Agreement” shall mean that certain Agency and Co-Lender Agreement, dated as of the Closing Date, by and between Agent and Initial Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean the “Collateral” as such term is defined in the Pledge Agreement.

“Column” shall have the meaning set forth in Section 9.3(a) hereof.

“Common Charge Reserve Account” shall have the meaning set forth in Section 7.11.1 hereof.

“Common Charge Reserve Fund” shall have the meaning set forth in Section 7.11.1 hereof.

“Common Charges” shall have the meaning set forth in Section 4.1.44(d) hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Condominium” shall have the meaning set forth in the Condominium Documents.

“Condominium Documents” shall mean those certain documents set forth on Schedule IX attached hereto, as each of the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms and conditions of this Agreement.

“Contribution” shall have the meaning set forth in Section 10.30(a) hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Controlling Equityholder” shall have the meaning set forth in Section 4.1.35 hereof.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(d) hereof.

“Credit Card Direction Letter” shall have the meaning set forth in Section 6.2.1(b) hereof.

“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.

“DBRS” means DBRS, Inc., and its successors-in-interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Notes together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Breakage Costs) due to Lender in respect of the Loan under the Notes, this Agreement, the Security Instruments or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Notes.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable Test Period in which:

(a)          The numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Properties, or (ii) amounts paid to the Reserve Funds, less (A) management fees for the Properties other than the Viceroy Property equal to the greater of (1) assumed management fees of $1,000,000 and (2) the actual management fees incurred and (B) management fees for the Viceroy Property equal to the actual management fees incurred; and

(b)          the denominator is the aggregate amount of principal (if any) and interest due and payable on the Loan and the Mezzanine Loan in the aggregate.

“Debt Yield” shall mean a ratio for the applicable Test Period in which:

(a)          The numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, with Net Operating Income being calculated using annualized monthly base rents as determined pursuant to clause (i) of the definition of “Gross Income from Operations” and as set forth in the rent rolls last delivered to Lender in accordance with the terms of this Agreement for the calendar month immediately following the date of determination for the applicable Test Period multiplied by twelve (12), without deduction for (i) actual management fees incurred in connection with the operation of the Properties, or (ii) amounts paid to the Reserve Funds, less (A) management fees for the Properties other than the Viceroy Property equal to the greater of (1) assumed management fees of $1,000,000 and (2) the actual management fees incurred, and (B) management fees for the Viceroy Property equal to the actual management fees incurred; and

(b)          The denominator is the outstanding principal balance of the Loan and the outstanding principal balance of the Mezzanine Loan in the aggregate.

“Debt Yield Cure” shall mean (i) the achievement of a Debt Yield equal to or greater than 6.5% for the applicable Test Period, as reasonably determined by Lender, or (ii) Borrower prepays the Loan and Mezzanine Borrower prepays the Mezzanine Loan in connection with releases of Individual Properties in accordance with the terms and conditions of Section 2.5.2 hereof (and, with respect to Mezzanine Borrower, Section 2.5.2 of the Mezzanine Loan Agreement) or otherwise prepays the Loan in accordance with Section 2.4.1 hereof (and, with respect to Mezzanine Borrower, Section 2.4.1 of the Mezzanine Loan Agreement), the effect of which is that had the reduced aggregate principal balance of the Loan and the Mezzanine Loan been in effect for the applicable Test Period, the Debt Yield based solely on the remaining Properties (and disregarding any Individual Property or Properties released in accordance with the terms and conditions of Section 2.5.2 hereof) during such applicable Test Period would have been in excess of 6.5%; or (iii) Borrower delivers to Lender a Letter of Credit having a face amount equal to the amount necessary to cause the Debt Yield for the applicable Test Period to equal at least 6.5%, as if such amount of such Letter of Credit had been applied pro-rata to the reduction of the principal balance of the Loan and the Mezzanine Loan, it being understood that any Letter of Credit deposited with Lender pursuant to this clause (iii) shall be held as additional collateral for the Loan and shall only be returned to Borrower upon the earlier of (A) the date Lender determines that the Debt Yield is at least 6.5% for the applicable Test Period without giving effect to such Letter of Credit and (B) payment in full of the Debt.

“Debt Yield Trigger Event” shall mean (i) prior to the Initial Maturity Date, a Debt Yield of less than 6.5% for the applicable Test Period, as reasonably determined by Lender and (ii) for the period beginning on the date immediately following the Initial Maturity Date and ending on the Extended Maturity Date, a Debt Yield of less than 6.5% on any date of determination for the applicable Test Period, as reasonably determined by Lender.

“Debt Yield Trigger Period” shall mean the period commencing on the occurrence of a Debt Yield Trigger Event and continuing until the occurrence of a Debt Yield Cure.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Interest Rate.

“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the oftwenty-second (22nd) day of the calendar month in which such Interest Period commences.

“Disclosure Document” shall mean, collectively, any written materials used or provided to Lender, any prospective investors and/or the Rating Agencies in connection with any public offering or private placement in connection with a Securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other similar offering documents, marketing materials or written information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member states of the European Union, Iceland, Liechtenstein and Norway.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which complies with the definition of Eligible Institution and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either (i) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s) or (ii) KeyBank, National Association in its capacity as a party to the Cash Management Agreement for so long as KeyBank, National Association is not downgraded from the long term unsecured debt obligations and short term unsecured debt obligations ratings assigned to KeyBank, National Association by the Approved Rating Agencies as of the Closing Date.

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law.

“Employment Related Laws and Obligations” shall mean all federal, state and local laws, regulations, ordinances, common law, orders, judgments, decrees, awards, collective bargaining agreements, CBA Multiemployer Plans, or the findings of any arbitrator, court or governmental entity, relating to, touching upon or concerning the employment of the employees who perform work in connection with the operation of the Property, including relating to the hiring, firing and treatment of employees, or any legal obligation or duty regarding employment practices, terms and conditions of employment, equal opportunity, non-discrimination, discharge, immigration, anti-harassment, anti-retaliation, whistle blowing, compensation, wages, overtime payments, hours, benefits, collective bargaining, income tax withholding, the payment of social security and other similar payroll taxes, pension plans, the modification or termination of benefit plans and retiree health insurance plans, policies, programs and agreements, occupational safety and health, workers compensation or other similar benefits and payments on account of occupational illness and injuries, employment contracts, collective bargaining agreements, grievances originating under the collective bargaining agreements, wrongful discharge, torts related to the workplace such as invasion of privacy, infliction of emotional distress, defamation, and slander.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall have the meaning set forth in the Environmental Indemnity.

“Environmental Reports” shall mean each environmental site assessment report delivered to Lender in connection with the closing of the Loan, satisfactory in form and substance to Lender.

“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Borrower, and which (i) is used at or in connection with the Improvements or such Individual Property or (ii) is located thereon or therein, including (without limitation) all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Purchase” shall have the meaning set forth in Section 7.9.1 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any Person that for purposes of Title IV of ERISA is a member of the Borrower’s, Operating Lessee’s or Guarantor’s controlled group, under common control with the Borrower, Operating Lessee or Guarantor, within the meaning of Section 414 of the Code.

“ERISA Event” shall mean, with respect to Borrower, Guarantor, Operating Lessee, any ERISA Affiliate thereof or the Property, (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”); (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower, the Guarantor, or any ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA, which could reasonably be expected to result in liability under Section 4063 or 4064 of ERISA; (e) the withdrawal by the Borrower, the Guarantor, or any ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower, the Guarantor, or any ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (j) the receipt by the Borrower, the Guarantor, or any ERISA Affiliate of any notice concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 2.6.2(b) hereof.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6.1 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.

“Excluded Taxes” shall mean any of the following Impositions imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Impositions imposed on or measured by net income (however denominated), franchise Impositions, and branch profits Impositions, in each case, (i) imposed as a result of Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Imposition (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Impositions imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7 hereof, amounts with respect to such Impositions were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Impositions attributable to such Lender’s failure to comply with Section 2.7(e) and (d) any U.S. federal withholding Impositions imposed under FATCA.

“Extended Maturity Date” shall mean December 20, 2018.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations thereunder, published guidance with respect thereto, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder).

“FF&E” shall mean, with respect to the Viceroy Property, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Viceroy Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, and all other customary hotel equipment and other tangible property in each of the foregoing cases owned by Borrower, or in which Borrower or has or shall have an interest, now or hereafter located at the Viceroy Property and useable in connection with the present or future operation and occupancy of the Viceroy Property; provided, however, that FF&E shall not include (a) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms, or (b) items owned by tenants or by third party operators.

“FF&E Expenditures” shall mean, with respect to the Viceroy Property, all renovations, refurbishing, replacements of, or additions to, FF&E, and any special projects designed to maintain the Improvements in a condition consistent with the condition thereof as of the Closing Date, including without limitation, renovation of the guest room areas, public space, food and beverage facilities, spa or recreational facilities, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the Improvements. The term “FF&E Expenditures” shall not include any program of capital improvements involving an addition to the Improvements, or designed to substantially upgrade or change the nature or image of the Improvements (as opposed to a renovation or refurbishing which might take place as part of the normal or cyclical upkeep of the Improvements) unless consented to by Lender (such consent not to be unreasonably withheld, conditioned or delayed).

“FF&E Reserve Account” shall have the meaning set forth in Section 7.10.1 hereof.

“FF&E Reserve Funds” shall have the meaning set forth in Section 7.10.1 hereof.

“FF&E Reserve Monthly Deposit” shall have the meaning set forth in Section 7.10.1 hereof.

“Fiscal Quarter” shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land and the Improvements forming part of the Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Floating Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the Spread.

“Floating Interest Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the Floating Interest Rate.

“Foreign Benefit Arrangement” shall mean any agreement, contract, program, undertaking, understanding or other arrangement that, if in the form of a plan or a fund, would be a Foreign Plan.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Plan” shall mean any plan or fund (including, without limitation, any superannuation fund) established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower, Guarantor or one or more of their respective subsidiaries primarily for the benefit of employees of the Borrower, Guarantor or such subsidiaries residing outside the United States, which plan or fund provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Funding Borrower” shall have the meaning set forth in Section 10.30(c) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Income from Operations” shall mean, during any period, all income as reported on the financial statements delivered by Borrower in accordance with this Agreement, computed in accordance with GAAP (but without straight-lining of rents), derived from the ownership and operation of the Properties, in the aggregate, from whatever source during such period, including, but not limited to, (i) Rents from Tenants that are in occupancy, open for business and paying full contractual rent without right of offset or credit (including, with respect to Leases with a term of five (5) years or less, up to a maximum period of six (6) months of free rent and, with respect to Leases with a term greater than five (5) years, up to a maximum period of twelve (12) months of free rent), (ii) utility charges, (iii) escalations, (iv) forfeited security deposits, (v) interest on credit accounts, (vi) service fees or charges, (vii) license fees, (viii) parking fees, (ix) rent concessions or credits, (x) income from vending machines, (xi) business interruption or other loss of income or rental insurance proceeds, (xii) other required pass-throughs and (xii) interest on Reserve Accounts, if any, but excluding (i) Rents from month-to-month Tenants (other than income received pursuant to that certain Management Agreement, dated as of November 26, 2013, by and between ARC NYWSHST001, LLC and Laight Street Parking LLC), Tenants during a free-rent period (except, with respect to Leases with a term of five (5) years or less, up to a maximum period of six (6) months of free rent and, with respect to Leases with a term greater than five (5) years, up to a maximum period of twelve (12) months of free rent), or Tenants that are included in any Bankruptcy Action, (ii) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (iii) refunds and uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) Insurance Proceeds (other than business interruption or other loss of income or rental insurance), (vi) Condemnation Proceeds, (vii) unforfeited security deposits, (viii) utility and other similar deposits, (ix) any disbursements to Borrower from the Reserve Funds, if any, and (x) payments made to Borrower pursuant to the Interest Rate Cap Agreement. Gross income shall not be diminished as a result of the Security Instruments or the creation of any intervening estate or interest in the Properties or any part thereof. With respect to the Viceroy Property, “Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower, Operating Lessee or Manager, or the Tenant with respect to the restaurant and/or rooftop space to the extent such income is payable to Borrower, Operating Lessee or Manager under the applicable Lease for any such space, for the use, occupancy or enjoyment of the Viceroy Property, or any part thereof, or received by Borrower or Manager for the sale of any goods, services or other items sold on or provided from the Viceroy Property in the ordinary course of the Viceroy Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Viceroy Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Viceroy Property even though rendered outside of the Viceroy Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Viceroy Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Viceroy Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition if received in the ordinary course of the Viceroy Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Viceroy Property (other than net receipts from the Tenant with respect to the restaurant and/or rooftop space); (2) consideration received at the Viceroy Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Viceroy Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Viceroy Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Viceroy Property employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Viceroy Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Viceroy Property in the ordinary course of business; and (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Ground Lease” shall mean, with respect to the Viceroy Property, that certain Ground Lease, dated as of January 25, 2008, between AREP FIFTY-SEVENTH LLC, as ground lessee, and Ricland, L.L.C., as ground lessor, as amended by that certain First Amendment to Ground Lease, dated as of June 15, 2010, by and between Ricland, L.L.C. and AREP FIFTY-SEVENTH LLC, that certain Possession Date Agreement, dated as of July 1, 2010, by and between Ricland, L.L.C. and AREP FIFTY-SEVENTH LLC and that certain Second Amendment to Ground Lease, dated as of September 16, 2013, by and between Ricland, L.L.C. and AREP FIFTY-SEVENTH LLC, as assigned and assumed by that certain Assignment and Assumption of Ground Lease made by AREP FIFTY-SEVENTH LLC, as assignor, to ARC NY120W5701, LLC, as assignee, dated as of November 18, 2013 and recorded on November 22, 2013 in the Office of the City Register of the City of New York (the “City Register”) as CRFN 2013000483478, as evidenced by that certain Memorandum dated as of July 1, 2010 and recorded on July 29, 2010 in the City Register as CRFN 2010000254160 and that certain Amended and Restated Memorandum dated as of September 16, 2013, not yet recorded in the City Register, and including any estoppel certificate issued by Ground Lessor for the benefit of Lender with respect thereto, as the same may be further amended, restated, replaced or otherwise modified from time to time, in accordance with the terms hereof.

“Ground Lessor” shall mean the lessor under the Ground Lease.

“Ground Lease Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Lease Reserve Fund” shall have the meaning set forth in Section 7.5.1 hereof.

“Ground Rent” shall have the meaning set forth in Section 7.5.1 hereof.

“Guarantor” shall mean New York REIT, Inc., a Maryland corporation.

“Guarantor Financial Covenants” shall have the meaning set forth in the Guaranty.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantor to Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“Impositions” shall have the meaning set forth in Section 2.7(a) hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Security Instruments with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean Agent, Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Security Exchange Act, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, any Person who may hold or acquire or will have held a full or partial direct interest in the Loan secured hereby (including, but not limited to, investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial direct interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, representatives involved in the origination of the Loan, contractors involved in the origination of the Loan, affiliates, subsidiaries, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires a full or partial direct interest in the Loan, whether during the term of the Loan or as a part of a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean (a) Impositions, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower or Operating Lessee and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a)          a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than serving as an Independent Director of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b)          a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

(c)          a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)          a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Individual Property” shall mean each parcel of real property set forth on Schedule III attached hereto, the Improvements thereon and all personal property owned by an Individual Borrower (or leased pursuant to the Ground Lease or the Master Lease) and encumbered by the applicable Security Instruments, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Security Instrument and referred to therein as the “Property”.

“Initial Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Initial Maturity Date” shall mean December 20, 2017 or such earlier date on which the final payment of the Notes becomes due and payable as therein or herein provided whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intellectual Property” shall have the meaning set forth in Section 4.1.45(b) hereof.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, by and between Agent and Mezzanine Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, including the Maturity Date, the period commencing on and including the twentieth (20th) day of the prior calendar month and ending on and including the nineteenth (19th) day of the calendar month in which such Payment Date occurs. The Interest Period for the Payment Date on January 20, 2017 shall be the period commencing on the Closing Date, and ending on and including January 19, 2017.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.4 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.8 and Section 2.8 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“Issuing Bank” shall mean a bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A-” by S&P, “A3” by Moody’s or equivalent ratings from other Approved Rating Agencies.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of an Individual Borrower or Operating Lessee (other than the Ground Lease, Master Lease and Operating Lease), and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Operating Lessee, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender Indemnitees” shall have the meaning set forth in Section 10.13(b) hereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Agent and entitling Agent to draw thereon based solely on a statement executed by an officer of Agent stating that it has the right to draw thereon under this Agreement, and issued by a domestic Issuing Bank or the U.S. agency or branch of a foreign Issuing Bank, or if there are no domestic Issuing Banks or U.S. agencies or branches of a foreign Issuing Bank then issuing letters of credit, then such letter of credit may be issued by an Eligible Institution, and upon which letter of credit Agent shall have the right to draw in full: (a) if Agent has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Agent has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Issuing Bank or meet the rating requirement set forth above unless Borrower replaces the Letter of Credit with a replacement Letter of Credit from an Issuing Bank satisfying the requirements of this Agreement within such thirty (30)-day period.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, subject to manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting any Individual Borrower, Operating Lessee, any Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances on such Individual Property.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Instruments, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Cash Management Agreement, the Lockbox Agreement, the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement, the Pledge Agreement and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.

“Lockbox Agreement” shall mean that certain Lockbox - Deposit Account Control Agreement, dated the date hereof, among Borrower, Operating Lessee (as applicable), Agent and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean KeyBank, National Association, or another Eligible Institution selected by Borrower, subject to Lender’s prior reasonable written consent.

“Major Lease” shall mean any Lease (a) which, either individually or when taken together with any other Lease with the same Tenant or its Affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such Lease, demises or is expected to demise in excess of 50,000 rentable square feet in the Improvements for office use, (b) for a single tenant in a single-tenant building, (c) contains an option or preferential right to purchase all or any Individual Property, (d) is with an Affiliate of Borrower as Tenant, or is not the result of arm’s-length negotiations, or (e) is entered into during the continuance of an Event of Default.

“Management Agreement” shall mean each management agreement entered into by and between Borrower or Operating Lessee (as applicable) and the Manager, pursuant to which the Manager is to provide management and other services with respect to such Individual Property as set forth on Schedule VIII attached hereto, or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing such Individual Property in accordance with the terms and provisions of this Agreement, in each case as the same may be amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Manager” shall mean each of the entities listed on Schedule VIII attached hereto, or, if the context requires, a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement and the applicable Management Agreement.

“Master Lease” shall mean, with respect to the 350 Bleecker Street Property, that certain Agreement of Lease, dated as of July 31, 1985, by and between Bleecker Charles Company, as master lessee, and 350 Bleecker Street Apartment Corp., as master lessor, as amended by that certain First Amendment to Lease, dated as of January 31, 2012, by and between Bleecker Charles Company and 350 Bleecker Street Apartment Corp. and that certain Second Amendment to Lease, dated as of December 11, 2012, by and between Bleecker Charles Company and 350 Bleecker Street Apartment Corp., and as assigned from Bleecker Charles Company to ARC NY350BL001, LLC pursuant to that certain Assignment and Assumption of Master Lease, dated as of December 28, 2012, and including any estoppel certificate issued by Master Lessor for the benefit of Lender with respect thereto, as the same may be further amended, restated, replaced or otherwise modified from time to time, in accordance with the terms hereof.

“Master Lessee” shall mean shall mean shall mean ARC NY350BL001, LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns pursuant to this Agreement.

“Master Lessor” shall mean the lessor under the Master Lease.

“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, assets, or condition (financial or otherwise) of Borrower, Operating Lessee, Guarantor, or any Individual Property, (ii) the ability of Borrower, Operating Lessee or Guarantor to perform its obligations under any Loan Document to which it is a party, (iii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the rights, interests and remedies of Lender under any Loan Document against any Individual Property or (iv) the value, use or operation of any Individual Property.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of the Extension Option described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Notes becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration or otherwise, or such other date on which the final payment of principal of the Notes becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Agent” shall have the meaning given to the term “Agent” in the Mezzanine Loan Agreement.

“Mezzanine Borrower” shall mean, individually and/or collectively, as the context requires, each of the entities listed on Schedule II attached hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns.

“Mezzanine Deposit Account” shall have the meaning given to the term “Mezzanine Deposit Account” in the Mezzanine Loan Agreement.

“Mezzanine Extension Option” shall have the meaning given to the term “Extension Option” in the Mezzanine Loan Agreement.

“Mezzanine Lender” shall have the meaning given to the term “Lender” in the Mezzanine Loan Agreement.

“Mezzanine Loan” shall mean that certain loan in the original principal amount of TWO HUNDRED SIXTY MILLION and 00/100 Dollars ($260,000,000.00) made of even date herewith by Mezzanine Lender to Mezzanine Borrower.

“Mezzanine Loan Agreement” shall mean that certain Mezzanine Loan Agreement, dated as of the date hereof, by and among Mezzanine Borrower, Mezzanine Agent, Column Financial Inc., as initial lender, and Mezzanine Lender, as acknowledged and agreed to by ARC NY120W5701 TRS Mezz, LLC, a Delaware limited liability company (solely with respect to certain terms and conditions specified therein), as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine Loan Documents” shall have the meaning given to the term “Loan Documents” in the Mezzanine Loan Agreement.

“Mezzanine Loan Event of Default” shall have the meaning given to the term “Event of Default” in the Mezzanine Loan Agreement.

“Mezzanine Monthly Debt Service Payment Amount” shall have the meaning given to the term “Monthly Debt Service Payment Amount” in the Mezzanine Loan Agreement.

“Mezzanine Pledge Agreement shall have the meaning given to the term “Pledge Agreement” in the Mezzanine Loan Agreement.

“Mezzanine Release Amount” shall have the meaning given to the term “Release Amount” in the Mezzanine Loan Agreement.

“Mezzanine Release Collateral” shall have the meaning given to the term “Release Collateral” in the Mezzanine Loan Agreement.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower, Operating Lessee, Guarantor or any ERISA Affiliate could have any obligation or liability, contingent or otherwise.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that has two or more contributing sponsors, as defined in Section 4001(a)(13) of ERISA, at least two of which are not under common control, as determined pursuant to Section 4001(a)(14)(B) of ERISA and (a) is maintained for employees of the Borrower, Operating Lessee, Guarantor or any ERISA Affiliate, or (b) was so maintained, and in respect of which the Borrower, Operating Lessee, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Flow” shall mean, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.3(b) hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.3(b) hereof.

“Note” or “Notes” shall mean, individually and/or collectively as the context requires, each promissory note set forth on Schedule XV attached hereto, in the principal amount set forth on Schedule XV attached hereto, made by Borrower in favor of Initial Lender, as the same may have been or may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time.

“O&M Program” shall mean each operations and maintenance program set forth on Schedule XIII attached hereto, as the same may be amended, replaced, supplemented or otherwise modified from time to time.

“Obligations” shall mean Borrower’s obligation to pay the Debt, Borrower’s obligation to perform its obligations under the Notes, this Agreement and the other Loan Documents and Operating Lessee’s obligation to perform its obligations under this Agreement and, as applicable, the other Loan Documents.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or Operating Lessee, as applicable, which is signed by an authorized senior officer of Borrower or Operating Lessee, as applicable.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, Ground Rent, bad debt, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, debt service under the Mezzanine Loan, Capital Expenditures, and contributions to the Reserve Funds. With respect to the Viceroy Property, “Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Viceroy Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan and any debt service under the Mezzanine Loan, (iii) any Capital Expenditures in connection with the Viceroy Property, or (iv) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole expense), incurred by Borrower or Manager pursuant to the applicable Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms), Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Viceroy Property to the appropriate operating departments; (b) salaries and wages of personnel of the Viceroy Property, including costs of payroll taxes and employee benefits; (c) the cost of all other goods and services obtained by Borrower or Manager in connection with its operation of the Viceroy Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Viceroy Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Viceroy Property (as distinguished from any property damage insurance on the Viceroy Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks; (f) all Taxes and Other Charges (other than federal, state or local income taxes or the equivalent) payable by or assessed against Borrower, Operating Lessee or Manager with respect to the operation of the Viceroy Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Viceroy Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities; provided, however, that if such costs and expenses have not been included in an approved budget, then if such costs exceed $5,000 in any one instance the same shall be subject to approval by Lender not to be unreasonably withheld; (i) all expenses for advertising the Viceroy Property and all expenses of sales promotion and public relations activities; (j) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system; (k) the cost associated with any retail Leases; (l) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the applicable Management Agreement, but excluding any amounts paid or payable by Manager and not reimbursable under the applicable Management Agreement; and (m) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Viceroy Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean, with respect to the Viceroy Property, that certain Lease Agreement, dated as of November 18, 2013, by and between Operating Lessor and Operating Lessee, as amended by that certain First Amendment of Lease, dated as of December 20, 2016, by and between Operating Lessor and Operating Lessee, as the same may be amended, restated, replaced, supplemented or modified from time to time, in accordance with the terms hereof.

“Operating Lessee” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Operating Lessor” shall mean ARC NY120W5701, LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns, as lessor, pursuant to the Operating Lease and this Agreement.

“Operating Pledgor” shall mean ARC NY120W5701 TRS Mezz II, LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns pursuant to this Agreement.

“Operating Rent” shall mean all rent and other amounts due to Operating Lessor under the Operating Lease with respect to the Viceroy Property.

“Other Charges” shall mean all Ground Rent (other than Operating Rent), maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Connection Taxes” shall mean Impositions imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Imposition (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Impositions that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Impositions that are Other Connection Taxes imposed with respect to an assignment.

“PACE Loan” shall mean any Property-Assessed Clean Energy loan or any similar financing.

“Participant Register” shall have the meaning set forth in Section 9.1.4(b) hereof.

“Participation” shall have the meaning set forth in Section 9.1.4(a) hereof.

“Payment Date” shall mean the twentieth (20th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“PBGC” shall have the meaning assigned to that term in the definition of ERISA Event.

“Permitted Encumbrances” shall mean, with respect to each Individual Property, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (other than Liens securing a PACE Loan), (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, and (e) the Lien of the Pledge Agreement, the Mezzanine Loan Documents, any mezzanine loan entered into pursuant to Section 9.1.3(b) hereof and any Mezzanine Pledge Agreement.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)          obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates) and the U.S. Department of Housing and Urban Development (local authority bonds); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have any qualifier affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(ii)         Federal Housing Administration debentures having maturities of not more than 365 days;

(iii)        obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated system-wide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have any qualifier affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D) must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(iv)        federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) (and if the term is between one and three months rated at least A1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies; provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have any qualifier affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (D)  must not be subject to liquidation prior to their maturity and (E) must have maturities of not more than 365 days;

(v)         intentionally omitted;

(vi)        debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have any qualifier affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)       commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating (and if the term is between one and three months rated at least A1 by Moody’s) and, if it has a term in excess of three months, the long-term debt obligations of which are rated AAA (or the equivalent) by each of the Rating Agencies; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have any qualifier affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)      units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)         any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of each Security Instrument.

“Physical Condition Reports” shall mean each property condition report delivered in connection with the closing of the Loan, satisfactory in form and substance to Lender.

“Plan” shall mean a Single Employer Plan, a Multiple Employer Plan or a Multiemployer Plan.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement (Operating Lease), dated as of the date hereof, from Operating Pledgor to Agent, with respect to 100% of the direct equity interests in Operating Lessee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Securities” shall mean the “Pledged Securities” as such term is defined in the Pledge Agreement.

“Policies” or “Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in such published prime rate to be effective as of the date of the relevant change in such published prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender. Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error. Notwithstanding the foregoing, in no event shall Prime Rate be less than zero.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Property” or “Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, to the extent the same is encumbered by one or more Security Instrument and has not been released therefrom pursuant to the terms hereof.

“Provided Information” shall mean any and all financial and other written information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, Borrower, Guarantor and/or Manager.

“Qualified Manager” shall mean either (a) Manager; or (b) any reputable and experienced New York City-recognized or nationally-recognized property management organization (which may be an Affiliate of Borrower) that satisfies the following criteria: (i) possesses at least five (5) years’ experience managing properties similar in size, class, use and operation as the Properties, (ii) manages at least 5,000,000 square feet of rentable space for properties similar in size, class, use and operation as the Properties and (iii) has not been a party to a Bankruptcy Action or taken advantage of any law under the Bankruptcy Code for the benefit of debtors within the seven (7) years prior to the date of determination; or (c) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Properties, or otherwise reasonably approved by Lender; or (d) any of those certain property management organizations set forth on Schedule XIV attached hereto, provided that, with respect to clauses (b) and (c) only, if required by Lender after a Securitization, Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such Manager and its management of the Property.

“Radius” shall have the meaning set forth in Section 6.1(c) hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS and Morningstar, or any other nationally recognized statistical rating agency which has assigned a rating to the Securities.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency with respect to a Securitization immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Approved Rating Agencies would issue a Rating Agency Confirmation, provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“Register” shall have the meaning set forth in Section 9.3(e) hereof.

“Regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency or department.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 10.30(c) hereof.

“Release” shall have the meaning set forth in the Environmental Indemnity.

“Release Amount” shall mean, in connection with a release pursuant to Section 2.5.2 hereof of any Individual Property, the following amount: (i) if $100,000,000.00 or less has been prepaid pursuant to Section 2.5.2 of this Agreement, then one hundred percent (100%) of the Allocated Loan Amount of each such Individual Property(ies) being released, or (ii) if more than $100,000,000.00 has been prepaid pursuant to Section 2.5.2 of this Agreement, then one hundred ten percent (110%) of the Allocated Loan Amount of each such Individual Property being released thereafter.

“Release Date” shall have the meaning set forth in Section 2.5.2(a) hereof.

“Release Property” shall have the meaning set forth in Section 2.5.2 hereof.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower or Operating Lessee (or to the Manager for the account of Borrower or Operating Lessee) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or Operating Lessee or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, with respect to the Viceroy Property, all hotel receipts (including, without limitation, percentage rents), revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, Operating Lessee or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, reasonably acceptable to Lender, from an Acceptable Counterparty with terms substantially similar to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.8(c); provided that, after a Securitization, to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) a management agreement with a Qualified Manager, which management agreement shall be subject to Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and, following a Securitization, a Rating Agency Confirmation with respect to such Manager and its management of the Properties from the applicable Approved Rating Agencies; and (b) an assignment of management agreement and subordination of management fees substantially in the form delivered to Lender on the Closing Date (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower or Operating Lessee (as applicable) and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Lender Threshold” shall have the meaning set forth in Section 9.3(a) hereof.

“Required Repairs” shall have the meaning set forth in Section 5.1.39(a) hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Reserve Fund, the Replacement Reserve Fund, the Rollover Reserve Fund, the Excess Cash Flow Reserve Fund, the FF&E Reserve Fund, the Ground Lease Reserve Fund, the Common Charge Reserve Fund and any other escrow fund established pursuant to the Loan Documents; provided, however, in no event shall the WWP Fund be a Reserve Fund.

“Resolution Authority” means anybody which has authority to exercise any Write-down and Conversion Powers.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean, collectively (a) Borrower, Mezzanine Borrower, Operating Lessee, Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, direct or indirect legal or beneficial owner of, Borrower, Mezzanine Borrower, Operating Lessee, Guarantor, any Affiliated Manager or any non-member manager.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect, including, without limitation, any merger or consolidation of Guarantor.

“Second Priority Security Instrument” shall mean that certain Second Priority Fee and Leasehold Mortgage and Security Agreement, dated as of the date hereof, executed and delivered by the Borrower and Operating Lessee, as security for the Loan and encumbering the Properties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Securities” shall have the meaning set forth in Section 9.1.1(a) hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1.1(a) hereof.

“Security Instrument” shall mean, individually and/or collectively as the context may require, (i) with respect to each Individual Property, that certain first priority mortgage, dated as of the date hereof, executed and delivered by the applicable Borrower and, with respect to the Viceroy Property, Operating Lessee, encumbering such Individual Property, and (ii) with respect to the Properties, the Second Priority Security Instrument, as each may be amended, restated, replaced, supplemented or otherwise modified from time to time. With respect to any Note, the defined term “Security Instrument” or “Security Instruments” when used therein shall mean and refer only to those certain Security Instruments listed on Schedule XV attached hereto next to the corresponding Note.

“Series A Notes” shall mean, collectively, each Note set forth on Schedule XV attached hereto identified as a Series A Note.

“Series B Notes” shall mean, collectively, each Note set forth on Schedule XV attached hereto identified as a Series B Note.

“Servicer” shall have the meaning set forth in Section 9.6 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“SFHA” shall have the meaning set forth in Section 6.1(a)(i) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 3(41) or Section 4001(a)(15) of ERISA, as applicable, that is not a Multiple Employer Plan and (a) is maintained for employees of the Borrower, Guarantor or any ERISA Affiliate, or (b) was so maintained, and in respect of which the Borrower, Guarantor or any ERISA Affiliate could have liability under Sections 4062-4069 of ERISA in the event such plan has been or were to be terminated.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, at all times on and after the date hereof, has complied with (and with respect to clauses (b), (c), (v), (ee), (pp) and (rr) below, at all times since the date of its formation) and shall at all times comply with the following requirements unless it has received prior consent (not to be unreasonably withheld, delayed or conditioned) to do otherwise from Lender or a permitted administrative agent thereof, and, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, in each case:

(a)          is and shall be organized solely for the purpose of (i) in the case of Borrower and Operating Lessee, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the related Individual Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the related Individual Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) in the case of Operating Pledgor, owning, holding, selling, transferring, exchanging and managing the Collateral, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b)          has not engaged and shall not engage in any business unrelated to (i) in the case of Borrower and Operating Lessee, the acquisition, development, ownership, management or operation of the related Individual Property, or (ii) in the case of Operating Pledgor, the applicable purposes set forth in clause (a)(ii) above;

(c)          has not owned and shall not own any real property other than, in the case of each Individual Borrower, the related Individual Property;

(d)          does not have, shall not have and at no time had any assets other than (i) in the case of Borrower and Operating Lessee, the related Individual Property and personal property necessary or incidental to its ownership and operation of such Individual Property, (ii) in the case of Operating Pledgor, the (A) Collateral and (B) cash, cash equivalents and accounts receivable and (iii) any other assets expressly permitted to be owned pursuant to this Agreement;

(e)          has not engaged in, sought, consented to or permitted and shall not engage in, seek, consent to or permit (i) any dissolution, winding up, liquidation, consolidation or merger, (ii) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (iii) in the case of Operating Pledgor, any transfer of the Collateral;

(f)          shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(g)          if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (i) is a corporation or single-member Delaware limited liability company, (ii) has two (2) Independent Directors, and (iii) holds a direct interest as general partner in the limited partnership of not less than one-half of one percent (0.5%);

(h)          if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Bankruptcy Action either with respect to itself;

(i)          if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(j)          if such entity is a single-member limited liability company, (i) is and shall be a Delaware limited liability company (except with respect to 50 Varick LLC, which is and shall be a Delaware or New York limited liability company), (ii) has and shall have at least two (2) Independent Managers serving as managers of such company, (iii) shall not take any action requiring the unanimous affirmative vote of the managing member and the Independent Directors and shall not cause or permit the members or managers of such entity to take any action requiring the unanimous affirmative vote of the managing member and the Independent Directors unless two (2) Independent Directors then serving as managers of the company shall have consented in writing to such action, and (iv) has and shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(k)          has not and shall not (and, if such entity is (i) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provides that such entity shall not) (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets except as expressly permitted under the Loan Documents; (C) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (D) without the affirmative vote of two (2) Independent Directors take any Bankruptcy Action;

(l)          intends at all times to be solvent and has paid and intends to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;

(m)          has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(n)          (i) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person; provided, however, each Individual Borrower’s assets may be included in a consolidated financial statement of its Affiliates if (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of such Individual Borrower and such Affiliates and, except with respect to its co-borrowers hereunder, that such Individual Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (B) such assets shall be listed on each Individual Borrower’s own separate balance sheet, and (ii) to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that such Individual Borrower (x) is required by law to file consolidated tax returns or (y) is treated as a “disregarded entity” for tax purposes and are not required to file tax returns under applicable law;

(o)          has maintained and shall maintain its own records, books, resolutions and agreements;

(p)          has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person other than as co-borrowers under the Loan and the loan being repaid as of the date hereof;

(q)          has held and shall hold its assets in its own name;

(r)          has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower or Operating Lessee (as applicable), except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower or Operating Lessee (as applicable);

(s)          (i) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (ii) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (iii) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or, with respect to the Viceroy Property, the Uniform System of Accounts; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

(t)          has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;

(u)          has observed and shall do all things necessary to observe all partnership, corporate or limited liability company formalities, as applicable;

(v)         has not incurred any Indebtedness other than (i) acquisition financing with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property (including the Loan) and revolving and term credit facilities; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, all of which have been repaid in full, (ii) unsecured trade payables and operational debt not evidenced by a note and not outstanding for more than sixty (60) days incurred in the ordinary course of business in an amount not to exceed two percent (2%) of the initial principal amount of the Loan and the Mezzanine Loan, (iii) Indebtedness incurred in the financing of equipment and other personal property used on the related Individual Property;

(w)          shall not incur any Indebtedness other than (i) the Loan, (ii) liabilities incurred in the ordinary course of business relating to the ownership and operation of the related Individual Property and the routine administration of related Individual Borrower, in amounts not to exceed two percent (2%) of the principal amount of the Loan and Mezzanine Loan which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due, and which amounts are normal and reasonable under the circumstances, and (iii) such other liabilities that are expressly permitted pursuant to this Agreement;

(x)          except as required by this Agreement or the other Loan Documents, has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets or any direct or indirect interest in or rights to distributions from Borrower to secure the obligations of any other Person (other than the Pledge Agreement by Operating Pledgor);

(y)          has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate (except, in the case of Operating Pledgor, the Pledged Securities) ;

(z)          has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(aa)         has maintained and used and shall maintain and use, to the extent reasonably necessary for the operation of its business, separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated in writing as being the Special Purpose Entity’s agent;

(bb)         has not pledged and shall not pledge its assets or any direct or indirect interest in or rights to distributions from Borrower to secure the obligations of any other Person other than with respect to loans secured by the related Individual Property and the equity interests in Operating Lessee and no such pledge remains outstanding except to Lender to secure the Loan;

(cc)         has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity (recognizing that any Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law) under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower or Operating Lessee (as applicable) and not as a division or part of any other Person,

(dd)         has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(ee)         has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(ff)         has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(gg)         other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except for this Loan, the loan being repaid as of the date hereof and in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(hh)         except as expressly provided in this Agreement or in the other Loan Documents, has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(ii)         has considered and shall consider the interests of its creditors in connection with all corporate, limited liability company or limited partnership actions;

(jj)         has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents;

(kk)         has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that Operating Pledgor may acquire and hold its interest in Operating Lessee;

(ll)         has complied and shall comply in all material respects with all of the terms and provisions contained in its organizational documents.

(mm)         intentionally omitted;

(nn)         has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(oo)         is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(pp)         has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority;

(qq)         is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(rr)         except as set forth in the Recycled Special Purpose Entity Certificate delivered to Lender on the Closing Date, has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(ss)         has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(tt)         has no material contingent or actual obligations not related to the Property.

“Spread” shall mean, with respect to each Note, the amounts set forth on Schedule XV attached hereto, as the same may be increased pursuant to Section 2.8(g) hereof, or reallocated pursuant to Section 9.1.1(c) hereof.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean (i) with respect to the initial term of the Loan, three percent (3%) and (ii) with respect to the Extension Period, if any, such strike price which will cause the Debt Service Coverage Ratio to be no less than 1.20:1.00 on the first day of the Extension Period (based upon the trailing twelve (12) month period immediately preceding the first day of the Extension Period).

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State and reasonably satisfactory to Lender and the company or companies issuing the related Title Insurance Policy, and containing a certification of such surveyor reasonably satisfactory to Lender.

“Tax and Insurance Reserve Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tenant” means the lessee of all or a portion of an Individual Property under a Lease. For the avoidance of doubt, “Tenant” shall exclude the Operating Lessee under the Operating Lease, the applicable Individual Borrower that is the tenant under the Ground Lease and the applicable Individual Borrower that is the tenant under the Master Lease.

“Tenant Direction Letter” shall mean a notice, substantially in the form of Exhibit A attached hereto (or such other form as Borrower may proffer which is reasonably acceptable to Lender), to all tenants now or hereafter occupying space at each Individual Property directing them to pay all Rents and all other sums due under the Lease to which they are a party directly into the applicable Lockbox Account.

“Test Period” shall mean each twelve (12)-month period ending on the last day of a Fiscal Quarter.

“Threshold Amount” shall have the meaning set forth in Section 5.1.22 hereof.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to such Individual Property and insuring the lien of the Security Instruments encumbering such Individual Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“TRIPRA” shall have the meaning set forth in Section 6.1(a)(ix) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Motel Association.

“Units” shall mean the “Units” as defined in the Condominium Documents.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e) hereof.

“Viceroy Litigation Amount” shall have the meaning set forth in Section 5.1.3 hereof.

“Viceroy Manager” shall have the meaning set forth in Section 5.1.38(a) hereof.

“Viceroy Property” shall mean the Individual Property located at 120 W. 57th Street, New York, New York.

“Viceroy Litigation Trigger” shall mean a breach of the covenants with respect to the Viceroy Litigation Amount made by Borrower and Operating Lessee in Section 5.1.3 hereof.

“World Wide Plaza Property” shall mean that certain real property and improvements constructed thereon located at 350 West 50th Street, New York, New York.

“Write-down and Conversion Powers” means in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation.

“WWP Account” shall have the meaning set forth in Section 7.9.1 hereof.

“WWP Fund” shall have the meaning set forth in Section 7.9.1 hereof.

“Zoning Reports” shall mean each zoning report for the Properties delivered by Borrower to Lender in connection with the closing of the Loan, reasonably satisfactory in form and substance to Lender.

Section 1.2           Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II

GENERAL TERMS

Section 2.1           Loan Commitment; Disbursement to Borrower.

2.1.1           Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2           Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3           The Notes, Security Instruments and Loan Documents. The Loan shall be evidenced by the Notes and secured by the Security Instruments, the Assignment of Lease and the other Loan Documents.

2.1.4           Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Properties, (b) pay all past-due Basic Carrying Costs and other charges, if any, with respect to the Properties, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, if any, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any Capital Expenditures and working capital requirements of the Properties, (f) to pay for the Equity Purchase, (g) to pay down the Loan in accordance with the terms and conditions set forth herein and (h) distribute the balance, if any, to Borrower to be used in Borrower’s sole discretion for any lawful purpose and in accordance with the Loan Documents.

Section 2.2           Interest Rate.

2.2.1           Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of the Loan shall accrue from (and include) the Closing Date through the end of the last Interest Period at the Floating Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued (or to be accrued) on the Loan for the related Interest Period. Absent the existence of an Event of Default, payments pursuant to this Section 2.2.1 shall be applied to interest accrued, or to be accrued for the related Interest Period in which the Payment Date occurs, to the payment of interest then due and payable for each Note, pro rata. During the continuance of an Event of Default, payments pursuant to this Section 2.2.1 shall be applied to interest accrued, or to be accrued for the related Interest Period in which the Payment Date occurs, as follows: (i) first, to the payment of interest then due and payable under each Series A Note, pro rata; (ii) second, to the payment of interest then due and payable under each Series B Note, pro rata; and (iii) lastly, to any other amounts due and unpaid pursuant to the Loan Documents.

2.2.2           Intentionally Deleted.

2.2.3           Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate for each such Note and a three hundred sixty (360) day year by (c) the outstanding principal balance of each such Note.

2.2.4           Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.4, the Loan shall bear interest at the Floating Interest Rate. The Floating Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that LIBOR for the Interest Period commencing on the Closing Date through and including January 19, 2017 shall be seven hundred thirty-seven thousandths percent (0.737%).

(b)          In the event that Lender shall have reasonably determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(c)          If, pursuant to the terms of Section 2.2.4(b) above, the Loan has been converted to a Prime Rate Loan but thereafter Lender shall reasonably determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender may give notice thereof to Borrower and convert the Prime Rate Loan back to a Floating Interest Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date. If such notice is given, the Loan shall be automatically converted, from and after the first day of the next succeeding Interest Period, to a Floating Interest Rate Loan bearing interest based on LIBOR in effect on the related Determination Date. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a Floating Interest Rate Loan to a Prime Rate Loan.

(d)          Intentionally Omitted.

(e)          If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Floating Interest Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a Floating Interest Rate Loan or to convert a Prime Rate Loan to a Floating Interest Rate Loan shall be canceled forthwith and (ii) any outstanding Floating Interest Rate Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Floating Interest Rate Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f)          In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)          shall hereafter impose, modify, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)         shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii)        shall hereafter subject Lender to any Impositions (other than (A) Indemnified Taxes, (B)  Impositions described in clauses (b) through (d) of the definition of Excluded Taxes and (C) federal income taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to materially increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.4(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.7 hereof, this provision shall survive payment of the Notes and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents. Notwithstanding the foregoing, Lender may not require payment pursuant to this Section or otherwise unless Lender, at such time, has the general policy and practice of requiring such payment from other borrowers with loans similar to the Loan (not taking the amount or recourse nature of the loan into account) with Lender.

(g)          If Lender shall have determined in good faith that any change in any requirement of law with respect to any requirement of law regarding capital adequacy or compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which Lender or such Person could have achieved but for such change in any requirement of law or compliance (taking into consideration Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, after submission by Lender to Borrower of a written request therefor, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender or such Person for such reduction. Notwithstanding the foregoing, Lender may not require payment pursuant to this Section or otherwise unless Lender, at such time, has the general policy and practice of requiring such payment from other borrowers with loans similar to the Loan (not taking the amount or recourse nature of the loan into account) with Lender.

(h)          Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a Floating Interest Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder, (ii) except in connection with a Casualty or Condemnation, any prepayment (whether voluntary or mandatory) of the Floating Interest Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Floating Interest Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the Floating Interest Rate Loan to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. The calculation of any sums which Lender is entitled to receive pursuant to this Section 2.2.4(h) shall be binding and conclusive on Borrower absent manifest error. This provision shall survive payment of the Notes in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.5           Additional Costs. Lender will use commercially reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Floating Interest Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.4, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the Floating Interest Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be materially disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.6           Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due after the expiration of any grace or cure periods contained herein which elapsed prior to the occurrence of the Event of Default.

2.2.7           Usury Savings. This Agreement, the Notes and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal on a pro rata basis among the Notes, provided that no Event of Default has occurred and is continuing, and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.8           Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, (iv) shall be for a period equal to the term of the Loan and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement and Security Agreement, dated as of the date hereof (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into either (i) the Lockbox Account if no Cash Sweep Period is then in effect, or (ii) to Lender for application to any outstanding Monthly Debt Service Payment Amount if a Cash Sweep Period is then continuing) and shall notify the Acceptable Counterparty thereunder of such assignment and shall deliver an acknowledgement thereof executed by the Acceptable Counterparty.

(b)          Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited directly into either (i) the Lockbox Account if no Cash Sweep Period is then in effect, or (ii) to Lender for application to any outstanding Monthly Debt Service Payment Amount if a Cash Sweep Period is then continuing. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)          In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency below the minimum rating set forth in the definition of “Acceptable Counterparty,” Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification. Borrower shall provide with respect to any Replacement Interest Rate Cap Agreement an assignment of interest rate cap agreement with respect thereto in the form of the Assignment of Interest Rate Cap Agreement, together with an opinion of counsel meeting with requirements of Section 2.2.8(f) hereof.

(d)          Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (i) a long-term unsecured debt rating of not less than “A-” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P, and (ii)(x) a long-term unsecured debt rating of not less than “A3” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s, the Counterparty must, within ten (10) Business Days, find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency and Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty, the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(vi) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.”” In the event that a counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to (i) deliver collateral as specified in the applicable Interest Rate Cap Agreement, or (ii) find a replacement counterparty, Borrower covenants and agrees that Borrower shall seek Lender’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Lender’s prior written approval not to be unreasonably withheld, conditioned or delayed and shall approve or consent to the foregoing upon receipt of Lender’s prior written approval.

(e)          In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(f)          In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) reasonably acceptable to Lender which shall provide, in relevant part, that:

(i)          the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii)         the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii)        all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv)        the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3           Loan Payment.

2.3.1           Monthly Debt Service Payments. Borrower shall pay to Lender on the Payment Date occurring on January 20, 2017 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to interest due for each Note, pro rata, for the related Interest Period, at the Floating Interest Rate or Prime Rate plus the Prime Rate Spread, as applicable, for such related Interest Period, and then to the principal amount of each Note due in accordance with this Agreement, pro rata, and lastly, to any other amounts due and unpaid pursuant to the Loan Documents hereto.

2.3.2           Intentionally Deleted.

2.3.3           Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include January 19, 2017. Thereafter during the term of the Loan, each Interest Period shall commence on the twentieth (20th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the nineteenth (19th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless otherwise expressly set forth herein.

2.3.4           Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Notes, the Security Instruments and the other Loan Documents.

2.3.5           Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (including the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date which is five (5) days after such payment is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instruments and the other Loan Documents to the extent permitted by Legal Requirements.

2.3.6           Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Notes shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4           Prepayments.

2.4.1           Voluntary Prepayments.

(a)          Except as otherwise provided in this Section 2.4.1, Section 2.4.2, Section 2.5.2 and Section 7.9.3 hereof, Borrower shall not have the right to prepay the Loan in whole or in part.

(b)          Borrower may prepay the Loan in whole or in part, without payment of any prepayment premium or spread maintenance premium or any other fee or penalty, provided that (a) no Event of Default exists; (b) Borrower gives Lender not less than thirty (30) and not more than sixty (60) Business Days prior written notice of the amount of the Loan that Borrower intends to prepay; and (c) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (i) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period in which such prepayment occurs, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date; and (ii) all other sums due and payable under this Agreement, the Notes, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s reasonable costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4.1(b) shall be due and payable on the proposed prepayment date.

2.4.2           Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds with respect to an Individual Property, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration of any Individual Property or otherwise deliver such Net Proceeds to Borrower, Borrower shall authorize Lender to apply such Net Proceeds (in the absence of an Event of Default) pro rata among the Loan and the Mezzanine Loan and pro rata among each Note and each note evidencing the Mezzanine Loan as a prepayment to the reduction of the outstanding principal balance of each such note until reduced to zero, in an amount equal to one hundred percent (100%) of such Net Proceeds. No prepayment premium or spread maintenance premium or any other fee or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any Net Proceeds remaining after the repayment of the Debt and the Mezzanine Loan in full shall promptly be disbursed to Borrower. Subsequent to and during the continuance of any Event of Default, prepayments made pursuant to this Section 2.4.2 shall be applied pro rata to the reduction of the outstanding principal balance of each Note until reduced to zero, and any Net Proceeds remaining after the repayment of the Debt in full shall promptly be disbursed (i) if the Mezzanine Loan (or any portion thereof) remains outstanding, to the Mezzanine Lender (pursuant to written instructions received by Lender from Mezzanine Lender) to be disbursed in accordance with the Mezzanine Loan Documents, and (ii) if the Mezzanine Loan has been paid in full, to Borrower.

2.4.3           Prepayments After Event of Default. If following an Event of Default payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan from the date the Event of Default occurred through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower, and shall in all instances include all interest which would have accrued on the amount of the Loan to be paid through and including the Payment Date next occurring following the date of such prepayment.

2.4.4           Application of Prepayments to Notes. Absent the existence of an Event of Default, any voluntary prepayments of principal under the Loan (and if the Mezzanine Loan remains outstanding, the Mezzanine Loan) (including, without limitation, (x) in connection with a release pursuant to and in accordance with Section 2.5.2 hereof and Section 2.5.2 of the Mezzanine Loan Agreement and (y) pursuant to Section 2.4.2 hereof and Section 2.4.2 of the Mezzanine Loan Agreement), in whole or in part, will be applied pro rata among the Loan and the Mezzanine Loan and pro rata among each Note and each note evidencing the Mezzanine Loan. Subsequent to and during the continuance of any Event of Default, any payment of principal from whatever source may be applied by Lender amongst the Loan (and if the Mezzanine Loan remains outstanding, the Mezzanine Loan) in Lender’s sole discretion. Absent the existence of an Event of Default, any prepayment of the principal of the Loan, in whole or in part, voluntary or involuntary, shall be applied pro rata to each Note. Subsequent to and during the continuance of any Event of Default, any prepayment of the principal of the Loan, in whole or in part, voluntary or involuntary, shall be applied (a) first, to the reduction of the outstanding principal balance of each Series A Note, pro rata, until reduced to zero, and (b) second, to the reduction of the outstanding principal balance of each Series B Note, pro rata, until reduced to zero.

Section 2.5           Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Notes shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Security Instrument on any Individual Property.

2.5.1           Release of all Properties Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5.1 have been satisfied, all of the Properties shall be released from the Liens of their respective Security Instruments. If Borrower advises Lender that it desires to assign one or more Notes and the Security Instruments to a new lender providing the funds for such prepayment, then Lender shall (i) reasonably cooperate with Borrower to split and sever such Notes and Security Instrument (if applicable) and/or assign the applicable Notes and Security Instruments and all of the other Loan Documents to any Person designated by Borrower, which assignment documents shall be in recordable form (but without representation or warranty by, or recourse to, Lender, except as to the outstanding principal balance of the Loan and that Lender owns the Notes and Security Instruments free of any liens and encumbrances and has the authority to effect the assignment) and otherwise in form and substance reasonably acceptable to Lender, (ii) deliver to or as directed by Borrower the originally executed applicable Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the applicable Note and which originals were delivered to Lender or, with respect to any such note where the original was delivered to Lender and has been lost, cause the party who lost the note to deliver a lost note affidavit (without indemnification with respect to any note other than such Note only) for the benefit of the assignee lender and the title insurance company insuring the Security Instruments, in form reasonably acceptable to Lender and sufficient to permit such title insurance company to insure the lien of the Security Instruments as assigned to and held by the assignee lender without exception for any matter relating to the lost, destroyed or mutilated note, (iii) execute and deliver an allonge with respect to the applicable Note and any other note(s) as described in the preceding clause (ii) above without recourse, covenant or warranty of any nature, express or implied (except as to the outstanding principal balance of the Loan and that Lender owns the Notes and Security Instruments free of any liens and encumbrances and has the authority to execute and deliver the allonge) and otherwise in form and substance reasonably acceptable to Lender, (iv) deliver the original executed Security Instruments or a certified copy of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC-3 termination statements and terminations of rent direction notices to Tenants and other third parties) in recordable form as may reasonably be requested by Borrower to evidence such assignment. All out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) actually incurred by Lender or Servicer in connection with the foregoing shall be paid by Borrower.

(b)          In connection with the release or assignment of any Security Instrument, Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Payment Date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) or assignment of such Security Instrument (and related Loan Documents) for each Individual Property for execution by Lender. Each such release (i) shall be in a form appropriate in the jurisdiction in which the applicable Individual Property is located and (ii) shall be reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.

2.5.2           Release of Individual Property. At any time after the Closing Date, provided that no Event of Default is then continuing, Borrower may obtain the release of one or more Individual Properties (each Individual Property so released, “Release Property”) from the Lien of the respective Security Instruments to which such Borrower is a party (and related Loan Documents) and the release of the Individual Borrower (which owns the applicable Release Property) and Operating Lessee and Operating Pledgor (if applicable) from all obligations under the Loan Documents (other than those expressly stated to survive), upon the satisfaction of each of the following conditions precedent:

(a)          Borrower shall provide Lender with at least ten (10) Business Days’ but no more than ninety (90) days’ prior written notice of its request to obtain a release of an Individual Property, which notice shall identify the Release Property and the date upon which it desires to release such Release Property (the “Release Date”);

(b)          Borrower shall prepay the Loan in an amount equal to the Release Amount for such Release Property (together with all accrued and unpaid interest on the principal amount being prepaid, if any, and interest that would have accrued on such prepaid amount through and including the last day of the Interest Period related to the Payment Date next occurring following the date of prepayment);

(c)          Concurrently with the payment by Borrower of the Release Amount, provided the Mezzanine Loan is outstanding, Mezzanine Borrower shall prepay the Mezzanine Loan in an amount equal to the Mezzanine Release Amount for the associated Mezzanine Release Collateral (together with any related interest, fees, or other amounts payable under the Mezzanine Loan Documents in connection with such prepayment, including, to the extent such prepayment is made on a date other than a Payment Date, interest which would have accrued on the outstanding principal balance of the applicable Mezzanine Loan through the end of the related interest period pursuant to the applicable Mezzanine Loan Documents);

(d)          Subsequent to such release, each Individual Borrower (other than the Individual Borrower that owns the Release Property) shall continue to be a Special Purpose Entity pursuant to, and in accordance with, Section 4.1.30 hereof;

(e)          Intentionally omitted;

(f)          Borrower shall submit to Lender, not less than ten (10) Business Days prior to the Release Date, a release of Lien (and related Loan Documents) or, if elected by Borrower, assignment of the applicable Loan Documents as provided below (and release of all other related Loan Documents) for each Individual Property for execution by Lender. If Borrower elects to have Lender assign any Security Instrument, Lender shall reasonably cooperate with Borrower to split and sever the applicable Loan Documents (if required) and take other reasonable steps and enter into documents reasonably requested by Borrower to assign the applicable Loan Documents as set forth in Section 2.5.1(a)(i)-(v) hereof, each in form and substance reasonably acceptable to Lender, such that separate notes and mortgages with respect to only the Individual Borrower and the Release Property in the amount of the applicable Allocated Loan Amount (or then outstanding principal amount secured by such Security Instrument if less than the Allocated Loan Amount) for such Release Property is assigned to the new lender, with the remaining Borrowers and Properties released from the assigned portion of the Loan. Each such release or assignment (as applicable) (i) shall be in a form appropriate in the jurisdiction in which the Release Property is located and (ii) shall be reasonably satisfactory to Lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, (ii) will not impair or otherwise adversely affect the Liens and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Properties subject to the Loan Documents not being released) and (iii) that the terms and conditions of this Section 2.5.2 have been satisfied with respect to such release;

(g)          After giving effect to such release or assignment (as applicable) (including the amount prepaid in clause (b) above), the Debt Yield for the Properties then remaining subject to the Liens of the Security Instruments for the twelve (12) full calendar months immediately preceding the month in which the Release Date occurs shall be equal to or greater than 6.75%; provided that, subject to the terms and conditions of Section 2.4 of this Agreement, Borrower shall be permitted to partially prepay the Loan pro rata (and, with respect to the Mezzanine Loan, Mezzanine Borrower shall concurrently partially prepay the Mezzanine Loan pro rata) in an amount sufficient to cause the Loan and the Mezzanine Loan to satisfy the Debt Yield requirements set forth herein;

(h)          Lender shall have received evidence that the Release Property shall be conveyed in an arm’s length transfer to a Person other than an Individual Borrower, Operating Lessee, Operating Pledgor, Guarantor or any of their respective Affiliates, provided that, if Borrower shall have provided to Lender evidence that (i) the board of directors of Guarantor approved the transfer of the Release Property to an Affiliate of Individual Borrower, Operating Lessee, Operating Pledgor or Guarantor and (ii) the applicable Individual Borrower or Guarantor engaged a third-party reputable and experienced commercial real estate broker to market and list the Release Property for sale in connection with a release pursuant to this Section 2.5.2, the Release Property may be conveyed to an Affiliate of Individual Borrower, Operating Lessee, Operating Pledgor or Guarantor in connection with such release;

(i)          Borrower shall reimburse Lender and Servicer for any out-of-pocket costs and expenses of Lender and Servicer arising from such release or assignment (as applicable) (including reasonable attorneys’ fees and expenses and disbursements incurred in connection with the release or assignment (as applicable) of the Release Property from the Lien of the related Security Instruments (including, without limitation, any splitting and severance of the Notes and/or Security Instruments) and the review and approval of the documents and information required to be delivered in connection therewith (if applicable)) and Borrower shall have paid, in connection with such release or assignment (as applicable), (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, (ii) all out-of-pocket costs and expenses of the Rating Agencies incurred with respect to such release or assignment (as applicable), and (iii) to any Servicer, the current fee being assessed by such Servicer to effect such release or assignment (as applicable) (not to exceed $5,000 per Release Property), it being agreed that Borrower shall be responsible for the payment of all such costs and expenses whether or not the proposed release or assignment (as applicable) of such Release Property actually occurs;

(j)          If Lender reasonably determines that such applicable release or assignment (as applicable) pursuant to this Section 2.5.2 would be reasonably likely to adversely affect Lender’s rights, benefits or protections under the Title Insurance Policy with respect to the Properties not subject to such release or assignment (as applicable), including, without limitation, the priority of the Security Instruments and/or the incurrence of any Liens at the Properties not subject to such release or assignment (as applicable), and therefore if reasonably requested by Lender, Borrower shall deliver to Lender an endorsement to the applicable Title Insurance Policy (to the extent available in the State of New York at no material additional cost) (i) extending the effective date of such policy to the Release Date; (ii) confirming no change in the priority of the Security Instruments on the balance of the Properties (exclusive of the Release Property) or in the amount of the insurance or the coverage of the Properties (exclusive of the Release Property) under the policy; (iii) showing no Liens or survey exceptions not previously approved by Lender other than the Permitted Encumbrances or such other exceptions as may be entered into in accordance with the terms hereof; and (iv) otherwise in form and substance reasonably acceptable to Lender;

(k)          Not less than five (5) Business Days prior to the Release Date, Borrower delivers to Lender copies of approvals to the release or assignment (as applicable) executed by any Persons other than Lender holding Liens encumbering the Release Property or holding any other interest in the Release Property that would be affected by the release or assignment (as applicable), if any, if and to the extent such approval is required pursuant to the terms of any loan agreement, security instrument or other documents evidencing or securing such Lien;

(l)          To the extent an Individual Borrower seeks to release its applicable Individual Property pursuant to this Section 2.5.2 and is the counterparty to the Interest Rate Cap Agreement, such Individual Borrower shall assign the Interest Rate Cap Agreement to any remaining Individual Borrower which has not released its applicable Individual Property pursuant to this Section 2.5.2 in accordance with the terms and conditions of the Interest Rate Cap Agreement; and

(m)          All conditions to the release of an Individual Property set forth in the Mezzanine Loan Documents shall have been satisfied or waived in accordance therewith.

Section 2.6           Cash Management.

2.6.1           Lockbox Account. (a) Borrower and Operating Lessee shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Agent, which Lockbox Account shall be under the sole dominion and control of Agent. The Lockbox Account shall be entitled “ARC NY21618001 LLC et al LB FBO Column Financial, Inc. its successors and assigns as Lender”. Each of Borrower and Operating Lessee hereby grants to Agent a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Agent a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Agent and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid. The Lockbox Account shall at all times be an Eligible Account. The Lockbox Account when established shall be treated as a “deposit account” as such term is defined in Section 9-102(a) of the Uniform Commercial Code, as amended from time to time.

(b)          Borrower or Operating Lessee (as applicable) shall, or shall cause Manager to, on or prior to the Closing Date, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower or Operating Lessee (as applicable) shall, and shall cause Manager to, deposit all amounts received by Borrower, Operating Lessee or Manager constituting Rents into the Lockbox Account within two (2) Business Days after receipt and deliver irrevocable written instructions, substantially in the form of Exhibit B attached hereto (or such other form as Borrower or Operating Lessee may proffer which is reasonably acceptable to Lender) (each, a “Credit Card Direction Letter”), to each of the credit card companies or credit card clearing banks with which Borrower, Operating Lessee or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Viceroy Property directly to the Lockbox Account. Each Individual Borrower and Operating Lessee warrants and covenants that it shall not, and shall not permit Manager to, rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 2.6.1(b) without Lender’s prior written consent.

(c)          So long as no Cash Sweep Period has occurred and is then continuing, on each Business Day, all funds on deposit in the Lockbox Account shall be remitted to Borrower.

(d)          Upon the occurrence and during the continuance of any Cash Sweep Period, on each Business Day, all funds on deposit in the Lockbox Account shall be transferred to the Cash Management Account pursuant to the Cash Management Agreement. Pursuant to the Lockbox Agreement, Lockbox Bank shall transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day during the continuance of any Cash Sweep Period.

(e)          Upon the occurrence and during the continuance of an Event of Default, Agent may, in addition to any and all other rights and remedies available to Agent, apply any sums then on deposit in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(f)          Neither Borrower nor Operating Lessee shall commingle the monies in the Lockbox Account with other monies held by Borrower, Operating Lessee or Manager.

(g)          Neither Borrower nor Operating Lessee shall further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto.

(h)          Borrower shall indemnify Agent and each Lender and hold Agent and each Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Agent or any Lender) or the performance of the obligations for which the Lockbox Account was established.

2.6.2           Cash Management Account. (a) Simultaneously herewith, Borrower and Operating Lessee shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Cash Management Bank in trust and for the benefit of Agent, which Cash Management Account shall be under the sole dominion and control of Agent. The Cash Management Account shall be entitled “ARC NY21618001 LLC et al CMA FBO Column Financial, Inc. its successors and assigns as Lender”. Each of Borrower and Operating Lessee hereby grants to Agent a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Agent a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Neither Borrower nor Operating Lessee will in any way alter or modify the Cash Management Account and will notify Agent of the account number thereof. Agent and Servicer shall have the sole right to make withdrawals from the Cash Management Account. Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Agent, Cash Management Bank or Servicer (in its capacity as administrator of the Cash Management Account) for all fees, charges, costs and expenses in connection with the Cash Management Account, including, without limitation, any monthly or annual fees or charges as may be assessed by Agent, Cash Management Bank or Servicer in connection with the administration of the Cash Management Account and the actual out-of-pocket fees and expenses of legal counsel to Agent, Cash Management Bank and Servicer as needed to enforce, protect or preserve the rights and remedies of Agent or Servicer under this Agreement with respect to the Cash Management Account.

(b)          Upon the occurrence and during the continuance of any Cash Sweep Period, provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Agent or Servicer (in its capacity as administrator of the Cash Management Account) to the payment of the following items in the order indicated:

(i)          First, payment to the Ground Lease Reserve Fund in accordance with the terms and conditions of Section 7.5 hereof;

(ii)         Second, payments to the Tax and Insurance Reserve Fund in accordance with the terms and conditions of Section 7.2 hereof;

(iii)        Third, payment to the Common Charge Reserve Fund in accordance with the terms and conditions of Section 7.11 hereof;

(iv)        Fourth, payment of the Monthly Debt Service Payment Amount;

(v)         Fifth, payment to Borrower or Operating Lessee (as applicable) for payments for the succeeding monthly Cash Expenses incurred or to be incurred in accordance with the related Approved Annual Budget;

(vi)        Sixth, payment to Borrower or Operating Lessee (as applicable) for payments for Extraordinary Expenses reasonably approved by Agent, if any;

(vii)       Seventh, payment to the Replacement Reserve of the Replacement Reserve Monthly Deposit as required by and in accordance with the terms and conditions of Section 7.3 hereof;

(viii)      Eighth, payment to the FF&E Reserve Fund in accordance with the terms and conditions of Section 7.10 hereof;

(ix)         Ninth, payment to the Rollover Reserve of the Rollover Reserve Monthly Deposit as required by and in accordance with the terms and conditions of Section 7.4 hereof;

(x)          Tenth, payment to Agent or any Lender of any other amounts then due and payable under the Loan Documents;

(xi)         Eleventh, until the Mezzanine Loan has been paid in full, payment to the Mezzanine Deposit Account of funds sufficient to pay the Mezzanine Monthly Debt Service Payment Amount, together with any interest accruing at the Default Rate as applicable (as defined in the Mezzanine Loan Agreement); and

(xii)        Lastly, payment to the Excess Cash Flow Reserve of any excess amounts after the payment of items (i) through (xi) above (“Excess Cash Flow”) to be held in accordance with the terms and conditions hereof; provided, however, if the Cash Sweep Event is caused solely by the occurrence of Viceroy Litigation Trigger and no other Cash Sweep Event has occurred and is continuing, Excess Cash Flow shall be held pursuant to this clause (xii) up to (but not exceeding) the Viceroy Litigation Amount.

(c)          The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments (unless due to Lender’s or Servicer’s gross negligence or willful misconduct), as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)          All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Agent or Cash Management Bank in such order and priority as Agent shall determine.

(e)          Borrower hereby agrees that Lender or Cash Management Bank may establish additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.6.3           Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited in or paid from such Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Agent or Cash Management Bank.

2.6.4           Distributions to Mezzanine Borrowers. All transfers of funds on deposit in the Cash Management Account to the Mezzanine Deposit Account or otherwise to or for the benefit of Mezzanine Lender, pursuant to the Loan Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower, Mezzanine Borrower, and Mezzanine Lender to constitute, and shall constitute, distributions from Borrower to Mezzanine Borrower. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower or Operating Lessee and Mezzanine Lender.

Section 2.7           Withholding Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any present or future taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority (“Impositions”), except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Imposition from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Imposition is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.7) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c)          Indemnification by the Borrower. The Borrower shall indemnify Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender pursuant to applicable Legal Requirements and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(d)          Evidence of Payments. As soon as practicable after any payment of Impositions by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Imposition with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or Form W8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Imposition pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or Form W8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Imposition pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or Form W8BEN-E; or

(4)         to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or Form W8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Impositions as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Impositions giving rise to such refund), net of all out-of-pocket expenses (including Impositions) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Imposition subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Imposition had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Impositions that it deems confidential) to the indemnifying party or any other Person.

(g)          Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.8           Extension of the Initial Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for one term (the “Extension Option” and such term, the “Extension Term”) of one (1) year to the Extended Maturity Date, upon satisfaction of the following terms and conditions:

(a)          no Event of Default shall have occurred and be continuing at the time the Extension Option is exercised and at the time that the applicable extension occurs;

(b)          Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than ninety (90) days prior to the date the Loan is then scheduled to mature, provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s reasonable out-of-pocket costs and expenses incurred in connection with same;

(c)          if the Interest Rate Cap Agreement is scheduled to mature prior to the Extended Maturity Date, Borrower shall (i) modify the existing Interest Rate Cap Agreement or obtain and deliver to Lender on or prior to the first day of the Extension Term, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which modified Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement (as applicable) shall have a LIBOR strike price equal to the Strike Price, be effective commencing on the first date of the Extension Option and shall have a maturity date not earlier than the Extended Maturity Date after giving effect to the option then being exercised and (ii) deliver an assignment of interest rate cap agreement with respect to any Replacement Interest Rate Cap Agreement in form and substance substantially similar to the Assignment of Interest Rate Cap Agreement delivered on the Closing Date, together with legal opinions of counsel to the counterparty and Borrower as reasonably required by Lender;

(d)          Borrower shall have delivered to Lender together with its notice pursuant to subsection (b) of this Section 2.8 and at Lender’s reasonable request, on the commencement date of the Extension Option, an Officer’s Certificate in form acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the giving of the notice to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time or identify exceptions thereto as appropriate which are reasonably acceptable to Lender;

(e)          the Debt Yield shall equal or exceed 7.25%;

(f)          prior to or simultaneously with the consummation of the Extension Option, Borrower shall pay to Lender an extension fee equal to 0.25% of the then outstanding principal balance of the Loan, which extension fee shall be deemed earned by Lender and non-refundable upon receipt;

(g)          the Spread shall be increased by 0.25% for the Extension Term;

(h)          if Borrower has neither withdrawn the WWP Fund and consummated the Equity Purchase, nor paid to Lender the WWP Fund to be applied to pay down the Loan and the Mezzanine Loan (on a pro rata basis provided that no Event of Default has occurred and is continuing), in either case, in accordance with Section 7.9.2 hereof, then Borrower shall deliver to Lender the WWP Fund for application to prepayment of the Loan and the Mezzanine Loan (on a pro rata basis provided that no Event of Default has occurred and is continuing), without payment of any prepayment premium or spread maintenance premium or any other fee or penalty, in accordance with the terms and conditions set forth in Section 2.4 hereof and Section 2.4 of the Mezzanine Loan Agreement;

(i)          Borrower shall pay all of Lender’s reasonable out-of-pocket costs and expenses actually incurred in connection with processing and documenting the Extension Option (including, without limitation, Lender’s reasonable legal fees), regardless of whether the Extension Option is successfully exercised or not; and

(j)          provided the Mezzanine Loan is outstanding, the Mezzanine Extension Option shall have been exercised in accordance with the terms of the Mezzanine Loan Agreement, and Borrower shall have provided to Lender evidence of such exercise of the Mezzanine Extension Option.

Section 2.9           Notes. For the purposes of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into seventy-two (72) Notes. The principal amount of the Notes on the Closing Date is set forth on Schedule XV attached hereto.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1           Borrower and Operating Lessee Representations. Each Individual Borrower and, solely with respect to the Viceroy Property, Operating Lessee represents and warrants as of the date hereof as to itself and the applicable Individual Property (and each reference to Borrower below in this Section 4.1 shall be to each Individual Borrower) that:

4.1.1           Organization. Each Borrower and Operating Lessee has been duly organized and is validly existing and in good standing with requisite power and authority to own its interest in and/or operate the related Individual Property and to transact the businesses in which it is now engaged. Each Individual Borrower and Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Individual Borrower and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its interest in the applicable Individual Property and to transact the businesses in which it is now engaged, and the sole business of such Individual Borrower and Operating Lessee is the ownership of its interest in, management and operation of the related Individual Property. The direct and indirect ownership interests in each Individual Borrower and Operating Lessee are as set forth on the organizational chart attached hereto as Schedule V. Each Individual Borrower and Operating Lessee (a) has complied in all respects with its certificate of incorporation, bylaws, limited partnership agreement, articles of organization and limited liability company operating agreement, as applicable; (b) has maintained complete books and records and bank accounts separate from those of its Affiliates; (c) has obeyed all formalities required to maintain its status as, and at all times has held itself out to the public as, a legal entity separate and distinct from any other entity (including, but not limited to, any Affiliate thereof); and (d) has all requisite power and authority to conduct its business and to own its interest in the applicable property, as now conducted or owned, and as contemplated by this Agreement, including, without limitation, the power and authority to do business in the State. Its signatory hereto has all necessary power, authority and legal right to execute this Agreement, the Notes and the other Loan Documents on behalf of such Individual Borrower or Operating Lessee.

4.1.2           Proceedings. Each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Operating Lessee (as applicable) and constitute legal, valid and binding obligations of Borrower and Operating Lessee (as applicable), enforceable against Borrower and Operating Lessee (as applicable) in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3           No Conflicts. The execution, delivery and performance by each Borrower and Operating Lessee (as applicable) of this Agreement and the other Loan Documents to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Operating Lessee, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Operating Lessee (as applicable) or any of Borrower’s or Operating Lessee’s properties or assets (as applicable), and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower and Operating Lessee (as applicable) of this Agreement or any other Loan Documents to which it is a party has been obtained and is in full force and effect.

4.1.4           Litigation. Except as identified on Schedule VI attached hereto (and with respect to item number 1 on Schedule VI attached hereto, solely applicable to Guarantor), there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower, Operating Lessee, Operating Pledgor, Guarantor or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Operating Lessee, Operating Pledgor, Guarantor or any Individual Property, might result in a Material Adverse Effect.

4.1.5           Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction for which a default or violation by Borrower or Operating Lessee (as applicable) is reasonably likely to result in a Material Adverse Effect. Neither Borrower nor Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee or any Individual Property is bound. Neither Borrower nor Operating Lessee has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Operating Lessee is a party or by which Borrower, Operating Lessee or the Properties are otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (w) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under or identified in the Loan Documents or (c) obligations being repaid as of the date hereof.

4.1.6           Title. Each Borrower, other than Operating Lessor and Master Lessee, has fee simple title to the real property comprising its applicable Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Operating Lessor has leasehold title to the Viceroy Property pursuant to the Ground Lease and Master Lessee has leasehold title to the 350 Bleecker Street Property pursuant to the Master Lease, in each case, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. Each Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien (or a valid, perfected second priority lien with respect to the Second Priority Security Instrument) on the applicable Individual Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents. All FF&E necessary for the general operation, use and occupancy of the Viceroy Property have been installed or incorporated into the Viceroy Property and Borrower or Operating Lessee is the absolute owner of all of the same free and clear of all chattel mortgages, conditional vendor’s liens and other liens and/or security interests, other than the applicable Security Instruments and the security interests created by the other Loan Documents or as permitted by this Agreement.

4.1.7           Solvency. Each Borrower has (a) not entered into this transaction or executed the Notes, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than such Borrower’s probable liabilities immediately following the making of the Loan. Each of such Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Operating Lessee or Guarantor in the last seven (7) years, and none of Borrower, Operating Lessee or Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Operating Lessee or Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s or Operating Lessee’s assets or properties, and each of Borrower and Operating Lessee has no knowledge of any Person contemplating the filing of any such petition against it or Guarantor.

4.1.8           Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or Operating Lessee in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower or Operating Lessee which has not been disclosed to Lender which is reasonably likely to result in a Material Adverse Effect with respect to such party.

4.1.9           ERISA.

(a)          Generally. Each of the Borrower, Operating Lessee, Guarantor and their ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder. None of Borrower, Operating Lessee or Guarantor has incurred or reasonably expects to incur any liability for a Prohibited Transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code). No ERISA Event or termination of any Plan has occurred in the past six (6) years or is reasonably expected to occur and no notice of termination has been filed in the past six (6) years by or with the PBGC with respect to any Plan established or maintained by Borrower, Operating Lessee, Guarantor or any ERISA Affiliate. None of Borrower, Operating Lessee, Guarantor or any ERISA Affiliate is or was a party to any Multiemployer Plan other than a CBA Multiemployer Plan. With respect to each Foreign Benefit Arrangement and with respect to each Foreign Plan, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan or the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(b)          Plan Assets; Prohibited Transactions. None of Borrower, Operating Lessee or Guarantor is, and neither shall become an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA) of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of and subject to Section 4975 of the Code). None of Borrower, Operating Lessee or Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with Borrower, Operating Lessee or Guarantor are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”). Assuming that no portion of the Loan is funded or held with “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA), the execution of this Agreement, the making of the Loan and the other transactions contemplated by the Loan Documents, including but not limited to the exercise by the Lender of its rights under the Loan Documents, are not and will not give rise to an unexempt Prohibited Transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, and are not prohibited or otherwise restricted by Similar Law.

4.1.10         Compliance. Except as disclosed in the Zoning Reports, Borrower, Operating Lessee and the Properties (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws to the extent applicable. Neither Borrower nor Operating Lessee is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or Operating Lessee any act or omission affording any Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under any of the Loan Documents to which it is a party. On the Closing Date, the Improvements at each Individual Property were in material compliance with Legal Requirements.

4.1.11         Financial Information. All financial data with respect to Borrower, the Property and Guarantor, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower, Guarantor and the Properties, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP or, with respect to the Viceroy Property, the Uniform System of Accounts throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, neither Borrower nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Operating Lessee and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.

4.1.12         Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s or Operating Lessee’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13         Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14         Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the related Title Insurance Policy. All roads necessary for the use of each Individual Property for its current respective purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15         Not a Foreign Person. Neither Borrower nor Operating Lessee is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16         Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17         Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18         Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Operating Lessee or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Operating Lessee or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19         No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20         Insurance. Borrower has obtained and has delivered to Lender copies of all Policies, with premiums fully paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy, and neither Borrower nor, to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21         Use of Property. Each Individual Property is used exclusively in accordance with Legal Requirements.

4.1.22         Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable hospitality and liquor licenses required for the legal use, occupancy and operation of each Individual Property for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. Borrower and Operating Lessee shall keep and maintain all Licenses necessary for the operation of each Individual Property for its current use. The use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23         Flood Zone. None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to such Individual Property.

4.1.24         Physical Condition. Except as disclosed in the Zoning Reports or the Physical Condition Reports and to Borrower’s knowledge, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and neither Borrower nor Operating Lessee has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25         Boundaries. Except as otherwise shown on the Survey, all of the improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances upon any Individual Property encroach upon any of the Improvements, so as to affect the value or marketability of the applicable Property except those which are insured against by the applicable Title Insurance Policy.

4.1.26         Leases. The Properties are not subject to any Leases other than the Leases described in the rent roll attached hereto as Schedule IV and made a part hereof, which rent roll is true, complete and accurate in all material respects as of the Closing Date. The copies of the Leases and any related guaranty (including all amendments thereto) delivered to Lender are accurate, true and complete, and there are no oral agreements with respect thereto. Borrower or Operating Lessee (as applicable) is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases (and the Ground Lease, the Master Lease and the Operating Lease). The current Leases are in full force and effect and Landlord has not delivered notice of default to any Tenant that remains outstanding beyond the expiration of all notice and cure periods thereunder by either party. No Rent has been paid more than one (1) month in advance of its due date other than first month’s Rent and any security deposit. All security deposits are held by Borrower or Operating Lessee (as applicable) in accordance with applicable law. Except for any tenant improvement, rent concessions, rebates, leasing commissions or other payments, credits, allowances or abatements previously disclosed to Lender in writing, all work to be performed by Borrower or Operating Lessee under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower or Operating Lessee to any tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge by Borrower or Operating Lessee of Borrower’s or Operating Lessee’s interest (as applicable) in any Lease or of the Rents received therein which is still in effect. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.27         Survey. To Borrower’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28         Principal Place of Business; Organizational Information. Each Individual Borrower’s and Operating Lessee’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Each Individual Borrower and Operating Lessee is organized under the laws of the State of Delaware (or, with respect to 50 Varick LLC, the State of New York).

4.1.29         Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the recording of the Security Instruments have been paid or will be paid in connection with the recording of the Security Instruments. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instruments, have been paid or will be paid in connection with the recording of the Security Instruments.

4.1.30         Special Purpose Entity/Separateness. (a) At all times on and after the date hereof and until such time as the Debt shall be repaid in full or any Individual Borrower is released from its obligations hereunder, each Borrower, Operating Lessee and Operating Pledgor hereby represents, warrants and covenants that each Individual Borrower, Operating Lessee and Operating Pledgor is and shall continue to be a Special Purpose Entity, each Individual Borrower, Operating Lessee has been since the date of its formation in compliance with clauses (b), (c), (v), (ee), (pp) and (rr) of the definition of “Special Purpose Entity,” and Operating Pledgor has been since the date of its formation a Special Purpose Entity. In furtherance of and without limiting the foregoing, at all times on and after the date hereof and until such time as the Debt shall be repaid in full, each of Borrower, Operating Lessee and Operating Pledgor shall be and shall continue to be a single-member limited liability company, and none of Borrower, Operating Lessee or Operating Pledgor shall change its organizational state of formation or its organizational entity type without Lender’s prior written consent, which consent may be withheld in Lender’s sole discretion.

(b)          Intentionally omitted.

(c)          Each of Borrower, Operating Lessee and Operating Pledgor covenants and agrees that Borrower, Operating Lessee and Operating Pledgor shall provide Lender with ten (10) Business Days’ prior written notice prior to the removal of an Independent Director of any of Borrower, Operating Lessee and/or Operating Pledgor.

4.1.31         Management Agreement. Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto beyond expiration of all applicable notice and cure periods. Each Management Agreement was entered into on commercially reasonable terms. Except as set forth on Schedule VIII attached hereto, neither Borrower nor Operating Lessee is a party to any property management agreement with respect to any Property and such Property is self-managed by Borrower or its Affiliates as of the Closing Date.

4.1.32         Illegal Activity. No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33         No Change in Facts or Circumstances; Disclosure. All information submitted by or on behalf of Borrower or Operating Lessee to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule IV), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower or Operating Lessee in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that is reasonably expected to have a Material Adverse Effect. Borrower, Operating Lessee and Guarantor have disclosed to Lender all material facts with respect to Borrower, Operating Lessee, Guarantor or the Property and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34         Investment Company Act. Neither Borrower nor Operating Lessee is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35         Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Lessee, Operating Pledgor and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law. Notwithstanding the foregoing, the representations in this Section 4.1.35 with respect to the direct or indirect owners of Guarantor are limited to apply only to each direct or indirect Controlling Equityholder of Guarantor and are further limited to the extent of Borrower and Operating Lessee being in compliance with the requirements of any applicable regulatory agency or other Governmental Authority. For purposes of this Section, “Controlling Equityholder” shall mean any direct or indirect owner of five percent (5%) or more of the equity interest in Guarantor.

4.1.36         Environmental Representations and Warranties. Except as otherwise disclosed by the Environmental Reports, (a) there are no Hazardous Substances or underground storage tanks in, on, or under any Individual Property, except those that are in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law); (b) to Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under or from any Individual Property which has not been remediated in all material respects in accordance with Environmental Law; (c) to Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to any Individual Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Individual Property which has not been remediated in all material respects in accordance with Environmental Law; (e) neither Borrower nor Operating Lessee knows of, and has received, any written communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability pursuant to any Environmental Law, other environmental conditions in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) each of Borrower and Operating Lessee has truthfully and fully disclosed to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Properties that is known to Borrower or Operating Lessee (as applicable) and has provided to Lender all information that is contained in Borrower’s or Operating Lessee’s files and records (as applicable), including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Properties and/or to the environmental condition of the Properties.

4.1.37         Lockbox Account and Cash Management Account.

(a)          Other than in connection with the Loan Documents and except for Permitted Encumbrances, neither Borrower nor Operating Lessee has sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;

(b)          Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;

(c)          The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower or Operating Lessee, as pledgor, or Agent, as pledgee. Neither Borrower nor Operating Lessee has consented to the Lockbox Bank and Cash Management Bank complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Agent; and

(d)          The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated prior to the date hereof.

4.1.38         Intentionally Omitted.

4.1.39         Taxes. Each Borrower is a disregarded entity for U.S. federal income tax purposes and does not pay U.S. federal income tax at the entity level. Operating Lessee is subject to U.S. federal income tax. Each of Borrower and Operating Lessee has timely filed or caused to be filed all U.S. federal and other material tax returns and reports required to have been filed by it and has timely paid or caused to be paid all U.S. federal and other material Impositions required to have been paid by it, except for (a) any such Impositions that are being contested in good faith by appropriate proceedings and for which the Borrower or Operating Lessee (as applicable) has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by Section 5.1.2 and Section 7.2 hereof.

4.1.40         Inventory. Borrower or Operating Lessee is the owner of all of the Equipment, Fixtures and Personal Property located on or at each Individual Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.41         Intentionally Omitted.

4.1.42         Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:

(a)          Ground Rent. All Ground Rent and other charges due and payable under the Ground Lease payable by Borrower, as lessee, under the Ground Lease have been paid in full.

(b)          No Liens. Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Security Instruments other than Ground Lessor’s related fee interest.

(c)          Default. As of the date hereof, the Ground Lease is in full force and effect and no default has occurred on the part of the Borrower under the Ground Lease, nor to Borrower’s knowledge has any default occurred by the Ground Lessor under the Ground Lease (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in a default by the Borrower or Ground Lessor under the terms of the Ground Lease.

(d)          Copy of Ground Lease. A true, correct and complete copy of the Ground Lease has been provided to Lender.

4.1.43         Master Lease. Borrower hereby represents and warrants to Lender the following with respect to the Master Lease:

(a)          Rent. All rent and other charges due and payable under the Master Lease payable by Borrower, as lessee, under the Master Lease have been paid in full.

(b)          No Liens. Except for the Permitted Encumbrances and other encumbrances of record, Borrower’s interest in the Master Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Security Instruments other than Master Lessor’s related fee interest.

(c)          Default. As of the date hereof, the Master Lease is in full force and effect and no default has occurred on the part of the Borrower under the Master Lease, nor to Borrower’s knowledge has any default occurred by the Master Lessor under the Master Lease (except in each case, any such default that has been previously cured). There is no existing condition which, but for the passage of time or the giving of notice, could result in a default by the Borrower or Master Lessor under the terms of the Master Lease.

(d)          Copy of Master Lease. A true, correct and complete copy of the Master Lease has been provided to Lender.

4.1.44         Condominiums. Borrower hereby represents and warrants to Lender the following with respect to the each Condominium:

(a)          The Condominium has been legally and validly created pursuant to all Legal Requirements and the Condominium Documents.

(b)          Each of the Condominium Documents is in full force and effect. To Borrower’s knowledge, neither Borrower nor any other party to any of the Condominium Documents is in default under any of the material provisions of any of the Condominium Documents, and there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. None of the Condominium Documents has been modified, amended or supplemented except as set forth on Schedule IX attached hereto. Borrower has delivered to Lender a true, complete and correct copy of each of the Condominium Documents.

(c)          All conditions of the Condominium Documents which were required to be satisfied, and all approvals which were required to be given in connection with the making of the Loan, as of the date hereof, have been satisfied, given or waived. The Condominium Documents are valid and enforceable.

(d)          All fees, dues, charges and assessments, whether annual, monthly, regular, special or otherwise, including, any “Common Charges” (as such term is defined in the Condominium Documents) (collectively, the “Common Charges”) payable by an Individual Borrower are set forth on Schedule IX attached hereto and have been fully paid to date.

(e)          The applicable Individual Borrower is the owner of the Units as set forth on Schedule IX attached hereto. No Affiliate of Borrower (other than the applicable Individual Borrower) owns any Units in the Condominium.

(f)          There are currently no special or other extraordinary Common Charges assessed against any Individual Borrower (other than regular, monthly Common Charges). To Borrower’s knowledge, the Board has not established a separate working capital or any other similar type of reserve. There are no judgments, suits or claims pending, filed or threatened against the Board and there are no set-offs, claims, counterclaims or defenses being asserted for the enforcement of the obligations of any party under the Condominium Documents which is reasonably likely to have a Material Adverse Effect. Neither the Board nor any other Person has any right of first refusal or option to purchase the Individual Property subject to the Condominium Documents.

(g)          All of the members and officers of the Board are listed on Schedule IX attached hereto. The members of the Board appointed by Borrower are designated as such on Schedule IX. The Board has the sole power and authority to act on behalf of, and bind, the Condominium. The Board and the Condominium with respect to the Property located at 50 Varick Street, New York, New York and 333 W 34th Street, New York, New York are controlled by members thereof appointed by Borrower. To Borrower’s knowledge, neither the Board nor the Condominium are party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded.

4.1.45         Viceroy Hotel.

(a)          Neither the Operating Lessor nor Operating Lessee is a party to equipment leases with respect to the Viceroy Property.

(b)          Each of Operating Lessor and Operating Lessee has the right to use all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, the “Intellectual Property”), if any, necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. Any such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

(c)          There are no: (i) collective bargaining agreements and/or other labor agreements to which Borrower is a party or to which Borrower may be bound; (ii) except as set forth on Schedule X attached hereto, collective bargaining agreements and/or other labor agreements to which the Viceroy Property, or any portion thereof, is bound, (iii) employment, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plans and/or contracts to which Borrower or the Viceroy Property, or any portion thereof is a party, or by which either is or may be bound; or (iv) plans and/or agreements under which “fringe benefits” (including, but not limited to, vacation plans or programs, and related or similar dental or medical plans or programs, and related or similar benefits) are afforded to employees of the applicable Individual Borrower or the Viceroy Property, or any portion thereof. The applicable Individual Borrower’s knowledge, such Individual Borrower has not violated any material Legal Requirements relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities. To the applicable Individual Borrower’s knowledge, the applicable Manager and its Affiliates have complied with the Employment Related Laws and Obligations.  To the applicable Individual Borrower’s knowledge, no employee employed at the Viceroy Property has asserted any material claim of violation of the collective bargaining agreement listed on Schedule X attached hereto or the Employment Related Laws and Obligations against the applicable Manager or any or its Affiliates that would reasonably be expected to have a Material Adverse Effect.

4.1.46         Operating Lease. With respect to the Viceroy Property, the applicable Individual Borrower is the owner and lessor of landlord’s interest in the Operating Lease. Operating Lessee is the owner and lessee of tenant’s interest in the Operating Lease. The Operating Lease is in full force and effect and there are no material defaults thereunder by Borrower or Operating Lessee beyond the expiration of all applicable notice and grace periods. No Operating Rent has been paid more than once (1) month in advance of its due date. All security deposits (if any) are held by Borrower in accordance with applicable law. All work (if any) to be performed by Borrower under the Operating Lease has been performed as required and has been accepted by the Operating Lessee, and any payments, free rent, partial, rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Operating Lessee have already been received by Operating Lessee. There has been no prior sale, transfer or assignment, hypothecation or pledge of Operating Lease or of the rent thereunder which is outstanding. Operating Lessee has not assigned the Operating Lease or sublet all or any portion of the premises demised thereby other than pursuant to a Lease. Operating Lessee does not have a right or option pursuant to the Operating Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. A true, correct and complete copy of the Operating Lease, together with any amendments thereto and any ancillary agreement related thereto, has been delivered to Lender.

4.1.47         World Wide Plaza Property. With respect to the World Wide Plaza Property, as of the Closing Date, Guarantor indirectly owns 48.9% of the equity interest in the owner of the World Wide Plaza Property.

Section 4.2           Survival of Representations. Each of Borrower and Operating Lessee agrees that all of the representations and warranties of Borrower and Operating Lessee (as applicable) set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as the Debt remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or Operating Lessee. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower or Operating Lessee (as applicable) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V

BORROWER AND OPERATING LESSEE COVENANTS

Section 5.1           Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower and, solely with respect to the Viceroy Property, Operating Lessee under the Loan Documents or the earlier release of the Lien of the Security Instruments encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, each Borrower and, solely with respect to the Viceroy Property, Operating Lessee and Operating Pledgor hereby covenants and agrees with Lender that:

5.1.1           Existence; Compliance with Legal Requirements. Borrower and Operating Lessee shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower, Operating Lessee and the Properties, including, without limitation, Prescribed Laws, building and zoning codes and certificates of occupancy. With respect to the Properties operating under a temporary certificate of occupancy, Borrower and Operating Lessee shall preserve, renew and keep in full force and effect the temporary certificate of occupancy in accordance with Legal Requirements applicable to the Property subject to such temporary certificate of occupancy and shall use reasonable efforts in the ordinary course of Borrower’s or Operating Lessee’s (as applicable) business to obtain a permanent certificate of occupancy for such Property. In the event Borrower or Operating Lessee (as applicable) receives a permanent certificate of occupancy, Borrower or Operating Lessee shall promptly deliver to Lender such permanent certificate of occupancy. There shall never be committed by Borrower or Operating Lessee, and neither Borrower nor Operating Lessee shall permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording any Governmental Authority the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s or Operating Lessee’s obligations under any of the Loan Documents. Borrower and Operating Lessee shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower and Operating Lessee shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Operating Lessee or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower and Operating Lessee shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement applicable to such party; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Operating Lessee and any Individual Property; and (f) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost. Borrower and Operating Lessee shall operate each Individual Property in accordance with the terms and provisions of each O&M Program, if any. Borrower and Operating Lessee shall keep and maintain all Licenses necessary for the operation of the Property for its approved use in all material respects.

5.1.2           Taxes and Other Charges. Each Borrower and Operating Lessee shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against its applicable Individual Property or any part thereof as the same become due and payable; provided, however, each Borrower’s and Operating Lessee’s obligation to directly pay Taxes shall be suspended for so long as Borrower or Operating Lessee (as applicable) complies with the terms and provisions of Section 7.2 hereof. Borrower and Operating Lessee will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid. Borrower and Operating Lessee shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, neither Borrower nor Operating Lessee is required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower and Operating Lessee shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Borrower or Operating Lessee, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or Operating Lessee is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower or Operating Lessee shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower or Operating Lessee (as applicable) shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is finally established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any applicable Security Instrument being primed by any related Lien.

5.1.3           Litigation. Each Borrower and Operating Lessee shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against such party or Guarantor which would be reasonably likely to result in a Material Adverse Effect. With respect to item number 3 on Schedule VI attached hereto, if Borrower or Operating Lessee shall be liable for any damages pursuant to a final non-appealable judgment of any court or any settlement of such litigation (such amount, the “Viceroy Litigation Amount”), then within ninety (90) days of the date of such final non-appealable judgment or settlement, Borrower shall either (i) pay any such Viceroy Litigation Amount or (ii) fully bond the Viceroy Litigation Amount to the reasonable satisfaction of Lender and, in either case, provide evidence of same to Lender.

5.1.4           Access to Properties. Each Borrower and Operating Lessee shall permit agents, representatives and employees of Lender to inspect its Individual Property or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5           Notice of Default. Each Borrower and Operating Lessee shall promptly advise Lender of any material adverse change in its or Guarantor’s financial condition or of the occurrence of any Default or Event of Default of which Borrower or Operating Lessee has knowledge.

5.1.6           Cooperate in Legal Proceedings. Each Borrower and Operating Lessee shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority against such party which may materially affect the rights of Lender hereunder or under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7           Perform Loan Documents. Each Borrower and Operating Lessee shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses applicable to it to the extent required under the Loan Documents executed and delivered by such party.

5.1.8           Award and Insurance Benefits. Subject to the other provisions of this Agreement, each Borrower and Operating Lessee shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with its applicable Individual Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9           Further Assurances. Each Borrower and Operating Lessee shall, at its sole cost and expense:

(a)          furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by such party pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b)          execute and deliver to Lender such documents, instruments, certificates, assignments and other writings as may be reasonably necessary or desirable, to preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and Operating Lessee under the Loan Documents, as Lender may reasonably require, including, without limitation, the execution and delivery of all such writings necessary to transfer any hospitality or liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default; and

(c)          do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Note or any other Loan Document which is not of public record, and indemnity in form and substance reasonably acceptable to Borrower and Lender, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Loan Document, Borrower will issue, in lieu thereof, a replacement Note or other applicable Loan Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

5.1.10         Mortgage Taxes. Borrower or Operating Lessee (as applicable) shall upon recordation of the Security Instruments pay all state, county and municipal recording and all other taxes imposed upon the recordation of the Security Instruments.

5.1.11         Financial Reporting. (a) Each of Borrower and Operating Lessee will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and, with respect to the Viceroy Property, Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting the respective financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or Operating Lessee (as applicable) or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s or Operating Lessee’s respective accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)          Each of Borrower and Operating Lessee will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower and Operating Lessee, respectively, a complete copy of its unaudited annual financial statements prepared by Borrower and Operating Lessee, respectively, in accordance with the Uniform System of Accounts with respect to the Viceroy Property, and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis as well as each Individual Property for such Fiscal Year and containing statements of profit and loss for each of Borrower, Operating Lessee and the applicable Properties and a balance sheet for each of Borrower and Operating Lessee. In addition to the foregoing, each of Borrower and Operating Lessee shall provide on an Individual Property basis statements setting forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses for its Properties. Each of Borrower’s and Operating Lessee’s annual financial statements shall be accompanied by an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and Operating Lessee, respectively, and the Property being reported upon and that such financial statements have been prepared in accordance with the Uniform System of Accounts with respect to the Viceroy Property, and reconciled in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower or Operating Lessee, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)          Each Borrower and Operating Lessee will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and Operating Lessee, respectively, and the applicable Properties on a combined basis (except with respect to Operating Lessee) as well as each Individual Property (subject to normal year-end adjustments), as applicable: (i) a rent roll for the subject quarter; (ii) quarterly and year-to-date operating statements (including a statement of Capital Expenditures) prepared by Borrower or Operating Lessee (as applicable) for each calendar quarter, noting Net Cash Flow, Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund, the FF&E Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar quarter to the extent such other information reasonably requested by Lender is in Borrower’s or Operating Lessee’s (as applicable) possession or is available to or obtainable by Borrower or Operating Lessee (as applicable) using commercially reasonable efforts, and containing a comparison of budgeted income and expenses and the actual income and expenses; and (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12)-month period as of the last day of such quarter and a calculation reflecting the Debt Yield as of the last day of such calendar quarter, in each case subject to verification by Lender. In addition, each Officer’s Certificate shall also state that the representations and warranties of Borrower or Operating Lessee (as applicable) set forth in Section 4.1.30 are true and correct as of the date of such certificate. On or before thirty (30) days after the end of each calendar quarter, each of Borrower and Operating Lessee also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower or Operating Lessee (as applicable) reflecting market penetration and relevant hotel properties competing with the Viceroy Property.

(d)          In addition, prior to a Securitization, or during the continuance of a Cash Sweep Period or Event of Default, on or before thirty (30) days after the end of each calendar month (other than with respect to January or the last calendar month of any quarter), each of Borrower and Operating Lessee also will furnish, or cause to be furnished, to Lender (i) a rent roll for the subject month; (ii) monthly and year-to-date operating statements (including a statement of Capital Expenditures) prepared for such calendar month, noting Net Cash Flow, Net Operating Income, Gross Income from Operations, all Operating Expenses (not including any contributions to the Replacement Reserve Fund, the FF&E Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s reasonable request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such calendar month to the extent such other information reasonably requested by Lender is in Borrower’s or Operating Lessee’s (as applicable) possession or is available to or obtainable by Borrower or Operating Lessee (as applicable) using commercially reasonable efforts, and containing a comparison of budgeted income and expenses and the actual income and expenses and specific detail on Rents for such calendar month. On or before thirty (30) days after the end of each calendar month, each of Borrower and Operating Lessee also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower or Operating Lessee (as applicable) reflecting market penetration and relevant hotel properties competing with the Viceroy Property.

(e)          For each Fiscal Year, each of Borrower and Operating Lessee (as applicable) shall submit to Lender an Annual Budget not later than sixty (60) days prior to the end of the prior Fiscal Year (and with respect to the Annual Budget for the Fiscal Year commencing in 2017, within thirty (30) days of the Closing Date using diligent efforts, but no later than January 30, 2017) in form provided to Lender in connection with the underwriting for the Loan or otherwise reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s prior written reasonable approval (each such Annual Budget, an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Borrower or Operating Lessee (as applicable) which requires the approval of Lender hereunder, Lender shall advise Borrower or Operating Lessee (as applicable) of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower or Operating Lessee (as applicable) a reasonably detailed description of such objections) and Borrower or Operating Lessee (as applicable) shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower or Operating Lessee (as applicable) of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower or Operating Lessee (as applicable) a reasonably detailed description of such objections) and Borrower or Operating Lessee (as applicable) shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(f)          In the event that, Borrower or Operating Lessee (as applicable) must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower or Operating Lessee (as applicable) shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which may be given or denied in Lender’s reasonable discretion.

(g)          If requested by Lender, each of Borrower and Operating Lessee shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall determine necessary or appropriate items required if the Securitization is offered publicly pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization.

(h)          Each of Borrower and Operating Lessee shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the applicable Properties and its financial affairs as may be reasonably requested by Lender.

(i)          Each of Borrower and Operating Lessee shall furnish to Lender, within ten (10) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any tenant designated by Lender (to the extent such financial and sales information is required to be provided under the applicable Lease and same is received by Borrower or Operating Lessee (as applicable) after request therefor).

(j)          Borrower will cause Guarantor to furnish to Lender (a) annually, within ninety (90) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender, and (b) quarterly, within forty-five (45) days following the end of each calendar quarter, unaudited financial statements of Guarantor, in the form reasonably required by Lender.

(k)          Each of Borrower and Operating Lessee shall furnish to Lender prompt notice (containing reasonable detail) of any material changes in the financial or physical condition of the applicable Property including, but not limited to, any termination of a Major Lease and any termination or cancellation of terrorism or other insurance required by the Loan Documents.

(l)          Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) via email with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, and (ii) if requested by Lender and within the capabilities of Borrower’s or Operating Lessee’s (as applicable) data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Each of Borrower and Operating Lessee agrees that Lender may disclose information regarding the Properties, Operating Lessee and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.

(m)          For avoidance of doubt, Operating Lessee shall not be required to provide any information to Agent or Lender hereunder or under any other provision of this Agreement with respect to any Borrower or any Property other than the Viceroy Property.

5.1.12         Business and Operations. Borrower and Operating Lessee will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower and Operating Lessee will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13         Title to the Properties. Borrower will warrant and defend (a) the fee or leasehold title (as applicable) to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Security Instruments and Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14         Costs of Enforcement. In the event (a) that any Security Instrument encumbering any Individual Property is foreclosed in whole or in part or that any Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering any Individual Property prior to or subsequent to any Security Instrument covering any Individual Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Operating Lessee, Operating Pledgor or Guarantor or an assignment by Borrower, Operating Lessee, Operating Pledgor or Guarantor for the benefit of its creditors, Borrower, on behalf of itself and its successors or assigns, agrees to be chargeable with and to pay all costs of collection and defense, including attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15         Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth, to Borrower’s knowledge, (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Notes, this Agreement, the Security Instruments and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)          Borrower and Operating Lessee shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Properties pursuant to a Major Lease if required pursuant to such Lease in form and substance provided in connection with the closing of the Loan, or consistent with the terms of the applicable Lease, or otherwise reasonably satisfactory to Lender; provided that Borrower and Operating Lessee shall not be required to deliver such certificates more frequently than one (1) time in any calendar year.

(c)          Borrower shall use commercially reasonable efforts to deliver to Lender upon request, estoppel certificates from the Board of each Condominium in form and substance provided in connection with the closing of the Loan, or consistent with the terms of the applicable Condominium Documents, or otherwise reasonably satisfactory to Lender.

(d)          Intentionally omitted.

5.1.16         Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.17         Performance by Borrower and Operating Lessee. Borrower and Operating Lessee shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower or Operating Lessee, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower or Operating Lessee without the prior consent of Lender.

5.1.18         Confirmation of Representations. Borrower and Operating Lessee shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower and Operating Lessee in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions modified if required to reflect such matters as of the date of such certificate in form and substance reasonably satisfactory to Lender, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Operating Lessee and Guarantor as of the date of the Securitization.

5.1.19         Environmental Covenants. (a) Each of Borrower and Operating Lessee covenants and agrees that: (i) all uses and operations on or of the Properties, whether by Borrower, Operating Lessee or any other Person, shall be in material compliance with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Substances in, on, under or from the Properties; (iii) there shall be no Hazardous Substances in, on, or under the Properties, except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law); (iv) Borrower and Operating Lessee shall keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower, Operating Lessee or any other Person (the “Environmental Liens”); (v) Borrower and Operating Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower and Operating Lessee shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with an Individual Property, pursuant to any reasonable written request of Lender made in the event that Lender reasonably believes that an environmental hazard exists on such Individual Property (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender shall be entitled to rely on such reports and other results thereof; (vii) Borrower and Operating Lessee shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender reasonably believes that an environmental hazard exists on any Individual Property (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from such Individual Property to the extent required by applicable Environmental Law; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority to the extent required to comply with applicable Environmental Law; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (viii) Borrower and Operating Lessee shall not do or knowingly allow any Tenant or other user of any Individual Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off such Individual Property), is reasonably likely to result in a Material Adverse Effect, or would result in a violation of applicable Environmental Laws; and (ix) Borrower and Operating Lessee shall immediately notify Lender in writing when Borrower or Operating Lessee becomes aware of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Individual Property; (B) any non-compliance with any Environmental Laws related in any way to any Individual Property; (C) any actual or threatened Environmental Lien on an Individual Property; (D) any required or proposed Remediation of environmental conditions relating to its applicable Individual Property; and (E) any written notice or other communication of which Borrower or Operating Lessee becomes aware from any source whatsoever (including but not limited to a governmental entity) asserting or identifying Hazardous Substances in violation of applicable Environmental Law or as had or would reasonably be expected to result in liability pursuant to any Environmental Law in connection with any Individual Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section.

(b)          In the event that Lender reasonably believes that an environmental hazard exists on any Individual Property that may, in Lender’s sole discretion, endanger any Tenants or other occupants of such Individual Property or its guests or the general public or is reasonably likely to materially and adversely affect the value of such Individual Property, upon reasonable notice from Lender, Borrower and Operating Lessee shall, at its expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period, if an Event of Default has occurred and is continuing, or if Lender reasonably believes that an environmental hazard exists on such Individual Property that, in Lender’s sole judgment, endangers any Tenant or other occupant of such Individual Property or its guests or the general public or is reasonably likely to materially and adversely affect the value of such Individual Property, upon reasonable notice to Borrower and Operating Lessee, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Individual Property at all reasonable times to assess any and all aspects of the environmental condition of such Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower and Operating Lessee shall cooperate with and provide Lender and any such Person designated by Lender with access to such Individual Property.

(c)          Intentionally Omitted.

5.1.20         O&M Program. Each of Borrower and Operating Lessee hereby represents and warrants that Borrower and Operating Lessee has delivered to Lender on or prior to the Closing Date a true and complete copy of each O&M Program for any Individual Property for which the applicable Environmental Report recommended having an O&M Program, and (b) each of Borrower and Operating Lessee has as of the date hereof complied in all respects with each O&M Program. Each of Borrower and Operating Lessee hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower and Operating Lessee shall comply in all respects with the terms and conditions of each O&M Program.

5.1.21         Leasing Matters. Any Major Leases with respect to any Individual Property executed after the date hereof shall be subject to the prior written approval by Lender, which approval shall not be unreasonably withheld. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Security deposits of Tenants under all Leases shall be held in compliance in all material respects with Legal Requirements and any provisions in Leases relating thereto. Such security deposits may be commingled with other accounts of Borrower if and to the extent permitted by applicable law, provided that Borrower shall maintain books and records of sufficient detail to identify all security deposits of Tenants separate and apart from any other payments received from Tenants and shall provide such information to Lender upon written request thereof. Upon the occurrence of a monetary Event of Default and acceleration of the Loan, Borrower shall, upon Lender’s request and subject to applicable Legal Requirements, deposit with Lender the security deposits of the Tenants (and any interest theretofore earned on such security deposits and actually received by Borrower), and any bonds or other instruments held by Borrower in lieu of cash security, that Borrower had not returned to the applicable Tenants or applied in accordance with the express terms of the applicable Lease (and failure to do so shall constitute a misappropriation of funds). Except as otherwise expressly provided in the Lease, all renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates and be entered into as a result of arm’s-length negotiations upon commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Security Instruments encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower or Operating Lessee (as applicable) shall (a) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (b) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Borrower or Operating Lessee (as applicable) or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender; (c) not collect any of the rents more than one (1) month in advance (other than first month’s Rent or security deposits); (d) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (e) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. Lender shall have the right to require, at Borrower’s sole cost and expense, each new Tenant under any Major Lease to execute and deliver to Lender a subordination, non-disturbance of possession and attornment agreement in form, content and manner of execution reasonably acceptable to Lender and such Tenant and the applicable Individual Borrower shall use commercially reasonable efforts to obtain the same from the applicable Tenant. Notwithstanding anything to the contrary contained herein, neither Borrower nor Operating Lessee shall enter into a lease of all or substantially all of any Individual Property without Lender’s prior written consent. Notwithstanding anything to the contrary contained herein, all new Leases and all amendments, modifications, extensions, and renewals of existing Leases with tenants that are Affiliates of Borrower or Operating Lessee shall be subject to the prior written consent of Lender. In the event that (A) Borrower has delivered to Lender a written request for Lender’s approval of a Lease or other leasing matter requiring Lender consent under this Section 5.1.21 together with a summary of the business terms of such Lease or other leasing matter and any documents or information required to be provided by Borrower under the Loan Documents in connection with Lender’s review of the proposed matter, by a method which provides evidence of delivery, (B) Lender has failed to respond to such request within ten (10) Business Days after Lender’s receipt of such request and supporting documents, and (C) Borrower has delivered to Lender by such method a second copy of such request with such supporting documents and information required above, then, if Lender has failed to respond to such second request within five (5) Business Days after Lender’s receipt of such second request and such supporting documents and information, such request shall be deemed approved; provided that each such request included a legend prominently displayed at the top of the first page thereof in solid capital letters in bold face type of a font size not less than fourteen (14) as follows: “WARNING: IF YOU FAIL TO RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN [TEN (10)/FIVE (5)] BUSINESS DAYS AFTER YOUR RECEIPT, YOU WILL BE DEEMED TO HAVE APPROVED THIS REQUEST.” Borrower shall reimburse Lender for Lender’s reasonable out-of-pocket costs and expenses incurred by Lender in connection with such leasing matter.

5.1.22         Alterations. Subject to this Section 5.1.22, Borrower and Operating Lessee shall obtain Lender’s prior consent to any alterations by Borrower or Operating Lessee (as applicable) to any Improvements, which consent shall not be unreasonably withheld, except with respect to alterations that may have a Material Adverse Effect, in which case Lender’s consent shall be in Lender’s sole discretion. Lender’s consent shall not be required in connection with any alterations (i) to be undertaken by a Tenant and for which Borrower or Operating Lessee does not have approval rights under the applicable Lease, (ii) that will not have a Material Adverse Effect, or (iii) are performed in connection with the Restoration of the an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at an Individual Property or at the Properties in the aggregate (other than such amounts to be paid or reimbursed by Tenants under the Leases or otherwise undertaken pursuant to the express terms of a Lease) shall at any time exceed five percent (5%) of the total principal balance of the Loan and Mezzanine Loan (the “Threshold Amount”), then, in either case, Borrower and Operating Lessee shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s and Operating Lessee’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to, or (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Approved Rating Agencies have provided a Rating Agency Confirmation with respect to. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases or otherwise undertaken pursuant to the express terms of a Lease) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.23         Operation of Property. (a) Borrower and Operating Lessee shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated, Borrower or Operating Lessee shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)          Borrower and Operating Lessee shall: (i)  perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

(c)          With respect to the Properties self-managed by Borrower or its Affiliates as of the Closing Date, the applicable Borrower shall not engage any property manager with respect to any such Property or enter into any property management agreement with respect to any such Property without Lender’s prior written consent, which consent may not be unreasonably withheld or delayed but may be conditioned upon, among other things, the execution and delivery of a Replacement Management Agreement and amendments to the Loan Documents reasonably requested by Lender to evidence the same. Notwithstanding the foregoing, Borrower may engage a Qualified Manager with respect to such Properties without the prior written consent of Lender, provided that Borrower shall provide to Lender reasonable prior written notice of the identity of such Qualified Manager and, with respect to clause (b) of the defined term “Qualified Manager,” evidence reasonably required by Lender that such property manager is a Qualified Manager.

5.1.24         Embargoed Person. Each of Borrower and Operating Lessee has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Operating Lessee, Operating Pledgor and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable, with the result that the investment in Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower, Operating Lessee, Operating Pledgor or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause any Individual Property to be subject to forfeiture or seizure. Upon Lender’s request, Borrower, Operating Lessee, Operating Pledgor and Guarantor shall deliver to Lender any certification or other evidence as may be reasonably requested by Lender in its sole and absolute discretion confirming the foregoing. Notwithstanding the foregoing, Borrower and Operating Lessee in lieu of the foregoing shall comply with the requirements of any applicable regulatory agency or other Governmental Authority with respect to the representations, covenants and warranties in this Section 5.1.24 relating to direct or indirect owners of Guarantor only (i.e. such limitation shall not be applicable to the other parties covered by this Section 5.1.24).

5.1.25         Payment of Obligations. Borrower and Operating Lessee will pay its obligations, including tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) each of Borrower and Operating Lessee has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

5.1.26         Taxes. Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Operating Lessee will be treated as a corporation for U.S. federal income tax purposes. Borrower and Operating Lessee will timely file or cause to be filed all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or Operating Lessee sets aside on its books adequate reserves in accordance with GAAP. Borrower and Operating Lessee will not permit any Liens for Impositions to be imposed on or with respect to any of its income or assets, other than Liens for Impositions not yet due and payable and for which Borrower or Operating Lessee sets aside on its books adequate reserves in accordance with GAAP.

5.1.27         Intentionally Omitted.

5.1.28         Changes in the Legal Requirements Regarding Taxation. If any Legal Requirement or other law, order, requirement or regulation of any Governmental Authority is enacted or adopted or amended after the date the Loan is funded which imposes a tax, either directly or indirectly, on Borrower’s obligations hereunder or under the Loan Documents, or Lender’s interest in the Property, Borrower must pay such tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of such tax or interest and penalties by Borrower or Operating Lessee would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury, then in any such event, Lender may, by written notice to Borrower and Operating Lessee of not less than one hundred eighty (180) days, declare the Obligations immediately due and payable without penalty or fee.

5.1.29         No Credits on Account of the Obligations. Neither Borrower nor Operating Lessee will claim or demand or be entitled to any credit or credits on account of the Obligations for any payment of Taxes assessed against the Property and no deduction shall otherwise be made or claimed from the assessed value of the Property for real estate tax purposes because of the Loan Documents or the Obligations. If Legal Requirements or other laws, orders, requirements or regulations require such claim, credit or deduction, Lender may, by written notice to Borrower and Operating Lessee of not less than one hundred eighty (180) days, declare the Obligations immediately due and payable without penalty or fee.

5.1.30         Personal Property. Borrower and Operating Lessee shall cause all of its personal property, fixtures, attachments and equipment delivered upon, attached to or used in connection with the operation of the Property to always be located at the Property and shall be kept free and clear of all Liens, encumbrances and security interests, except Permitted Encumbrances.

5.1.31         Appraisals. Lender shall have the right to obtain a new or updated appraisal of the Properties or any Individual Property from time to time, provided, however, that, so long as no Event of Default has occurred and is continuing, Lender shall do so not more often than once in every twelve (12) month period. Borrower and Operating Lessee shall cooperate with Lender in this regard and shall be provided a copy of any appraisals ordered by Lender, provided that Borrower and Operating Lessee execute a release and any other documentation reasonably required by Lender as a condition precedent to obtaining a copy of the appraisal at Borrower’s sole cost and expense. If the appraisal is obtained in connection with an Event of Default being outstanding, Borrower shall pay for any such appraisal upon Lender’s request.

5.1.32         Intellectual Property. Borrower and Operating Lessee shall keep and maintain all Intellectual Property currently registered in the name of Borrower or Operating Lessee (as applicable) relating to the use or operation of the Viceroy Property and all Intellectual Property (other than any Intellectual Property used by Borrower or Operating Lessee pursuant to the applicable Management Agreement) registered in the name of Borrower or Operating Lessee (as applicable). Neither Borrower nor Operating Lessee shall transfer or let lapse any such Intellectual Property without Lender’s prior consent unless such transfer or lapse is in the ordinary course of business and would not reasonably be expected to result in a Material Adverse Effect. Lender acknowledges that it has no security interest in any Intellectual Property or right to use any of Borrower’s or Operating Lessee’s (or any of their Affiliates) trade names or trademarks in connection with the Loan (other than as set forth in the applicable Assignment of Management Agreement).

5.1.33         Liquor Licenses. Borrower and Operating Lessee each covenants and agrees that, in the event the Management Agreement for the Viceroy Property is terminated, Borrower and Operating Lessee shall use good-faith efforts to cause any liquor licenses held by Manager under such terminated Management Agreement to be transitioned to a Person reasonably acceptable to Lender or continue to be used in the operation of the Viceroy Property to the extent permitted by applicable law. Borrower or Operating Lessee shall renew, or cause Manager to renew, all liquor licenses for the Viceroy Property prior to their respective expiration and shall provide evidence of same to Lender within ten (10) Business Days after such renewal.

5.1.34         Ground Lease. (a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Ground Lease (including, but not limited to, the payment of all rent, additional rent, percentage rent and other charges required to be paid under the Ground Lease).

(b)          If Borrower shall be in default beyond all applicable notice and cure periods under the Ground Lease, then, subject to the terms of the Ground Lease, Borrower shall grant Lender the right (but not the obligation), to cause such default under the Ground Lease to be remedied and otherwise exercise any and all rights of Borrower under the Ground Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems reasonably necessary, to prevent or to cure any such default, subject to the terms of the Ground Lease.

(c)          The actions or payments of Lender to cure any default by Borrower under the Ground Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under the Ground Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the then applicable Interest Rate from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Security Instruments.

(d)          Borrower or Operating Lessee shall notify Lender in writing of the occurrence of any material default by Ground Lessor of which Borrower or Operating Lessee has knowledge promptly after Borrower becomes aware of the same, and the receipt by Borrower of any notice from Ground Lessor under the Ground Lease claiming the occurrence of any default by Borrower under the Ground Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e)          Within ten (10) days after receipt of written demand by Lender, Borrower shall use reasonable efforts to obtain from Ground Lessor and furnish to Lender the estoppel certificate of Ground Lessor stating (i) that the Ground Lease is unmodified and in full force and effect, (ii) the date through which rent has been paid, (iii) whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any, (iv) whether any fee mortgages are in effect, (v) whether a right of first offer is in effect, (vi) the current adjusted amounts for dollar amounts in the Ground Lease and (vii) the amount of any security deposits.

(f)          Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may be reasonably required to permit Lender to cure any default under the Ground Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Property. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, after the occurrence of an Event of Default for which Lender has accelerated the Loan, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Ground Lease, including, without limitation, the right to effectuate any extension or renewal of the Ground Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Ground Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)          Notwithstanding anything to the contrary contained in this Agreement with respect to the Ground Lease:

(i)          The Lien of the Security Instruments attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the Property.

(ii)         Borrower shall not, without Lender’s written consent, elect to treat the Ground Lease as terminated under subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii)        As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights, if any, to the payment of damages arising from any rejection by Ground Lessor under the Ground Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of Ground Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Ground Lease as aforesaid shall be applied to all out-of-pocket costs and expenses of Lender (including, without limitation, reasonable attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)        If, pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Ground Lease, the amount of any damages caused by the nonperformance by Ground Lessor of any of its obligations thereunder after the rejection by Ground Lessor of the Ground Lease under the Bankruptcy Code, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v)         If any action, proceeding, motion or notice shall be commenced or filed in respect of Ground Lessor of all or any part of the Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Security Instruments.

(vi)        Borrower shall promptly, after obtaining knowledge of such filing notify Lender orally of any filing by or against Ground Lessor of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any material information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii)       if Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Ground Lease by reason of foreclosure of the applicable Security Instruments, deed in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Ground Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Ground Lease.

5.1.35         Master Lease. (a) Borrower shall, at its sole cost and expense, promptly and timely perform and observe all the material terms, covenants and conditions required to be performed and observed by Borrower as lessee under the Master Lease (including, but not limited to, the payment of all rent, additional rent and other charges required to be paid under the Master Lease).

(b)          If Borrower shall be in default beyond all applicable notice and cure periods under the Master Lease, then, subject to the terms of the Master Lease, Borrower shall grant Lender the right (but not the obligation), to cause such default under the Master Lease to be remedied and otherwise exercise any and all rights of Borrower under the Master Lease, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems reasonably necessary, to prevent or to cure any such default, subject to the terms of the Master Lease.

(c)          The actions or payments of Lender to cure any default by Borrower under the Master Lease shall not remove or waive, as between Borrower and Lender, the default that occurred under this Agreement by virtue of the default by Borrower under the Master Lease. All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the then applicable Interest Rate from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Security Instruments.

(d)          Borrower shall notify Lender in writing of the occurrence of any material default by Master Lessor of which Borrower has knowledge promptly after Borrower becomes aware of the same, and the receipt by Borrower of any notice from Master Lessor under the Master Lease claiming the occurrence of any default by Borrower under the Master Lease. Borrower shall promptly deliver to Lender a copy of any such written notice of default.

(e)          Within ten (10) days after receipt of written demand by Lender, Borrower shall use reasonable efforts to obtain from Master Lessor and furnish to Lender the estoppel certificate of Master Lessor stating (i) that the Master Lease is in full force and effect, (ii) the date through which rent has been paid, (iii) whether or not there are any defaults thereunder and specifying the nature of such claimed defaults, if any and (iv) any other information that Lender may reasonably request.

(f)          Borrower shall promptly execute, acknowledge and deliver to Lender such instruments as may be reasonably required to permit Lender to cure any default under the Master Lease or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Property. Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, after the occurrence of an Event of Default for which Lender has accelerated the Loan, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower under or with respect to the Master Lease, including, without limitation, the right to effectuate any extension or renewal of the Master Lease, or to preserve any rights of Borrower whatsoever in respect of any part of the Master Lease (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)          Notwithstanding anything to the contrary contained in this Agreement with respect to the Master Lease:

(i)          The Lien of the Security Instruments attaches to all of Borrower’s rights and remedies at any time arising under or pursuant to Subsection 365(h) of the Bankruptcy Code, including, without limitation, all of Borrower’s rights, as debtor, to remain in possession of the Property.

(ii)         Borrower shall not, without Lender’s written consent, elect to treat the Master Lease as terminated under subsection 365(h)(l) of the Bankruptcy Code. Any such election made without Lender’s prior written consent shall be void.

(iii)        As security for the Debt, Borrower unconditionally assigns, transfers and sets over to Lender all of Borrower’s claims and rights, if any, to the payment of damages arising from any rejection by Master Lessor under the Master Lease under the Bankruptcy Code. Lender and Borrower shall proceed jointly or in the name of Borrower in respect of any claim, suit, action or proceeding relating to the rejection of the Master Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of Master Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Debt shall have been satisfied and discharged in full. Any amounts received by Lender or Borrower as damages arising out of the rejection of the Master Lease as aforesaid shall be applied to all out-of-pocket costs and expenses of Lender (including, without limitation, attorney’s fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions of this Agreement.

(iv)        If, pursuant to subsection 365(h) of the Bankruptcy Code, Borrower seeks to offset, against the rent reserved in the Master Lease, the amount of any damages caused by the nonperformance by Master Lessor of any of its obligations thereunder after the rejection by Master Lessor of the Master Lease under the Bankruptcy Code, then Borrower shall not effect any offset of the amounts so objected to by Lender. If Lender has failed to object as aforesaid within ten (10) days after notice from Borrower in accordance with the first sentence of this subsection, Borrower may proceed to offset the amounts set forth in Borrower’s notice.

(v)         If any action, proceeding, motion or notice shall be commenced or filed in respect of Master Lessor of all or any part of the Property in connection with any case under the Bankruptcy Code, Lender and Borrower shall cooperatively conduct and control any such litigation with counsel agreed upon between Borrower and Lender in connection with such litigation. Borrower shall, upon demand, pay to Lender all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the Security Instruments.

(vi)        Borrower shall promptly, after obtaining knowledge of such filing notify Lender orally of any filing by or against Master Lessor of a petition under the Bankruptcy Code. Borrower shall thereafter promptly give written notice of such filing to Lender, setting forth any information available to Borrower as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Borrower shall promptly deliver to Lender any and all notices, summonses, pleadings, applications and other documents received by Borrower in connection with any such petition and any proceedings relating to such petition.

(vii)       if Lender, its nominee, designee, successor, or assignee acquires title and/or rights of Borrower under the Master Lease by reason of foreclosure of the applicable Security Instruments, deed in lieu of foreclosure or otherwise, such party shall (x) succeed to all of the rights of and benefits accruing to Borrower under the Master Lease, and (y) be entitled to exercise all of the rights and benefits accruing to Borrower under the Master Lease.

5.1.36         Operating Lease.

(a)          Borrower and Operating Lessee each represents, covenants and warrants that it is the express intent of Borrower and Operating Lessee that the Operating Lease constitute a lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the sole interest of Operating Lessee in the Viceroy Property is as tenant under the Operating Lease and the owner of certain tangible and intangible assets. In the event that it shall be determined that the Operating Lease is not a lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of Operating Lessee in the Viceroy Property is other than that of tenant under the Operating Lease, Borrower and Operating Lessee each hereby covenants and agrees that it shall cause Operating Lessee’s interest in the Viceroy Property, however characterized, to continue to be subject and subordinate to the lien of the Security Instruments on all the same terms and conditions as contained in the Operating Lease and the Security Instruments.

(b)          Each of Borrower and Operating Lessee shall (i) promptly deliver to Lender a copy of any written notice of default under the Operating Lease received by such party; and (ii) promptly give notice to Lender of any notice that Borrower receives which indicates that Operating Lessee is terminating the Operating Lease or that Operating Lessee is otherwise discontinuing its operation of the Viceroy Property.

(c)          Without Lender’s prior written consent until the Debt is paid in full, neither Borrower nor Operating Lessee shall (a) surrender, terminate or cancel the Operating Lease, (b) reduce or consent to the reduction of the term of the Operating Lease to less than two (2) years beyond the Extended Maturity Date of the Loan, or (c) modify, change, supplement, alter or amend any material provision in the Operating Lease or any of Borrower’s or Operating Lessee’s rights and remedies under the Operating Lease. Consent by Lender to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications.

(d)          Neither Borrower nor Operating Lessee shall waive, excuse, condone or in any way release or discharge the other party under the Operating Lease of or from such party’s obligations, covenant and/or conditions under the Operating Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)          Borrower and Operating Lessee hereby assigns to Lender, as further security for the payment and performance of the Debt and observance of the terms, covenants and conditions of this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as landlord, and Operating Lessee, as tenant, as applicable, under the Operating Lease to surrender the leasehold estates created by the Operating Lease or to terminate, cancel, modify, change, supplement, alter or amend the Operating Lease. Notwithstanding the foregoing provisions, the foregoing rights of Lender shall be exercisable by Lender only following, and during the continuance of, an Event of Default. Any surrender of the leasehold estate created by the Operating Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Operating Lease other than in accordance with the terms of this Section 5.1.36 shall be void and of no force or effect.

(f)          In the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, any attempt by Borrower or Operating Lessee to surrender its leasehold estate, or any portion thereof, under the Operating Lease, or any attempt under such circumstances by Borrower or Operating Lessee to terminate, cancel or acquiesce in the rejection of the Operating Lease without the consent of Lender shall be null and void. Borrower and Operating Lessee each hereby expressly releases, assigns, relinquishes and surrenders unto Lender all of its right, power and authority to terminate, cancel, acquiesce in the rejection of, modify, change, supplement, alter or amend the Operating Lease in any respect, either orally or in writing, in the event of the bankruptcy, reorganization or insolvency of Borrower or Operating Lessee, and any attempt on the part of Borrower or Operating Lessee to exercise any such right without the consent of Lender shall be null and void. Each of Borrower and Operating Lessee hereby irrevocably appoints Lender as its true and lawful attorney-in-fact which power of attorney shall be coupled with an interest, for the purpose of exercising its rights pursuant to Section 365(h) of the Bankruptcy Code or any successor to such Section (i) to obtain for the benefit of Borrower or Operating Lessee or Lender a right to possession or statutory term of years derived from or incident to the Operating Lease, or (ii) to treat the Operating Lease as terminated.

(g)          Notwithstanding the rejection of the Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, pursuant to Section 365 of the Bankruptcy Code, neither the lien of the Security Instruments nor Lender’s rights with respect to the Operating Lease shall be affected or impaired by reason thereof. In the event that Operating Lessee shall remain in possession of the Property following a rejection of the Operating Lease by Borrower, as debtor in possession, or by a trustee for Borrower, Operating Lessee agrees that it shall not exercise any right of offset against the rent payable under the Operating Lease, pursuant to Section 365(h)(2) of the Bankruptcy Code, without the prior consent of Lender thereto.

(h)          During the existence of an Event of Default, Lender shall have the right, but shall be under no obligation, to exercise on behalf of Borrower or Operating Lessee any renewal or extension options under the Operating Lease if Borrower and/or Operating Lessee shall fail to exercise any such options. During the existence of an Event of Default, Operating Lessee hereby absolutely and unconditionally assigns and grants to Lender Operating Lessee’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under the Operating Lease on behalf of and in the name of Operating Lessee following Operating Lessee’s failure to do so, and to take at any time any or all other actions on behalf of Operating Lessee required for the preservation of the Operating Lease. Borrower hereby absolutely and unconditionally assigns and grants to Lender Borrower’s irrevocable power of attorney, coupled with an interest, to exercise any renewal or extension options under the Operating Lease on behalf of and in the name of Borrower following Borrower’s failure to do so, and to take at any time following the occurrence and during the existence of an Event of Default any or all other actions on behalf of Borrower required for the preservation of the Operating Lease.

(i)          In connection with any Securitization or other sale, assignment, transfer or participation of all or any portion of the Loan and otherwise no more often than one time per calendar year, Operating Lessee and Borrower shall within fifteen (15) days after request by Lender, execute, acknowledge and deliver a statement certifying the items listed in subsections (a) through (g) of this Section 5.1.36, with such exceptions as shall be necessary to cause such statement to be factually correct in all material respects.

(j)          Borrower and Operating Lessee shall, from time to time, deliver to Lender such certificates of estoppel with respect to compliance by Borrower and Operating Lessee with the terms of the Operating Lease as may be reasonably requested by Lender.

5.1.37         Condominiums. With respect to each Condominium, Borrower hereby covenants as follows:

(a)          Borrower shall promptly pay (or cause to be paid) all Common Charges imposed on Borrower pursuant to the Condominium Documents when the same become due and payable with respect to the Units owned by Borrower. Borrower shall deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that the Common Charges have been so paid or are not then delinquent with respect to the Units owned by Borrower. Borrower shall promptly notify Lender of (I) any adjustments made to the amount of Common Charges due under the Condominium Documents and (II) the imposition of any additional Common Charges under the Condominium Documents.

(b)          Borrower acknowledges and agrees that the Units owned by Borrower are within the definition of “Property” under this Agreement and, as such, Borrower shall cause the same to be insured in accordance with Article 6 of this Agreement. Any Net Proceeds of such insurance or any Net Proceeds otherwise obtained with respect to any Condemnation of the Individual Property subject to the Condominium Documents shall be held and applied by Lender in accordance with the applicable terms and conditions of this Agreement.

(c)          Borrower hereby covenants and agrees to provide to the Board on the Closing Date a copy of the applicable Security Instruments with respect to the Individual Property subject to the Condominium Documents, the name and address of Lender and Servicer, and a general description of the Loan.

(d)          Borrower shall observe and perform (and where legally possible, cause the Board to observe and perform) each and every term to be observed or performed by Borrower and/or the Board in all material respects pursuant to the Condominium Documents. Borrower shall not waive, excuse, condone or in any way release or discharge any party to the Condominium Documents of or from such party’s obligations, covenant and/or conditions under the Condominium Documents without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)          Borrower shall obtain resignation letters from each voting member of the Board and any officers of the Condominium appointed by Borrower to be held by Lender in escrow and submitted upon the occurrence and continuance of an Event of Default and Borrower shall obtain the agreement of the Board and the officers of the Condominium to have Lender appoint each voting member of the Board upon the occurrence and during the continuance of an Event of Default.

(f)          Borrower shall, and shall use commercially reasonable efforts to cause the Board to, (i) maintain the Condominium and the Units in good condition and repair, (ii) promptly comply with all Legal Requirements applicable to the Condominium and the Units, (iii) subject to the Condominium Documents, promptly repair, replace or rebuild any part of the Condominium and the Units which may be damaged or destroyed by any Casualty or which may be affected by any Condemnation and Borrower shall not in such event vote to not repair, restore or rebuild the Condominium without the prior written consent of Lender (not to be unreasonably withheld, conditioned or delayed), and (iv) subject to the Condominium Documents, complete and pay for, within a reasonable time, any structure at any time in the process of construction or repair on the Condominium and the Units.

(g)          Without the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned, Borrower shall not permit (to the extent Borrower has the ability to control the same) any of the terms or provisions of the Condominium Documents to be modified or amended in any manner or permit the Condominium to be terminated, withdrawn from a condominium regime, partitioned, subdivided, expanded or otherwise modified. Consent by Lender to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications.

(h)          Borrower shall use commercially reasonable efforts to cause the Board to allow Lender to examine the books, records and receipts of the Condominium upon ten (10) days’ prior written notice to the Borrower.

(i)          Borrower shall promptly deliver to Lender a true and correct copy of all notices of default received by Borrower with respect to any obligations or duty of Borrower under the Condominium Documents. Borrower shall deliver to Lender each budget of the Condominium promptly after receipt thereof. Lender shall have the right, but not the obligation, to cure any default by Borrower under the Condominium Documents and Borrower shall use commercially reasonable efforts to cause the Board to provide Lender (i) forty-five (45) days to cure any monetary default and ninety (90) days to cure any non-monetary default, (ii) in the event that any such default cannot be cured by the payment of money or within such ninety (90) day period, such reasonable time as may be necessary to cure the default so long as Lender diligently pursues such cure to completion and continues to perform any monetary obligations of Borrower to the Board, and (iii) in the event that such default is incapable of cure by Lender, such time as may be required for Lender to institute foreclosure of the applicable Security Instruments with respect to the Individual Property subject to the Condominium and/or otherwise enforce Lender’s rights and remedies under this Agreement, the Security Instruments and the other Loan Documents and prosecute such foreclosure and/or enforcement to conclusion.

(j)          To the extent that any approval rights, consent rights or other rights or privileges are granted to a mortgagee in the Condominium Documents, then such approval rights, consent rights or other rights, protections or privileges shall be deemed to be contained in this Agreement.

(k)          Lender shall have the rights and privileges which Borrower has as though Lender were in fact the owner of the Units owned by Borrower and as if, where applicable, it were a “Declarant” under the Condominium Documents, and as if, where applicable, it were a member of the Board elected by Borrower, which rights and privileges shall include, without limitation, all voting rights accruing to Borrower (and the members of the Board elected by Borrower) under the terms of the Condominium Documents. Upon the occurrence and continuance of an Event of Default, Borrower hereby grants to Lender, subject to the terms of the Condominium Documents, the right to vote in place of Borrower (if and to the extent Borrower has a right to vote) and may exercise any and all of the rights and privileges of Borrower. Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to vote as Borrower’s proxy and to act with respect to all of said rights so long as such Event of Default continues hereunder or under any other Loan Documents and Lender has accelerated the Loan. Written notice from Lender to the Board shall be deemed conclusive as to the existence of such Event of Default and as to Lender’s rights and privileges under this Agreement. Notwithstanding anything contained herein to the contrary, nothing contained herein or otherwise shall render Lender liable for any Common Charges.

(l)          The Board and the Condominium are not a party to any loan, credit agreement or other arrangement for any extension of credit, whether funded or to be funded. Borrower shall not, without Lender’s prior written consent, permit the Board and/or the Condominium to incur any indebtedness or to encumber the Condominium in connection therewith (other than the Security Instruments granted by Borrower to Lender).

(m)          In addition to Lender’s consent rights as specified in this Section 5.1.37, Borrower shall not exercise any other approval, consent or voting right to which it is entitled under the Condominium Documents without obtaining Lender’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(n)          Borrower shall (and shall cause the members of the Board elected by Borrower to) attend each duly called meeting or special meeting of the Board. Lender shall have the right to participate in any arbitration proceeding instituted in accordance with the provisions of the Condominium Documents.

(o)          Borrower acknowledges and agrees that any management agreement with respect to the Condominium and/or the Units shall be required to be a Management Agreement (as defined herein) to the extent Borrower has the ability to control the Board or the Condominium and shall be subject to the terms and conditions of this Agreement and the other Loan Documents.

5.1.38         Collective Bargaining Agreement.

(a)          Borrower and Operating Lessee shall timely comply, and, to the extent that it has authority to do so, shall require the Manager of the Viceroy Property (the “Viceroy Manager”) to comply, in all material respects, with all Employment Related Laws and Obligations as the same relate to the Viceroy Property.

(b)          Borrower and Operating Lessee shall comply, and, to the extent that it has authority to do so, shall require the Viceroy Manager to comply, in all material respects with the collective bargaining agreement set forth on Schedule X attached hereto with respect to the Viceroy Property; provided, however, that, neither Borrower nor Operating Lessee may take such actions or give consent for the Viceroy Manager to take such actions that would trigger multiemployer pension plan withdrawal liability to the CBA Multiemployer Plans under Title IV of ERISA without Lender’s consent.  To the extent that such liability applies, Borrower and Operating Lessee shall pay or, to the extent that it has authority to do so, require the Viceroy Manager to pay, its portion of any such liability in full in accordance with the provisions of ERISA, the collective bargaining agreement set forth on Schedule X attached hereto, the CBA Multiemployer Plans and any rules, regulations and by-laws established by such plans.  Borrower and Operating Lessee shall notify Lender of the occurrence of any material default or the occurrence of any condition which, but for the passage of time or the giving of notice, could result in a material default under the terms of the collective bargaining agreement.

(c)          Borrower and Operating Lessee shall promptly notify Lender in the event Borrower, Operating Lessee, the Viceroy Manager or any of their respective Affiliates receives written notice from a CBA Multiemployer Plan that it will be the subject of an audit by the CBA Multiemployer Plan. In the event Borrower, Operating Lessee or the Viceroy Manager fails to timely pay its obligations under the CBA Multiemployer Plans, Borrower and Operating Lessee shall continually provide Lender with up to date written information regarding Borrower’s, Operating Lessee’s or the Viceroy Manager’s actions to remedy any such failure.

(d)          Promptly upon Borrower’s or Operating Lessee’s receipt of same, Borrower or Operating Lessee (as applicable) shall provide Lender with copies of the following: (i) all notices from the CBA Multiemployer Plan to Borrower, Operating Lessee or the Viceroy Manager, (ii) notices from the applicable CBA Multiemployer Plan to Borrower, Operating Lessee or the Viceroy Manager stating that such CBA Multiemployer Plan is determined to be in critical or endangered status, (iii) notices and demands from the CBA Multiemployer Plans to Borrower, Operating Lessee or the Viceroy Manager regarding actual or potential withdrawal liability under any such CBA Multiemployer Plan, and (iv) written requests to the CBA Multiemployer Plans from Borrower, Operating Lessee or the Viceroy Manager for estimates of potential or actual withdrawal liability under such CBA Multiemployer Plans along with copies of the actual estimates when received by Borrower, Operating Lessee or the Viceroy Manager.

5.1.39         Required Repairs and Environmental Remediation.

(a)          Borrower or Operating Lessee (as applicable) shall perform the repairs and environmental remediation at the Properties, as more particularly set forth in the Property Condition Reports and the Environmental Reports set forth on Schedule XI attached hereto, as delivered to Lender on or prior to the Closing Date (such repairs and environmental remediation hereinafter referred to as “Required Repairs”). Borrower or Operating Lessee (as applicable) shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule XII attached hereto, provided that, with respect to item numbers 1 and 3-6 set forth on Schedule XII attached hereto, in the event that any such repair cannot be completed on or before the applicable deadline, Lender shall extend such deadline for such reasonable time as may be necessary to complete the repair so long as Borrower or Operating Lessee (as applicable) diligently pursues such repair to completion. With respect to item numbers 1 and 6 set forth on Schedule XII attached hereto, to the extent any Tenant is responsible for such repairs under the applicable Lease with Borrower, Borrower shall give notice of the repairs to be completed to the applicable Tenant and shall use commercially reasonable efforts to cause such Tenant to complete the repairs on or before the required deadline for such repair as set forth on Schedule XII attached hereto; provided, however, that Borrower shall be required to complete such repairs to the extent the applicable Tenant fails to do so. With respect to item numbers 2 and 5 set forth on Schedule XII attached hereto, to the extent any Board or other Unit owner is responsible for such repairs under the applicable Condominium Documents, Borrower shall give notice to the Board of the repairs to be completed and shall use commercially reasonable efforts to cause the Board (or cause the Board to cause the applicable Unit owners) to complete the repairs on or before the required deadline for such repair as set forth on Schedule XII attached hereto. It shall be an Event of Default under this Agreement if Borrower or Operating Lessee (as applicable) does not complete the Required Repairs at the applicable Individual Property by the required deadline for each repair as set forth on Schedule XII attached hereto (as may be extended pursuant to this clause (a)), other than with respect to item numbers 2 and 5 set forth on Schedule XII attached hereto to the extent Borrower shall have given notice to the Board of the repairs to be completed and shall have used commercially reasonable efforts to cause the Board (or cause the Board to cause the applicable Unit owners) to complete the repairs on or before the required deadline for such repair.

(b)          Upon completion of the Required Repairs on or prior to the required deadline (as may be extended pursuant to clause (a) above), Lender shall have received (i) an Officer’s Certificate stating that all Required Repairs at the applicable Individual Property have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, including, without limitation, Environmental Law, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) at Lender’s option, a title search for such Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (iii) such other evidence as Lender shall reasonably request that the Required Repairs at such Individual Property have been completed and paid in full.

Section 5.2           Negative Covenants. From the date hereof until payment and performance in full of the Debt or the earlier release of the Liens of the Security Instruments encumbering the Properties in accordance with the terms of this Agreement and the other Loan Documents, each of Borrower and, solely with respect to the Viceroy Property, Operating Lessee covenants and agrees with Lender that it will not do, directly or indirectly, any of the following with respect to its applicable Individual Property:

5.2.1           Operation of Property. (a) No Individual Borrower nor Operating Lessee shall, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to the extent such Borrower’s or Operating Lessee’s consent is required: (i) surrender, terminate, cancel, amend or modify the applicable Management Agreement; provided, that each Individual Borrower or Operating Lessee may, without Lender’s consent, replace the Manager applicable to its Individual Property so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and provided, further, that any Qualified Manager with respect to the Viceroy Hotel shall have all the appropriate hospitality and liquor licenses and be in compliance with all applicable Legal Requirements at or prior to the time such Replacement Management Agreement is entered into and Borrower and Operating Lessee shall take any other actions required to ensure continuous operation of the Viceroy Property as a hotel; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)          Following the occurrence and during the continuance of an Event of Default, neither Borrower nor Operating Lessee shall exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2           Liens. No Individual Borrower nor Operating Lessee shall create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except for Permitted Encumbrances and subject to the contest rights in Section 5.1.2 hereof.

5.2.3           Dissolution. No Individual Borrower nor Operating Lessee shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity except as expressly permitted in the Loan Documents, (b) engage in any business activity not related to the ownership and operation of the applicable Individual Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction, in each case, without obtaining the prior written consent of Lender.

5.2.4           Change in Business. No Individual Borrower nor Operating Lessee shall enter into any line of business other than the ownership and operation of the applicable Individual Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d).

5.2.5           Debt Cancellation. No Individual Borrower nor Operating Lessee shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Operating Lessee’s business.

5.2.6           Zoning. No Individual Borrower nor Operating Lessee shall initiate or consent to any zoning reclassification of any portion of its applicable Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7           No Joint Assessment. No Individual Borrower nor Operating Lessee shall suffer, permit or initiate the joint assessment of its Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8           Principal Place of Business and Organization. No Individual Borrower nor Operating Lessee will cause or permit any change to be made in its name, identity (including its trade name or names), or its corporate or partnership or other structure unless it shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all reasonable action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in its structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, each Borrower and Operating Lessee (as applicable) shall, at its sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the applicable Individual Property as a result of such change. Each Borrower’s and Operating Lessee’s principal place of business and chief executive office, and the place where Borrower and Operating Lessee keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower and Operating Lessee) and will continue to be the address of Borrower or Operating Lessee set forth at the introductory paragraph of this Agreement (unless Borrower or Operating Lessee (as applicable) notifies Lender in writing at least thirty (30) days prior to the date of such change). Each Borrower and Operating Lessee shall promptly notify Lender of any change in its organizational identification number. If each Borrower or Operating Lessee does not now have an organizational identification number and later obtains one, it shall promptly notify Lender of such organizational identification number.

5.2.9           ERISA. (a) None of Borrower, Operating Lessee or Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (including but not limited to the exercise by Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code or Similar Law.

(b)          Each of Borrower, Guarantor and Operating Lessee further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) none of Borrower, Operating Lessee or Guarantor is subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans which is a Similar Law and (B) with respect to each of Borrower, Operating Lessee and Guarantor, one or more of the following circumstances is true:

(i)          Equity interests therein are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2) as modified by Section 3 (42) of ERISA;

(ii)         Less than twenty-five percent (25%) of each outstanding class of equity interests therein are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or

(iii)        Such Person qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

(c)          Each of Borrower, Operating Lessee and Guarantor will fund or cause to be funded each Plan established or maintained thereby, or by any ERISA Affiliate thereof, as the case may be, so that there is never a failure to satisfy the minimum funding standards, within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA (whether or not such standards are waived) with respect to such Plans. As soon as possible and in any event within ten (10) days after the Borrower, Guarantor or Operating Lessee knows that any ERISA Event has occurred with respect to any Plan, Lender will be provided with a statement, signed by an Authorized Representative of Borrower, Operating Lessee and/or the Guarantor, describing said ERISA Event and the action which the Borrower, Operating Lessee and/or the Guarantor, or an ERISA Affiliate thereof, proposes to take with respect thereto.

5.2.10         Transfers. (a) Each Borrower and Operating Lessee acknowledges that Lender has examined and relied on the experience of Borrower, Operating Lessee and its respective stockholders, general partners, members, principals and (if Borrower or Operating Lessee is a trust) beneficial owners in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on the same as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Each Borrower and Operating Lessee acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or should Borrower or Operating Lessee default in the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Properties.

(b)          Without the prior written consent of Lender and except to the extent otherwise expressly set forth in this Section 5.2.10, no Individual Borrower or Operating Lessee shall, nor shall such party permit any Restricted Party to, do any of the following (individually or collectively, a “Transfer”), (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.21, the Mezzanine Loan or the Pledge Agreement.

(c)          A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower or Operating Lessee agrees to sell one or more Individual Properties or any part thereof for a price to be paid in installments; (ii) with the exception of the Operating Lease, an agreement by Borrower or Operating Lessee leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s or Operating Lessee’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.23 hereof; (viii) the pledge by Mezzanine Borrower of its interests in Borrower to secure the Mezzanine Loan in accordance with the Mezzanine Loan Documents; and (ix) if Borrower enters into, or the Property is subjected to, any PACE Loan.

(d)          Notwithstanding the provisions of this Section 5.2.10, provided that no Event of Default shall have occurred and be continuing, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the direct or indirect interests (as the case may be) in a Restricted Party; provided, however, that, in the case of each such Transfer, (i) no such Transfer shall result in the change of Control in a Borrower, Operating Lessee, Operating Pledgor or Guarantor, (ii) the Properties shall be managed by a Qualified Manager pursuant to a the Management Agreement or a Replacement Management Agreement, (iii) if, as a result of the consummation of such Transfer, the organizational chart of Borrower attached hereto as Schedule V would no longer be accurate, Borrower shall deliver to Lender an updated organizational chart, together with an Officer’s Certificate, certifying that such updated organizational chart is true, correct and complete, (iv) in the event of any Transfer resulting in any Person and its Affiliates that did not own in the aggregate more than twenty percent (20%) of the direct or indirect interests in Borrower and Operating Lessee prior to such transfer, owning in excess of twenty percent (20%) of the ownership interest in Borrower and Operating Lessee, Borrower and Operating Lessee shall provide to Lender, not less than ten (10) Business Days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number and (A) the proposed transferee must satisfy Lender’s then current “know your customer” standards and (B) Borrower shall have provided to Lender an Officer’s Certificate identifying the name and address of the proposed transferee and affirming that such proposed transferee is not a Embargoed Person. Notwithstanding the provisions of this Section 5.2.10, Lender’s consent shall not be required in connection with the pledges (or foreclosure of any thereof in accordance with the applicable pledge agreement, or the exercise of any other remedies pursuant to the Loan Documents, Mezzanine Loan Documents or additional mezzanine loan documents entered into pursuant to Section 9.1.3(b) hereof, as applicable, or acceptance of a deed-in-lieu or an assignment-in-lieu of any thereof) pursuant to the Mezzanine Loan Documents or the Pledge Agreement and no such pledge, foreclosure, exercise of remedies or assignment or transfer in lieu of foreclosure thereof shall in any way be deemed a violation of this Agreement. In addition, at all times, Guarantor must continue to Control Borrower, Operating Lessee, Operating Pledgor and any Affiliated Manager and own, directly or indirectly, at least a fifty-one percent (51%) legal and beneficial interest in Borrower, Operating Lessee, Operating Pledgor, Operating Lessee and any Affiliated Manager. Notwithstanding anything to the contrary herein, no withdrawal, removal or replacement of any advisor to Guarantor shall be deemed a Transfer or a change in Control or a violation of any provisions of this Agreement or the Loan Documents. Borrower and Guarantor shall provide to Lender reasonable prior written notice of such withdrawal, removal or replacement.

(e)          Notwithstanding the foregoing, neither Lender’s consent nor notice to Lender shall be required in connection with the issuance of any share or stock or any sale or transfer by a shareholder in any corporation or REIT of the shares of which are publicly traded on the New York Stock Exchange or any other nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system, including, without limitation, NASDAQ, nor shall any such sale, transfer or issuance of stock constitute a prohibited Transfer hereunder.

(f)          Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent.

5.2.11         Ground Lease. (a) Borrower shall not, without Lender’s written consent (which consent may not be unreasonably withheld, delayed or conditioned), fail to exercise any option or right to renew or extend the term of any Ground Lease, and shall give prompt written notice to Lender and shall execute, acknowledge, deliver and record any document reasonably requested by Lender to evidence the Lien of the related Security Instruments on such extended or renewed lease term; provided, however, Borrower shall not be required to exercise any particular such option or right to renew or extend to the extent Borrower shall have received the prior written consent of Lender (which consent may not be unreasonably withheld, delayed or conditioned) allowing Borrower to forego exercising such option or right to renew or extend. If Borrower shall fail to exercise any such option or right as aforesaid, Lender may exercise the option or right as Borrower’s agent and attorney-in-fact, as provided above in Lender’s own name or in the name of and on behalf of a nominee of Lender, after the occurrence of an Event of Default for which Lender has accelerated the Loan, as Lender may determine in the exercise of its sole and absolute discretion.

(b)          Borrower shall not waive, excuse, condone or in any way release or discharge any Ground Lessor under any Ground Lease of or from such Ground Lessor’s obligations, covenant and/or conditions under the related Ground Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)          Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend the Ground Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Ground Lessor’s interest in the Ground Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in the Ground Lease, unless consent to such merger is granted by Lender.

5.2.12         Master Lease. (a) Borrower shall not waive, excuse, condone or in any way release or discharge any Master Lessor under any Master Lease of or from such Master Lessor’s obligations, covenant and/or conditions under the related Master Lease without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)          Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), surrender, terminate, forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend the Master Lease. Consent to one amendment, change, agreement or modification shall not be deemed to be a waiver of the right to require consent to other, future or successive amendments, changes, agreements or modifications. Any acquisition of Master Lessor’s interest in the Master Lease by Borrower or any Affiliate of Borrower shall be accomplished by Borrower in such a manner so as to avoid a merger of the interests of lessor and lessee in the Master Lease, unless consent to such merger is granted by Lender.

5.2.13         WWP Fund. Borrower shall not withdraw and use the WWP Fund for any purpose other than (a) for application to the purchase price of the Equity Purchase as part of the consummation thereof and in accordance with the terms and conditions of this Agreement or the other Loan Documents, or (b) either prior to the Initial Maturity Date or in connection with exercising the Extension Option pursuant to Section 2.8 hereof, to deliver the WWP Fund to Lender for application to prepayment of the Loan, without payment of any prepayment premium or spread maintenance premium or any other fee or penalty, in accordance with the terms and conditions set forth in Section 2.4 hereof.

ARTICLE VI

INSURANCE; CASUALTY; CONDEMNATION

Section 6.1           Insurance. (a) Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i)          comprehensive “special form” insurance, commonly referred to as “all risk”, including, but not limited to, loss caused by any type of windstorm or hail (including named storms) on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) unless otherwise approved by Lender in writing, providing for no deductible in excess of $50,000 for all such insurance coverage, provided, however, with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the affected Individual Property; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, including coverage for loss to the undamaged portion of the building, coverage for demolition costs and coverage for increased costs of construction in amounts reasonably acceptable to Lender. In addition, Borrower shall obtain: (x) if any portion of the Improvements or Personal Property is currently or at any time in the future located in a federally designated “special flood hazard area” (“SFHA”), flood hazard insurance for all such Improvements and/or Personal Property in an amount equal to (1) the maximum amount of building and/or contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (which may be substituted with a private policy acceptable to Lender) plus (2) such greater amount as Lender shall require, with deductibles not to exceed $500,000 per building, $500,000 for contents per building and $100,000 for business income/rental loss; and (y) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event any Individual Property is located in an area with a high degree of seismic activity and with a probable maximum loss (PML) or scenario expected loss (SEL) greater than 20%; provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive special form insurance policy required under this subsection (i);

(ii)         commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket insurance Policy, containing an “Aggregate Per Location” endorsement); and (B) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4)  contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Security Instruments to the extent the same is available;

(iii)        business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i) above and clauses (iv)(B), (v), (ix), and (x) below; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of each Individual Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding twenty-four (24) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Notes or (II) Operating Expenses set forth in the Approved Annual Budget or, if no such Approved Annual Budget exists, as approved by Lender in its reasonable discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the current property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in Section 6.1(a)(i) above written in a so-called builder’s risk completed value form in amounts acceptable to Lender (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i) above, (3) including permission to occupy each Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)         comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vi)        if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000;

(vii)       with respect to any employees of Borrower or Operating Lessee or to the extent Borrower or Operating Lessee is liable for employees of Manager, worker’s compensation and employer’s liability subject to the worker’s compensation laws of the State in which the applicable Individual Property is located;

(viii)      umbrella and excess liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, if applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix)         the insurance required under this Section 6.1(a)(i) - (iii) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 6.1(a)(i) - (iii) and (viii) above at all times during the term of the Loan. If “acts of terrorism” or other similar acts or events or “fire following” such acts or events are hereafter excluded from Borrower’s comprehensive all risk insurance policy or policies required under Sections 6.1(a)(i) and (iii) above, Borrower shall obtain an endorsement to such policy or policies, or a separate policy insuring against all such excluded acts or events and “fire following” such acts or events in an amount not less than the sum of one hundred percent (100%) of the “Full Replacement Cost” and the business income/rent loss insurance required in Section 6.1(a)(iii) above); provided that such endorsement or policy shall be in form and substance satisfactory to Lender. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), Lender shall accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program) as full compliance with this Section 6.1(a)(ix) as it relates to the risks that are required to be covered hereunder but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism; and

(x)          upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Individual Property located in or around the region in which any Individual Property is located.

(b)          All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds, such approval not to be unreasonably withheld. The Policies shall be issued by financially sound and responsible insurance companies approved to do business in the State and having a rating of (1) “A:VIII” or better in the current Best’s Insurance Reports and (2) “A” or better by S&P or by a syndicate of insurers through which (A) at least 75% of the coverage (if there are 4 or fewer members of the syndicate) or at least 60% of the coverage (if there are 5 or more members of the syndicate and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (to be followed by complete copies of the Policies maintained by the Borrower upon issuance), accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.

(c)          Any blanket insurance Policy shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a) as determined by Lender. Further, to the extent the Policies are maintained pursuant to a blanket insurance Policy that covers more than one location within a one thousand foot radius of the Individual Property or Properties (the “Radius”), the limits of such blanket insurance Policy must be sufficient to maintain property and terrorism coverage as set forth in this Section 6.1 for the Individual Property or Properties as well as each other location within the Radius that is covered by such blanket insurance Policy calculated on a total insured value basis.

(d)          All Policies provided for or contemplated by Section 6.1(a) shall name Borrower as the named insured (other than those issued to the respective Condominium) and, in the case of liability coverages, shall name Lender as the additional insured, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Lender as a mortgagee and loss payee and shall contain a standard non-contributing mortgagee clause (except with respect to the Condominium policies) in favor of Lender providing that the loss thereunder shall be payable to Lender (except, with respect to the Condominium policies, to the extent required or permitted by the Condominium Documents).

(e)          All Policies provided for in Section 6.1 shall:

(i)          with respect to the Policies of property insurance, contain clauses or endorsements to the effect that, (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii)         with respect to the Policies of liability insurance, if obtainable by Borrower using commercially reasonable efforts, contain clauses or endorsements to the effect that, the Policy shall not be canceled without at least thirty (30) days written notice to Lender. If issuer will not or cannot provide the notices required herein this clause (ii), Borrower shall be obligated to provide such notice; and

(iii)        not contain any clauses that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)          If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after ten (10) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instruments and shall bear interest at the Default Rate.

(g)          Notwithstanding anything to the contrary, Borrower shall use commercially reasonable efforts to cause the Condominium to maintain (1) the coverage required under the Condominium Documents; and (2) any additional coverage necessary to meet the requirements as set forth in this Section 6.1 or as otherwise approved by Lender, such approval not to be unreasonably withheld but, in any event, consistent with coverages required by prudent institutional mortgage lenders originating similar mortgage loans (collectively referred to herein as an “Acceptable Condominium Policy”). The ratings, as of the date hereof, of the insurers under the existing Condominium policies are acceptable. In all cases, Lender must receive evidence satisfactory to Lender of the terms and conditions of such coverage.

Section 6.2           Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and, subject to the Condominium Documents, shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement) with respect to any Casualty with respect to any Individual Property in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the larger of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property and (y) $1,000,000, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3           Condemnation. (a)Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings (subject to the applicable Condominium Documents) in which the Award or the costs of completing the Restoration are equal to or greater than the larger of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property and (y) $1,000,000, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Notes and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b)          Intentionally omitted.

Section 6.4           Restoration. The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)          If (i) the Net Proceeds are less than the greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property and (y) $1,000,000 and (ii) the costs of completing the Restoration are less than the greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property and (y) $1,000,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that Borrower thereafter shall expeditiously commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)          If (i) the Net Proceeds are equal to or more than greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property and (y) $1,000,000 or (ii) the costs of completing the Restoration are equal to or more than greater of (x) five percent (5%) of the Allocated Loan Amount of the applicable Individual Property and (y) $1,000,000, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable third party counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)       The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)         no Event of Default shall have occurred and be continuing;

(B)         (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C)         Leases demising in the aggregate a percentage amount equal to or greater than eighty percent (80%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D)         Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after issuance of building permits with respect thereto) and shall diligently pursue the same to satisfactory completion;

(E)         Lender shall be reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(F)         Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the applicable Individual to as nearly as possible the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(G)         the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements and the Ground Lease, the Master Lease the Condominium Documents and/or the Operating Lease, as applicable;

(H)         the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the Ground Lease, the Master Lease, the Condominium Documents and/or the Operating Lease, as applicable;

(I)         intentionally omitted;

(J)         intentionally omitted;

(K)         Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned; and

(L)         the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)     The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)     All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender (and such review and acceptance not to be unreasonably withheld, conditioned or delayed) and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the general contractor engaged in the Restoration, as well as the contracts under which it has been engaged, shall be subject to prior review and approval by Lender (and such review and acceptance not to be unreasonably withheld, conditioned or delayed) and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

(iv)        In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall be reduced to five percent (5%) of the costs actually incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed (subject only to non-material punchlist items) in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the related Title Insurance Policy, and Lender receives an endorsement to the related Title Insurance Policy insuring the continued priority of the lien of the related Security Instruments and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)         Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)        If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)       The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited in Lockbox Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Notes, this Agreement or any of the other Loan Documents.

(c)          All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be deposited into the Lockbox Account as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 hereof toward the payment of the Debt whether or not then due and payable.

(d)          In the event of foreclosure of the Security Instruments with respect to an Individual Property, or other transfer of title of an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

(e)          Borrower shall not grant its consent, approval or waiver with respect to any disbursement of Insurance Proceeds or Condemnation Proceeds in respect of the Ground Lease or the Master Lease (if such disbursement would violate the terms and provisions of this Section 6.4) as may be requested or required in connection with the terms and provisions of such Ground Lease or the Master Lease without first obtaining such written consent, approval, or waiver of Lender, which shall not be unreasonably withheld, delayed or conditioned.

(f)          In addition to the foregoing, in connection with any partial Condemnation or any Casualty, if (i) any Net Proceeds shall be equal to or greater than sixty percent (60%) of the Allocated Loan Amount in respect of the applicable Individual Property or (ii) provided no Event of Default shall have occurred and be continuing, any Net Proceeds shall be equal to or greater than the five percent (5%) of the Allocated Loan Amount and Lender does not disburse the Net Proceeds to Borrower for Restoration due to Borrower’s failure to satisfy the conditions set forth in Section 6.4(b)(i) hereof using commercially reasonable efforts, then Borrower shall have the right, but not the obligation, to elect not to proceed with a Restoration and to voluntarily prepay the Loan in an amount equal to the Release Price of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) utilizing the Net Proceeds (together with other funds of the Borrower if such Net Proceeds are less than the Release Price and any interest shortfall in connection therewith) and obtain the release of the applicable Individual Property from the lien of the Security Instruments thereon and related Loan Documents, provided that (i) Borrower shall have satisfied each of the requirements of Section 2.5 hereof, and (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the Payment Date occurring following the date the Net Proceeds shall be available to Borrower for such Casualty/Condemnation Prepayment. For the avoidance of doubt, unless such payment is made following the occurrence of and during the continuance of an Event of Default, no premium or penalty or charge shall be due with respect to a Casualty/Condemnation Prepayment.

Section 6.5           References to Borrower in this Article VI. It is understood that, with respect to the Viceroy Property, Borrower may delegate to Operating Lessee all of the obligations in this Article VI, so that all references to the actions or agreements of Borrower in this Article VI shall mean and be deemed to refer to “Borrower causing the Operating Lessee” to perform such actions or agreement.

ARTICLE VII

RESERVE FUNDS

Section 7.1           Intentionally Omitted.

Section 7.2           Tax and Insurance Reserve Fund.Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall deliver to Lender to be held in escrow and disbursed pursuant to this Section 7.2, on each Payment Date thereafter, (i) one-twelfth (1/12th) of the Taxes and Other Charges that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate in the Tax and Insurance Reserve Fund sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates and (ii) one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof (unless an Event of Default has occurred and is continuing, solely to the extent the applicable insurance Policies are not a blanket insurance Policy) in order to accumulate in the Tax and Insurance Reserve Fund sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (amounts so deposited hereinafter called the “Tax and Insurance Reserve Fund”). Provided no Event of Default exists, Lender will apply the Tax and Insurance Reserve Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to the Approved Annual Budget, Section 5.1.2 hereof and under the Security Instruments. In making any payment relating to the Tax and Insurance Reserve Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes), or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Reserve Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to the Approved Annual Budget, Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Fund. Any amount remaining in the Tax and Insurance Reserve Fund after the Debt has been paid in full shall be disbursed in accordance with Section 7.9 below. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Reserve Fund is not or will not be sufficient to pay Taxes, Other Charges or Insurance Premiums by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Notwithstanding anything to the contrary herein, if insurance for the Property is provided through a blanket insurance Policy acceptable to Lender, Borrower shall not be required to fund the Tax and Insurance Reserve Fund with funds for Insurance Premiums except during the continuation of an Event of Default.

Section 7.3           Replacements and Replacement Reserve Fund.

7.3.1           Replacement Reserve Fund. Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall pay to Lender, on each Payment Date thereafter, one-twelfth (1/12) of the product of $0.25 multiplied by the total number of aggregate rentable square feet comprising all of the Properties (other than the Viceroy Property) then subject to the lien of the Security Instruments (the “Replacement Reserve Monthly Deposit”), which amounts are reasonably estimated by Lender to be due for replacements, capital expenditures in accordance with any Approved Annual Budget, and repairs required to be made to the Properties during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Any amounts held in the Replacement Reserve Account and allocated for an Individual Property shall be released to Borrower in the event such Individual Property is released from the Lien of its related Security Instruments in accordance with Section 2.5 hereof.

7.3.2           Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to an Individual Property, replacements of inventory or for any costs which are to be reimbursed from the Required Repair and Environmental Conditions Reserve Fund, FF&E Reserve Fund or Rollover Reserve Fund.

(b)          Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual approved costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to clause (e) hereof) as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default exists.

(c)          Each request for disbursement from the Replacement Reserve Account shall be in a form reasonably specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall provide an Officer’s Certificate stating that all such Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the applicable Individual Property to which Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in clause (e) hereof, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment.

(d)          Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000.00 for completion of its work or delivery of its materials (which lien waivers may be conditioned upon receipt of such funds). Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the applicable Individual Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e)          If the cost of a Replacement exceeds $50,000.00, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in the such Individual Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor (which lien waivers may be conditioned upon receipt of such amounts paid pursuant to the request for payment).

(f)          Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $25,000.00.

7.3.3           Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep each Individual Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the respective Individual Property is located, and to keep each Individual Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b)          Lender reserves the right, at its option, to approve all contracts or work orders in excess of $25,000.00 with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c)          In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to cause Borrower to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement.

(d)          During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements, Borrower grants Lender the right to enter onto any Individual Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect such Individual Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instruments. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower if Lender has accelerated the Loan following an Event of Default. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against any Individual Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with any Individual Property or the rehabilitation and repair of any Individual Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e)          Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)          Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto each Individual Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, and to examine all plans and shop drawings relating to such Replacements which are or may be kept at each Individual Property, during the continuance of an Event of Default, to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section (f) or the completion of Replacements pursuant to this Section 7.3.3.

(g)          Lender may require an inspection of the Individual Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)          The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i)          Before each disbursement from the Replacement Reserve Account in excess of $25,000.00, Lender may require Borrower to provide Lender with a search of title to the applicable Individual Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the applicable Individual Property since the date of recordation of the related Security Instruments and that title to the applicable Individual Property is free and clear of all Liens (other than the lien of the related Security Instruments and any other Liens previously approved in writing by Lender, if any).

(j)          All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the applicable Individual Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)          In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4           Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to any Individual Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)          Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority

7.3.5           Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4           Rollover Reserve.

7.4.1           Deposits to Rollover Reserve Fund. Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall pay to Lender, on each Payment Date thereafter, one-twelfth (1/12) of the product of $1.50 multiplied by the total number of aggregate rentable square feet comprising all of the Properties (other than the Viceroy Property) then subject to the lien of the Security Instruments, which amounts shall be deposited with and held by Lender for tenant improvement and leasing commission obligations incurred following the date hereof. In addition, during a Cash Sweep Period, Borrower shall deliver to Lender for deposit into the Rollover Reserve Fund all funds received by Borrower in connection with any cancellation, termination or surrender of any Lease, including, but not limited to, any surrender or cancellation fees, buy-out fees, or reimbursements for tenant improvements and leasing commissions; provided, however, that, so long as no Event of Default has occurred and is continuing, such cancellation, termination or surrender or other similar funds shall be remitted to Borrower in the event (i) the demised premises under such cancelled, terminated or surrendered Lease has been re-let, (ii) the replacement tenant is in occupancy of the demised premises and paying full, unabated rent, (iii) all tenant improvements and leasing commissions have been paid with respect to the applicable demised premises and (iv) Borrower delivers to Lender a tenant estoppel certificate signed by the replacement tenant in form and substance acceptable to Lender. All such amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”.

7.4.2           Withdrawal of Rollover Reserve Funds. Provided no Event of Default then exists, Lender shall make disbursements from the Rollover Escrow Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its reasonable discretion if not previously approved in the Approved Annual Budget. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $5,000.00 upon delivery by Borrower of Lender’s standard form of draw request, together with an Officer’s Certificate stating that the amounts requested shall be used to pay for approved tenant improvements and leasing commissions. Each such draw request shall be accompanied by copies of paid invoices for the amounts requested and, if required by Lender for requests in excess of $25,000.00 for a single item, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Properties at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000.00 for which reimbursement is sought.

Section 7.5           Ground Lease Reserve Fund.

7.5.1           Deposits to Ground Lease Reserve Fund. Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall pay to Lender, on each Payment Date thereafter, the amount equal to the rents (including both base and additional rents) and other charges due under the Ground Lease that Lender reasonably estimates will be payable by Borrower as lessee under the Ground Lease and under the Master Lease that Lender reasonably estimates will be payable by Borrower as lessee under the Master Lease (collectively, the “Ground Rent”) for the following month in order to accumulate with Lender sufficient funds to pay all such Ground Rent at least five (5) Business Days prior to the respective due dates. Amounts so deposited shall hereinafter be referred to as the “Ground Lease Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Ground Lease Reserve Account”.

7.5.2           Release of Ground Lease Reserve Fund. Lender shall apply amounts in the Ground Lease Reserve Fund to the payment of the Ground Rent as and when due under the Ground Lease or the Master Lease (as applicable) during a Cash Sweep Period. In making any payment relating to the Ground Rent, Lender may do so according to any bill, statement or estimate procured from the Ground Lessor under the Ground Lease or the Master Lessor under the Master Lease, without inquiry into the accuracy of such bill, statement or estimate, in accordance with the payment terms set forth in the Ground Lease or the Master Lease, as applicable. Any amounts remaining in the Ground Lease Reserve Fund after the Debt has been paid in full shall be promptly returned to Borrower. If at any time Lender reasonably determines that the Ground Lease Reserve Fund is not or will not be sufficient to pay the Ground Rent by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least five (5) Business Days prior to the due date of the Ground Rent under the Ground Lease or the Master Lease, as applicable.

Section 7.6            Excess Cash Flow Reserve Fund.

7.6.1           Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account after payment of all amounts required to be paid from the Reserve Funds pursuant to Section 2.6.2(b) hereof, which shall be held by Lender as additional security for the Loan. Amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.6.2           Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure and provided no additional Cash Sweep Period and no Event of Default exists, all Excess Cash Flow Reserve Funds shall be delivered to Borrower. In addition, if and to the extent a Viceroy Litigation Trigger has occurred, all Excess Cash Flow Reserve Funds allocable to such Viceroy Litigation Trigger shall be released pursuant to the terms and conditions of clause (e) of the defined term “Cash Sweep Event Cure” in Article I of this Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid (a) first, if the Mezzanine Loan remains outstanding, to Mezzanine Lender, and (b) second, if the Mezzanine Loan has been paid in full, to Borrower.

Section 7.7           Intentionally Omitted.

Section 7.8           Intentionally Omitted.

Section 7.9           WWP Fund.

7.9.1           Deposit to WWP Fund. On the Closing Date, Borrower shall deposit an amount equal to $260,000,000.00 into an operating account in Borrower’s name and solely under Borrower’s control with KeyBank, National Association to be used by Guarantor or its Affiliates to acquire the remaining direct equity interest in the equity owner of the World Wide Plaza Property pursuant to that certain joint venture agreement between Guarantor and its joint venture partner(s) (“Equity Purchase”). Amounts so deposited shall hereinafter be referred to as Borrower’s “WWP Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “WWP Account”. Notwithstanding anything to the contrary herein, Agent shall not be entitled to any security interest in the WWP Account, the WWP Fund and any and all monies now or hereafter deposited in the WWP Account. In no event shall the WWP Fund be included in or treated as a Reserve Fund pursuant to this Agreement or any other Loan Documents.

7.9.2           Withdrawal of WWP Fund. Borrower may withdraw, in its sole discretion prior to the Initial Maturity Date, the WWP Fund for application to the purchase price of the Equity Purchase upon and as conditions precedent thereto: (1) not less than three (3) Business Days’ prior written notice to Lender and (2) delivery to Lender on or prior to the closing date of the Equity Purchase unexecuted copies of the transfer documents evidencing the Equity Purchase, including, without limitation, a settlement statement. Promptly following the consummation of the Equity Purchase, Borrower shall deliver to Lender true and correct executed copies of documents evidencing the Equity Purchase, including, without limitation, an executed settlement statement. In addition, Borrower may elect, in its sole discretion prior to the Initial Maturity Date and upon not less than three (3) Business Days’ prior written notice to Lender, to deliver to Lender the WWP Fund for application to prepayment of the Loan and the Mezzanine Loan (on a pro rata basis provided that no Event of Default has occurred and is continuing), without payment of any prepayment premium or spread maintenance premium or any other fee or penalty, in accordance with the terms and conditions set forth in Section 2.4 hereof and Section 2.4 of the Mezzanine Loan Agreement. Borrower may not use the WWP Fund for any other purpose.

Section 7.10         FF&E Reserve Fund.

7.10.1         Deposits to FF&E Reserve Fund. Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall deposit with Lender, on each Payment Date thereafter, an amount equal to three percent (3%) of Gross Income from Operations with respect to the Viceroy Property (or such greater amount if required by the Management Agreement applicable to the Viceroy Property) of the calendar month occurring two (2) calendar months prior to the calendar month of the Payment Date on which such deposit is required (the “FF&E Reserve Monthly Deposit”); provided, however, in the event the Viceroy Manager is collecting the FF&E Contributions and maintaining the Reserve Fund (each as defined in the Management Agreement applicable to the Viceroy Property) in accordance with the Management Agreement, Borrower shall not be required to deposit the FF&E Reserve Monthly Deposit hereunder unless the Viceroy Manager no longer maintains such Reserve Fund and provided that the Viceroy Manager grants to Lender a first-priority perfected security interest in such Reserve Fund and any and all monies now or hereafter deposited in such Reserve Fund as additional security for payment of the Debt and subject to Section 7.12 hereof. All such amounts so deposited shall hereinafter be referred to as the “FF&E Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “FF&E Reserve Account”.

7.10.2         Withdrawal of FF&E Reserve Fund. Provided no Event of Default exists, Lender shall make disbursements from the FF&E Escrow Fund for FF&E obligations for which Borrower is responsible.

(a)          Lender shall disburse to Borrower the FF&E Reserve Fund upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the FF&E Expenditures to be paid; (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are FF&E Expenditures, (B) stating that all FF&E Expenditures at the Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the FF&E Expenditures, (C) identifying each Person that supplied materials or labor in connection with the FF&E Expenditures to be funded by the requested disbursement and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers, invoices and/or other evidence of payment satisfactory to Lender; (iv) at Lender’s option, if the cost of any individual FF&E Expenditure exceeds $100,000, a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Lender’s option, if the cost of any individual FF&E Expenditure exceeds $100,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the required repairs; and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the FF&E Expenditures at the Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse FF&E Reserve Funds more frequently than once each calendar month nor in an amount less than $5,000 (or a lesser amount if the total amount of FF&E Reserve Funds is less than $5,000, in which case only one disbursement of the amount remaining in the account shall be made).

(b)          Nothing in this Section 7.10.2 shall (i) make Lender responsible for making or completing the FF&E Expenditures; (ii) require Lender to expend funds in addition to the FF&E Reserve Funds to complete any FF&E Expenditures; (iii) obligate Lender to proceed with the FF&E Expenditures; or (iv) obligate Lender to demand from Borrower additional sums to complete any FF&E Expenditures.

(c)          Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Viceroy Property during normal business hours to inspect the progress of any FF&E Expenditures and all materials being used in connection therewith and to examine all plans and shop drawings relating to such FF&E Expenditures. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(d)          Any FF&E Reserve Funds remaining on deposit in the FF&E Reserve Account after the Debt has been paid in full shall be promptly returned to Borrower.

Section 7.11         Common Charge Reserve Fund.

7.11.1         Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall pay to Lender, on each Payment Date thereafter, one-twelfth of the Common Charges that Lender estimates will be payable during the following twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Common Charges at least thirty (30) days prior to their respective due dates. All such amounts so deposited shall hereinafter be referred to as the “Common Charge Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Common Charge Reserve Account”.

7.11.2         Release of Common Charge Reserve Fund. Lender shall apply the Common Charge Reserve Fund to payments of Common Charges required to be made by Borrower pursuant to the Condominium Documents and Section 5.1.36 hereof during a Cash Sweep Period. In making any payment relating to the Common Charges, Lender may do so according to any bill, statement or estimate procured from the Board under the Condominium Documents, without inquiry into the accuracy of such bill, statement or estimate, in accordance with the payment terms set forth in the Condominium Documents. Any amounts remaining in the Common Charge Reserve Fund after the Debt has been paid in full shall be promptly returned to Borrower. If at any time Lender reasonably determines that the Common Charge Reserve Fund is not or will not be sufficient to pay the Common Charges by the dates set forth above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least fifteen (15) days prior to the due date of the Common Charges.

Section 7.12         Reserve Funds, Generally. (a) Each of Borrower and Operating Lessee grants to Agent a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Agent may, in addition to any and all other rights and remedies available to Agent, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Agent.

(b)          Neither Borrower nor Operating Lessee shall, without obtaining the prior consent of Agent, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto.

(c)          The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Fund (with the exception of the Tax and Insurance Reserve Fund) shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. All interest or other earnings on the Tax and Insurance Reserve Fund shall be for the account of Agent or Servicer in consideration of its administration of such Tax and Insurance Reserve Fund. Borrower and Operating Lessee shall have the right to direct Agent to invest sums on deposit in the Eligible Account in Permitted Investments, provided (a) such investments are then regularly offered by Agent for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing. Borrower and Operating Lessee shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance Reserve Fund). No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.12. Borrower and Operating Lessee shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower or Operating Lessee promptly on demand by Agent or any Lender. Agent, each Lender and Servicer shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d)          Borrower shall indemnify Agent, each Lender and Servicer and hold Agent, each Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorney’s fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower and Operating Lessee shall assign to Agent all rights and claims Borrower or Operating Lessee (as applicable) may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(e)          Notwithstanding anything to the contrary contained herein, any Reserve Funds remaining after the Debt has been paid in full shall be, in the event that the Mezzanine Loan shall remain outstanding as of such date, delivered to Mezzanine Agent to be held by Mezzanine Agent pursuant to the Mezzanine Loan Documents, or in the event that the Mezzanine Loan shall no longer remain outstanding as of such date, promptly delivered to Borrower.

Section 7.13         Letters of Credit.

(a)          Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, at its option, to either (a) draw upon any Letter of Credit and to apply all or any part of such funds to the Debt in such order, proportion or priority as Agent may determine or (b) hold amounts so drawn as additional security for the payment of the Debt.

(b)          Additional Rights of Agent. In addition to any other right Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Agent shall have the additional rights to draw in full any Letter of Credit: (i) if Agent has received a notice from the Issuing Bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least fifteen (15) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of notice from the Issuing Bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iii) if the Issuing Bank shall cease to be an Eligible Institution and Borrower or Operating Lessee fails to deliver a replacement Letter of Credit within fifteen (15) Business Days after Borrower’s or Operating Lessee’s (as applicable) receipt of notice from Agent that the Issuing Bank is no longer an Eligible Institution. If Agent draws on the Letter of Credit pursuant to this Section 7.13(b) and no Event of Default exists and is continuing, then Agent shall apply the proceeds of the Letter of Credit to Borrower’s and Operating Lessee’s reserve obligations under this Agreement. Notwithstanding anything to the contrary contained herein, Agent shall not be obligated to draw upon any Letter of Credit upon the happening of an event specified in clauses (i), (ii) or (iii) above and shall not be liable for any losses sustained by Borrower or Operating Lessee as a result of the insolvency of the bank issuing the Letter of Credit if Agent has not drawn upon the Letter of Credit. Neither Borrower nor Operating Lessee shall be entitled to draw from any Letter of Credit.

ARTICLE VIII

DEFAULTS

Section 8.1           Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)          if (A) any Monthly Debt Service Payment Amount is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date, or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) or any other amount payable to Lender pursuant to the Loan Documents is not paid on or prior to the date when the same is due; provided, that with respect to clause (C) only, such failure is continuing for five (5) Business Days after Lender delivers notice thereof to Borrower, subject to Section 2.6.3 hereof;

(ii)         if any of the Taxes or Other Charges are not paid prior to the date on which any penalties or interest would be due; provided, however, that Lender’s failure to timely pay the Taxes or Other Charges from the Tax and Insurance Reserve Fund shall not constitute an Event of Default if sufficient funds collected pursuant to Section 7.2 hereof are available in the Tax and Insurance Reserve Fund to pay such Taxes or Other Charges when due and Lender fails to apply same when required to do so in accordance with this Agreement;

(iii)        if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request (other than the Policies with respect to a Condominium held by and in favor of a Condominium or its Board, and not Borrower, so long as Borrower or Operating Lessee (as applicable) have diligently used commercially reasonable efforts to obtain such Policies); provided, however, that Lender’s failure to timely pay the Insurance Premiums from the Tax and Insurance Reserve Fund shall not constitute an Event of Default if sufficient funds collected pursuant to Section 7.2 hereof are available in the Tax and Insurance Reserve Fund to pay such Insurance Premiums when due and Lender fails to apply same when required to do so in accordance with this Agreement;

(iv)        if Borrower or Operating Lessee Transfers or otherwise encumbers any portion of any Individual Property or Collateral without Lender’s prior written consent (to the extent required herein) in violation of the provisions of this Agreement or Article 6 of the applicable Security Instruments;

(v)         if any representation or warranty made by Borrower, Operating Lessee, Operating Pledgor or Guarantor herein or in any other Loan Document, or made by Borrower, Operating Lessee, Operating Pledgor or Guarantor in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by Borrower, Operating Lessee, Operating Pledgor or Guarantor shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided that, to the extent that Lender reasonably determines that any such false or misleading representation or warranty was inadvertent, is non-recurring, and is capable of being cured, then the foregoing shall only constitute an Event of Default if Borrower does not cure such false or misleading representation or warranty within thirty (30) days following the date on which Borrower receives notice of such false or misleading representation or warranty from Lender;

(vi)        if Borrower, Operating Lessee, Operating Pledgor or Guarantor shall (i) make an assignment for the benefit of creditors or (ii) generally not pay its debts as they become due;

(vii)       if a receiver, liquidator or trustee shall be appointed for Borrower or Operating Lessee, or if Borrower or Operating Lessee shall be adjudicated as bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Operating Lessee (as applicable), or if any proceeding for the dissolution or liquidation of Borrower or Operating Lessee shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or Operating Lessee (as applicable), upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)      if Borrower or Operating Lessee attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)         if Guarantor or Operating Pledgor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or Operating Pledgor or if Guarantor or Operating Pledgor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or Operating Pledgor, or if any proceeding for the dissolution or liquidation of Guarantor or Operating Pledgor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or Operating Pledgor, upon the same not being discharged, stayed or dismissed within ninety (90) days and Lender declares the foregoing to be an Event of Default;

(x)          if Borrower, Operating Lessee or Operating Pledgor breaches any of its respective negative covenants contained in Section 5.2 hereof in any material respect unless Borrower, Operating Lessee or Operating Pledgor (as applicable) promptly corrects such breach within ten (10) Business Days (or such longer period as is expressly provided for in this Agreement) after the earlier of (i) receipt of notice from Lender thereof and (ii) Borrower, Operating Lessee or Operating Pledgor (as applicable) gaining knowledge of such breach, or breaches any representation, warranty or covenant contained in Section 4.1.30 hereof, unless (A) such breach is immaterial, inadvertent and non-recurring and (B) such violation or failure to comply does not materially increase the likelihood of substantive consolidation between Borrower, Operating Lessee or Operating Pledgor (as applicable) and any other entity and such violation or failure is both susceptible of cure and is promptly corrected by Borrower, Operating Lessee or Operating Pledgor (as applicable) within thirty (30) days after such breach occurs;

(xi)         with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower or Operating Lessee shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)        intentionally omitted;

(xiii)       if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) to the extent Borrower or Operating Lessee (as applicable) receives notice of such default and fails to promptly cure such default within ten (10) Business Days thereafter, and Borrower or Operating Lessee (as applicable) fails to enter into a Replacement Management Agreement in accordance with the applicable terms and conditions of this Agreement prior to the effective termination date of the Management Agreement by Manager;

(xiv)      if Borrower or Operating Lessee fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;

(xv)       Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.8 hereof;

(xvi)      if Borrower or Operating Lessee shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in this Section 8.1(a), for ten (10) days after notice to Borrower or Operating Lessee (as applicable) from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or Operating Lessee shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower or Operating Lessee in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xvii)     if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, Operating Lessee or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xviii)    if Borrower or Operating Lessee shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, each for five (5) Business Days after notice to Borrower or Operating Lessee (as applicable) from Lender;

(xix)       if an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, is reasonably likely to result in a Material Adverse Effect;

(xx)        if, without Lender’s consent, any liquor license, hotel license, and/or other material Permit reasonably required for the operation of the Viceroy Property as it is operated as of the Closing Date, and the lack of which would result in a Material Adverse Effect for the Viceroy Property, ceases to be in full force and effect and, in each instance, such failure shall continue for thirty (30) days following notice to Borrower or Operating Lessee;

(xxi)       intentionally omitted;

(xxii)      if Borrower, Operating Lessee or the Viceroy Manager fails to make any required contributions related to employees covered by the CBA Multiemployer Plans after Borrower, Operating Lessee and/or the Viceroy Manager is notified in writing of a failure to make any required contributions related to employees covered by the CBA Multiemployer Plans and Borrower, Operating Lessee and/or the Viceroy Manager fails to cure any deficiency or contest the same within sixty (60) days of such notice and Lender reasonably determines that such failure to make such required contribution would result in a Material Adverse Effect;

(xxiii)     if (A) a default has occurred and continues beyond any applicable cure period under the Operating Lease, (B) the Operating Lease is amended, modified or terminated in violation of the terms of this Agreement or (C) Borrower fails to enforce any of the terms and provisions of the Operating Lease;

(xxiv)    if (A) any Borrower shall fail to pay before the expiration of any applicable notice and grace periods, any Common Charge or any other charges, fees, assessments or other amounts imposed upon any Borrower under the Condominium Documents, or (B) any Borrower shall amend or consent to the amendment of any of the Condominium Documents to the extent Borrower has the right to vote thereon without Lender’s consent in contravention of this Agreement, or (C) any Borrower shall otherwise be in material default under any material term, covenant or condition of the Condominium Documents which material default remains uncured beyond the expiration of the applicable grace or cure period, if any, and which would otherwise have a Material Adverse Effect on the Property;

(xxv)     if (A) a breach or default by Borrower under any obligation contained in the Ground Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives the Ground Lessor a right to terminate or cancel the Ground Lease, or (C) the Viceroy Property shall be surrendered or the Ground Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender;

(xxvi)    if (A) a breach or default by Borrower under any obligation contained in the Master Lease is not cured within any applicable cure period provided therein, (B) there occurs any event or condition that gives the Master Lessor a right to terminate or cancel the Master Lease, or (C) the 350 Bleecker Street Property shall be surrendered or the Master Lease shall be terminated or cancelled for any reason or under any circumstances whatsoever, or (D) any of the terms, covenants or conditions of the Master Lease shall in any manner be modified, changed, supplemented, altered, or amended without the prior written consent of Lender; or

(xxvii)   if Borrower fails to comply with the covenants as to the withdrawal and use of the WWP Fund set forth in Section 5.2.13 and Section 7.9.2 hereof.

(b)          Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and Operating Lessee and in and to any or all of the Properties, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Operating Lessee and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower and Operating Lessee hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and each of Borrower and Operating Lessee hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2           Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower, Operating Lessee and/or Operating Pledgor under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower, Operating Lessee or Operating Pledgor or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, each of Borrower, Operating Lessee and Operating Pledgor agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties and each Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)          With respect to Borrower, Operating Lessee and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Lender may seek satisfaction out of the Properties, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instruments in any manner and for any amounts secured by the Security Instruments then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower or Operating Lessee defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose one or more of the Security Instruments to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan following an Event of Default, Lender may foreclose one or more of the Security Instruments to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, the remaining Properties shall remain subject to the Security Instruments to secure payment of sums secured by the Security Instruments and not previously recovered.

(c)          Following an Event of Default, Lender shall have the right from time to time to sever the Notes and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower and Operating Lessee shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Each of Borrower and Operating Lessee hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower and Operating Lessee ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until an Event of Default has occurred and Lender has accelerated the Loan. Borrower and Operating Lessee shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and Operating Lessee only as of the Closing Date.

(d)          Subject to applicable law, Lender shall have the right from time to time to partially foreclose any Security Instrument and/or the Pledge Agreement in any manner and for any amounts secured by any Security Instrument and/or the Pledge Agreement then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Lender may foreclose any Security Instrument and/or the Pledge Agreement to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan following an Event of Default, Lender may foreclose any Security Instrument and/or the Pledge Agreement to recover so much of the Debt as Lender may accelerate and such other sums secured by any Security Instrument and/or the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instruments and the Pledge Agreement to secure payment of sums secured by the Security Instruments and the Pledge Agreement, respectively, and not previously recovered.

(e)          Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)          If an Event of Default exists, Lender may (directly or by its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives), but without any obligation to do so and without notice to Borrower or Operating Lessee and without releasing Borrower or Operating Lessee from any obligation hereunder, cure the Event of Default in such manner and to such extent as Lender may deem necessary to protect the security hereof. Lender (and its agents, employees, contractors, engineers, architects, nominees, attorneys or other representatives) are authorized to enter upon the Property to cure such Event of Default, and Lender is authorized to appear in, defend, or bring any action or proceeding reasonably necessary to maintain, secure or otherwise protect the Property or the priority of the Lien granted by the Security Instruments.

(g)          If an Event of Default has occurred and is continuing and Lender has commenced the exercise of its remedies in connection therewith, Lender may appear in and defend any action or proceeding brought with respect to the Property and may bring any action or proceeding, in the name and on behalf of Borrower and/or Operating Lessee, which Lender, in its sole discretion, decides should be brought to protect its interest in the Property. Lender shall, at its option, be subrogated to the Lien of any mortgage or other security instrument discharged in whole or in part by the Debt, and any such subrogation rights shall constitute additional security for the payment of the Debt.

(h)          As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3           Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower, Operating Lessee, Operating Pledgor or Guarantor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower, Operating Lessee, Operating Pledgor or Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower, Operating Lessee, Operating Pledgor or Guarantor or to impair any remedy, right or power consequent thereon.

ARTICLE IX

SPECIAL PROVISIONS

Section 9.1           Securitization.

9.1.1           Sale of Notes and Securitization. (a) Each of Borrower and Operating Lessee acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales and/or securitizations, collectively, a “Securitization”).

(b)          In connection with a Securitization or Participation, at the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower or Operating Lessee under this Agreement, Borrower and Operating Lessee shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization or Participation (but in no event shall such cooperation result in any increase in any obligations of Borrower or rights of Lender or decrease in any rights of Borrower or obligations of Lender under the Loan Documents or change in any of the economic or monetary provisions of the Loan or the Loan Documents and not result in any “rate creep” under the Loan Agreement prior to any Event of Default). Lender shall have the right to provide to prospective investors and the Rating Agencies any information in its possession, including, without limitation, financial statements relating to Borrower, Operating Lessee, Guarantor, if any, the Properties and any Tenant of the Improvements. Each of Borrower and Operating Lessee acknowledges that certain information regarding the Loan and the parties thereto and the Properties may be included in a private placement memorandum, prospectus or other disclosure documents. Each of Borrower and Operating Lessee agrees that each of Borrower, Operating Lessee, Guarantor and their respective officers and representatives, shall, at Lender’s request, at Lender’s sole cost and expense subject to Section 9.1.2 hereof, cooperate with Lender’s efforts to arrange for a Securitization or Participation in accordance with the market standards to which Lender customarily adheres and/or which may be required by prospective investors and/or the Rating Agencies in connection with any such Securitization or Participation (as applicable). Borrower, Operating Lessee and Guarantor agree to review, at Lender’s request in connection with the Securitization, the Disclosure Documents as such Disclosure Documents relate to Borrower, Operating Lessee, Operating Pledgor, Guarantor, Manager, the Properties and the Loan, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Security Instruments,” “Description of the Mortgage Loan and Mortgaged Property,” “The Ground Lease,” “The Master Lease,” “The Operating Lease,” “The Condominiums,” “The Manager,” “The Borrower,” “The Ground Lessee”,” “The Master Lessee,” “The Operating Lessee” and “Certain Legal Aspects of the Mortgage Loan” (or sections similarly titled or covering similar subject matters) and shall confirm that the factual statements and representations contained in such sections and such other information in the Disclosure Documents (to the extent such information relates to, or is based on, or includes any information regarding the Properties, Borrower, Operating Lessee, Operating Pledgor, Guarantor, Manager and/or the Loan) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

(c)          In connection with a Securitization or Participation, Borrower agrees to make upon Lender’s written request, without limitation, all structural or other changes to the Loan (including delivery of one or more new component notes to replace the original notes or modify the original notes to reflect multiple components of the Loan and such new notes or modified notes may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel acceptable to the Approved Rating Agencies or potential investors and addressing such matters as the Approved Rating Agencies or potential investors may require; provided, however, that in creating such new notes or modified notes or mezzanine notes Borrower shall not be required to modify (i) the initial weighted average interest rate payable under the Notes or take any other action which would result in “rate creep” prior to any Event of Default, (ii) the stated maturity of the Notes, (iii) the provisions related to pro rata payment between the Loan and any mezzanine loans and among the notes for each such loan prior to an Event of Default, (iv) the aggregate principal of the Notes, (v) any other material economic term of the Loan, (vi) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (vii) increase the obligations or decrease the rights of Borrower pursuant to the Loan Documents or increase the rights or reduce the obligations of Lender, nor shall Borrower (subject to Section 9.1.3 hereof) be required to modify its organizational structure or make any other modification, if such modification would cause it or any of its Affiliates or direct or indirect owners to incur any additional tax liability. In connection with the foregoing, each of Borrower and Operating Lessee covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans.

(d)          If requested by Lender, Borrower and Operating Lessee shall provide Lender, promptly upon request, with any financial statements, financial, statistical or operating information or other information as Lender shall reasonably determine necessary or appropriate (including items required (or items that are required if the Securitization is offered publicly) pursuant to Regulation AB under the Securities Act, or the Exchange Act, or any amendment, modification or replacement thereto) or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or materials or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender, provided that Borrower and Operating Lessee shall provide such information solely to the extent such information is reasonably obtainable using systems then in place by Borrower or Operating Lessee, or otherwise Borrower and Operating Lessee shall provide such information at Lender’s cost and expense.

9.1.2           Securitization Costs. All reasonable third party costs and expenses incurred by Borrower, Operating Lessee, Guarantor and Manager in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender, except Borrower, Operating Lessee, Guarantor and Manager shall pay their own legal fees in excess of $5,000.00 except those fees incurred for providing opinions that were not required to be provided on the Closing Date (excluding any update or “bring down” of the opinions provided on the Closing Date) but are required in connection with such Securitization, the fees for which shall be paid or reimbursed by Lender.

9.1.3           Mezzanine Loans. (a) Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the principal balances of each of the Loan and the Mezzanine Loan between each other, provided that (i) the payment of the Loan and the Mezzanine Loan continue to be paid pro rata prior to an Event of Default, (ii) the weighted average spread of the Loan and the Mezzanine Loan following any such reallocation or modification shall not be changed from the weighted average interest rate in effect immediately preceding such reallocation or modification prior to an Event of Default, (iii) the total loan amounts for the mortgage and mezzanine loans shall equal the then outstanding amount of the Mortgage Loan and the Mezzanine Loan immediately prior to Lender’s restructuring pursuant to this Section 9.1.3, (iv) such modifications will not increase Borrower’s obligations and liabilities under the Loan Documents or Mezzanine Borrower’s obligations and liabilities under the Mezzanine Loan Documents, or decrease Borrower’s rights under the Loan Documents or Mezzanine Borrower’s rights under the Mezzanine Loan Documents, or decrease Lender’s obligations under the Loan Documents or Mezzanine Lender’s obligations under the Mezzanine Loan Documents, or increase Lender’s rights under the Loan Documents or Mezzanine Lender’s rights under the Mezzanine Loan Documents and (v) no additional mortgage tax shall be due with respect to the Security Instruments, provided that, if additional mortgage tax shall be due and Lender shall agree to pay such additional mortgage tax at its sole cost and expense, such additional mortgage tax shall not prevent Lender from exercising its rights under this Section 9.1.3(a).

(b)          Notwithstanding the provisions of Section 9.1 to the contrary, each Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) amongst each other and to reallocate the interest rate among the Loan, the Mezzanine Loan and any new Mezzanine Loan(s) and to require the payment of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) to be made pro rata prior to an Event of Default; provided, that (i) in no event shall the weighted average interest rate of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average interest rate for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s), and (ii) such New Mezzanine Loan(s) will not increase Borrower’s obligations and liabilities under the Loan Documents, or decrease the rights of Borrower under the Loan Documents, or decrease Lender’s obligations under the Loan Documents or Mezzanine Lender’s obligations under the Mezzanine Loan Documents, or increase Lender’s rights under the Loan Documents or Mezzanine Lender’s rights under the Mezzanine Loan Documents. Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.3, all in form and substance reasonably satisfactory to Borrower, Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower and Operating Lessee (as applicable) shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan all of which shall be on substantially the same terms and conditions as the Loan Documents. In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower and Mezzanine Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel, in substantially the same form as were delivered in connection with the Loan, with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and Mezzanine Loan Documents, as amended, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.

9.1.4           Participations.

(a)          Each of Borrower and Operating Lessee acknowledges and agrees that Lender may at any time issue one or participation interests in the Loan (each, a “Participation”).

(b)          Each Lender that sells a participation pursuant to Section 9.1.4(a) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.2           Securitization Indemnification. (a) Each of Borrower and Operating Lessee understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Operating Lessee will cooperate with the holder of any Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)          The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement in form reasonably satisfactory to Lender and the Indemnifying Persons (i) certifying that (A) each Indemnifying Person has examined those portions of the Disclosure Documents specified by Lender and provided to such Indemnifying Person which may include, without limitation, the sections entitled “Risk Factors”, “Special Considerations”, “Description of the Security Instruments”, “Description of the Mortgage Loans and Mortgaged Property”, “The Ground Lease,” “The Master Lease,” “The Operating Lease,” “The Condominiums,” “The Manager”, “The Borrower,” “The Ground Lessee”,” “The Master Lessee,” “The Operating Lessee” and “Certain Legal Aspects of the Mortgage Loan”, and (B) such sections (to the extent such information relates to or includes any Provided Information or any information regarding the Property, Borrower, Operating Lessee, Operating Pledgor, Manager which is an Affiliate of Borrower, Operating Lessee or Guarantor, and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”), and such Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, Credit Suisse (whether or not it is the Lender), any Affiliate of Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities; provided, however, that (x) the Indemnifying Person will be liable in any such case under Section 9.1.4(b) only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of the Indemnifying Person in connection with the preparation of the Disclosure Document, (y) the Indemnifying Person shall not be obligated to provide the certification set forth herein or be liable hereunder if such Indemnifying Person has not been afforded reasonable time under the circumstances to review and comment on the applicable sections of the applicable Disclosure Document, and (z) no Indemnifying Person shall be liable in connection with the above with respect to any statement or omission or any failure of Lender to accurately transcribe any portion of the Covered Disclosure Information provided by such Indemnifying Person. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (ii) and (iii) above shall be effective, valid and binding obligations of the Indemnifying Persons, whether or not an indemnification agreement described in clause (i) above is provided.

(c)          In connection with any filing pursuant to the Exchange Act in connection with or relating to the Securitization, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities; provided, however, that (x) the Indemnifying Person will be liable in any such case under Section 9.2(c) only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of the Indemnifying Person in connection with the preparation of the Disclosure Document, (y) the Indemnifying Person shall not be obligated to provide the certification set forth herein or be liable hereunder if such Indemnifying Person has not been afforded reasonable time under the circumstances to review and comment on the applicable sections of the applicable Disclosure Document, and (z) no Indemnifying Person shall be liable in connection with the above with respect to any statement or omission or any failure of Lender to accurately transcribe any portion of the Covered Disclosure Information provided by such Indemnifying Person.

(d)          Borrower shall indemnify Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives involved in the origination of the Loan or the Securitization, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers and Operating Lessee to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(e)          Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there is an actual conflict of interest between the Indemnified Parties seeking separate representation.

(f)          Without the prior written consent of Credit Suisse (which consent shall not be unreasonably withheld), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Credit Suisse reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld).

(g)          The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(h)          The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(i)          The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(j)          Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3           Agent.

(a)          Column Financial, Inc. (“Column”) shall act as Agent for itself and the Co-Lenders pursuant to this Section 9.3. Column, by execution hereof, hereby accepts such appointment as Agent. Borrower acknowledges that Agent shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as a Lender and as agent for itself and the Co-Lenders. Each Co-Lender acknowledges that Agent shall retain the exclusive right to grant approvals and give consents and approvals with respect to all matters requiring Lender’s consent or approval hereunder. Notwithstanding anything to the contrary in this Agreement, all references herein or in any other Loan Document to Lender shall mean “Lender” or “Agent on behalf of Lender”, as the context may require. Each Co-Lender agrees that, with respect to Required Lender Decisions (as defined in the Co-Lender Agreement), if there are two (2) or more Co-Lenders that are not Defaulting Lenders (as defined in the Co-Lender Agreement), then the approval of Co-Lenders that are not Defaulting Lenders and which cumulatively own not less than sixty percent (60%) of the then aggregate unpaid principal amount of the Loan (after subtracting the interest or interests owned by any Defaulting Lenders, given that no Defaulting Lender has voting rights under the Co-Lender Agreement) shall be required (the “Required Lender Threshold”). So long as no Event of Default has occurred and is continuing, such Required Lender Threshold may not be amended or modified without the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed). Except as otherwise expressly provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Agent to bind Lender and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement be subject to the consent or direction of some or all of the Co-Lenders. Any Agent may resign as Agent of the Co-Lenders subject to the reasonable approval of Borrower (not to be unreasonably withheld, conditioned or delayed); provided, however, that Agent may resign as Agent under this Agreement and the other Loan Documents without Borrower’s approval or consent if (1) required by a subpoena, or judicial or administrative process, or (2) if required by any applicable regulatory authority (including, without limitation, self-regulatory authorities (including, without limitation, FINRA)), or (3) neither Agent nor any Affiliate successor or assign doing business in the United States will be engaged going forward, or is no longer engaged in the United States of America in the business of holding interests in commercial real estate loans. Prior to the effectiveness of any such resignation, a successor Agent shall be determined by the Lenders subject to the reasonable approval of Borrower (not to be unreasonably withheld, conditioned or delayed) and such successor Agent shall be appointed effective immediately upon the effective date of such resignation. The term “Agent” shall mean Column and any successor Agent.

(b)          Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities to Borrower except those expressly set forth herein and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement or any other Loan Document, or otherwise exist against Agent.

(c)          Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more assignment and assumption agreements, Column, in its capacity as a Co-Lender (and not as Agent), shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same in its capacity as a Lender. Lender and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.

(d)          If required by any Co-Lender, Borrower agrees to make reasonable changes to the Loan (including delivery of one or more new component notes to replace the original notes or modify the original notes to reflect multiple components of the Loan and such new notes or modified notes may have different interest rates and amortization schedules), modifications to any documents evidencing or securing the Loan, creation of one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers), delivery of opinions of counsel in substantially similar form and substance to the opinions of counsel delivered as of the Closing Date and reasonably acceptable to the Co-Lenders for which the reasonable, out-of-pocket costs actually incurred shall be paid or reimbursed by the requesting Lender; provided, however, that in creating such new notes or modified notes or mezzanine notes or undertaking any of the foregoing, the foregoing shall not (i) modify the weighted average interest rate payable under the Notes or result in “rate creep” prior to any Event of Default, (ii) modify the stated maturity of the Notes, (iii) modify the provisions related to pro rata payment between the Loan and any mezzanine loans and among the notes for each such loan prior to an Event of Default, (iv) modify the aggregate principal of the Notes, (v) modify any other material economic term of the Loan, (vi) decrease the time periods during which Borrower is permitted to perform its obligations under the Loan Documents, or (vii) increase the obligations or decrease the rights of Borrower pursuant to the Loan Documents or increase the rights or reduce the obligations of Lender, nor shall Borrower (subject to Section 9.1.3 hereof) be required to modify its organizational structure or make any other modification, if such modification would cause it or any of its Affiliates or direct or indirect owners to incur any additional tax liability not already contemplated by the terms and conditions of this Agreement prior to any such modification. In connection with the foregoing, each of Borrower and Operating Lessee covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans.

(e)          Agent, shall maintain at its domestic lending office or at such other location as Agent and shall designate in writing to each Co-Lender and Borrower a copy of each assignment and assumption agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan and the name and address of each Co-Lender’s agent for service of process (the “Register”). No assignment shall be effective unless recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent, and the Co-Lenders shall treat each person or entity whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent. For the avoidance of doubt, this Section 9.3(e) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881 (c)(2) of the Code, and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). A Co-Lender may change its address and its agent for service of process upon written notice to Column, as Agent, and to Borrower, which notice shall only be effective upon actual receipt by Agent and by Borrower, which receipt will be acknowledged by Agent and by Borrower upon request.

(f)          Notwithstanding anything to the contrary set forth herein, no Lender (together with any Affiliates) may own more than fifty percent (50%) of the then aggregate unpaid principal amount of the Loan without the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed), other than Column and its Affiliates, Western Asset Management Company and its Affiliates, and any trust pursuant to a Securitization (so long as neither Control of the trust is held, nor more than fifty percent (50%) of the beneficial interests in such trust is owned, in either case, by any Person (together with any Affiliates) other than Column and its Affiliates and/or Western Asset Management Company and its Affiliates), for which such limitation shall not be applicable.

(g)          Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).

Section 9.4           No Exculpation.  (a) Nothing contained herein shall in any manner or way release, affect or impair the right of Agent on behalf of the Lenders to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) incurred or suffered by Lender arising out of or in connection with the Notes, this Agreement, the Security Instruments or the other Loan Documents. Agent may enforce the liability and obligation of Borrower and Operating Lessee (as applicable) to perform and observe the obligations contained in the Notes, this Agreement, the Security Instruments or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower. Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Notes, this Agreement, the Security Instruments and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Agent pursuant to the Loan Documents and in the event that any judgment in any such action or proceeding shall be greater than the extent of Borrower’s or Operating Lessee’s interest in the Properties, in the Rents, in the Collateral and in any other collateral given to Agent, and Agent may sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Notes, this Agreement, the Security Instruments or the other Loan Documents.

(b)          Notwithstanding anything to the contrary in this Section 9.4 or any other provision of this Agreement or any other Loan Document, Operating Lessee shall not be liable to Lender under this Section 9.4 or any other provision of this Agreement or any other Loan Document (including, without limitation, any liability for all or any portion of the Debt), provided that, upon the occurrence of an Event of Default hereunder, Agent shall have the right to foreclose upon Operating Lessee’s interest in the Viceroy Property subject to and in accordance with the terms hereof and of the applicable Security Instruments and any other collateral securing the Loan in which Operating Lessee now or hereafter has any right, title or interest, including, without limitation, the Collateral under the Pledge Agreement.

(c)          Notwithstanding anything to the contrary in this Agreement, the Notes or any of the Loan Documents, Agent may exercise its rights under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instruments and the Pledge Agreement or to require that all Properties and Collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents.

(d)          In no event shall Borrower or Guarantor have any liability under this Agreement or any other Loan Document for special, incidental, indirect or consequential damages.

Section 9.5           Matters Concerning Manager.  If (i) the Loan is accelerated after the occurrence of an Event of Default or the Mezzanine Loan is accelerated after the occurrence of a Mezzanine Loan Event of Default occurs and is continuing, (ii) the Manager shall become subject to a Bankruptcy Action or (iii) a material default occurs under the Management Agreement beyond any applicable grace and cure periods, Borrower or Operating Lessee (as applicable) shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement on terms and conditions reasonably satisfactory to Lender.

Section 9.6           Servicer.  At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer; provided, however, except as expressly set forth in this Section 9.6, Borrower shall not be responsible for the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender within five (5) Business Days of a demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Sections 2.2.4 and 2.3.5 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer or trustee in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums) and (b) the following costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees payable by Lender to Servicer (including any reasonable attorneys’ fees and expenses): (i) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding; (ii) following an Event of Default, any liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees that are due and payable to Servicer under the Servicing Agreement or the trustee, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (iii) following an Event of Default, the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer or the trustee may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement or required under the terms and conditions of this Agreement); or (iv) any special requests made by Borrower, Operating Lessee or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan not otherwise provided for in this Agreement.

Section 9.7           Intercreditor Agreement.  Agent and Mezzanine Agent are parties to the Intercreditor Agreement memorializing their relative rights and obligations with respect to the Loan and the Mezzanine Loan, Borrower, Mezzanine Borrower and the Properties. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Agent and Mezzanine Agent and (ii) Borrower and Mezzanine Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Agent and Mezzanine Agent shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

ARTICLE X

MISCELLANEOUS

Section 10.1         Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Notes, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and Operating Lessee, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2         Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 10.3         Governing Law.  (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER AND OPERATING LESSEE IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND OPERATING LESSEE HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER, OPERATING LESSEE OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND OPERATING LESSEE WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND OPERATING LESSEE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH OF BORROWER AND OPERATING LESSEE DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICES COMPANY

80 STATE STREET

ALBANY, NEW YORK 12207

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER OR OPERATING LESSEE IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER OR OPERATING LESSEE (AS APPLICABLE) IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER AND OPERATING LESSEE (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4         Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Notes, or of any other Loan Document, nor consent to any departure by Borrower or Operating Lessee therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower or Operating Lessee, shall entitle Borrower or Operating Lessee to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5         Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Notes or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Notes or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Notes or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6         Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Agent or Initial Lender:

Column Financial, Inc.

11 Madison Avenue

New York, New York 10010

Attention: N. Dante LaRocca and Sarah Nelson

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: David W. Forti, Esq.

If to Borrower or Operating Lessee:

c/o New York REIT, Inc.

405 Park Avenue

New York, New York 10022

Attention: Michael Ead

with a copy to:

Arnold & Porter LLP

399 Park Avenue

New York, NY 10022

Attention: John Busillo, Esq.

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day.

Section 10.7         Trial by Jury.  EACH OF LENDER (BY ITS ACCEPTANCE OF THIS AGREEMENT), BORROWER AND OPERATING LESSEE HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND OPERATING LESSEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND OPERATING LESSEE.

Section 10.8         Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9         Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10         Preferences.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11         Waiver of Notice.  Each of Borrower and Operating Lessee hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower or Operating Lessee (as applicable) and except with respect to matters for which Borrower or Operating Lessee is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each of Borrower and Operating Lessee hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower or Operating Lessee, respectively.

Section 10.12         Remedies of Borrower and Operating Lessee.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, each of Borrower and Operating Lessee agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s and Operating Lessee’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13         Expenses; Indemnity.  (a) Except as expressly provided otherwise in this Agreement or the other Loan Documents, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower and Operating Lessee (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) Borrower’s and Operating Lessee’s ongoing performance of and compliance with Borrower’s and Operating Lessee’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower or Operating Lessee; (v) securing Borrower’s or Operating Lessee’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Operating Lessee, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan, all as provided herein; and (viii) enforcing any obligations of Borrower or Operating Lessee or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Properties (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.6; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account or Cash Management Account, as applicable.

(b)          Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) and any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan secured hereby, any Person in whose name the encumbrance created by the Security Instruments is or will have been recorded, any Person who may hold or acquire or will have held a full or partial direct interest in the Loan (collectively, the “Lender Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not a Lender Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnitee in any manner relating to or arising out of (i) any breach by Borrower or Operating Lessee of its obligations under, or any material misrepresentation by Borrower or Operating Lessee contained in, this Agreement or the other Loan Documents, or (ii) any breach by Borrower of its obligations related to the use or intended use of the WWP Fund (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

(c)          Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency following a Securitization pursuant to the terms and conditions of this Agreement or any other Loan Document and the Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d)          In no event shall Borrower have any liability hereunder or under any other Loan Document for special, incidental, indirect or consequential damages.

Section 10.14         Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15         Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, any Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower or Operating Lessee may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower or Operating Lessee in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Operating Lessee.

Section 10.16         No Joint Venture or Partnership; No Third Party Beneficiaries.  (a) Borrower and Operating Lessee and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Operating Lessee and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement and the other Loan Documents are solely for the benefit of Lender, Operating Lessee and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender, Operating Lessee and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17         Publicity.  All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Credit Suisse, or any of their Affiliates may be made without Lender’s prior approval (but subject to Lender's prior review and comment) so long as such news release or publicity (1) is consistent with past practices of Borrower, Guarantor and their Affiliates for commercial real estate loans and (2) does not refer in any manner to a potential Securitization of the Loan. Any news release or publicity that does not satisfy both clauses (1) and (2) of the preceding sentence shall be subject to the prior written approval of Lender (not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, Borrower shall have the right to disclose in any filing required by applicable regulatory agencies or any other Governmental Authority any information required by such regulatory agency or other Governmental Authority upon reasonable prompt written notice to Lender.

Section 10.18         Cross Default; Cross Collateralization; Waiver of Marshalling of Assets.  (a) Each of Borrower and Operating Lessee acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Each of Borrower and Operating Lessee agrees that the Security Instruments are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any Security Instrument shall constitute an Event of Default under each of the other Security Instruments which secure the Notes; (ii) an Event of Default under any Note or this Agreement shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Notes as if a single blanket lien were placed on all of the Properties as security for the Notes; and (iv) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)          To the fullest extent permitted by law, Borrower and Operating Lessee, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Operating Lessee, Borrower’s and Operating Lessee’s partners and others with interests in Borrower and Operating Lessee, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower and Operating Lessee, for itself and its successors and assigns, waives in the event of foreclosure of all or any of the Security Instruments, any equitable right otherwise available to Borrower or Operating Lessee which would require the separate sale of the Properties or require Lender to exhaust its remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower or Operating Lessee does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19         Waiver of Counterclaim.  Each of Borrower and Operating Lessee hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20         Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each of Borrower and Operating Lessee acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower or Operating Lessee, and each of Borrower and Operating Lessee hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Each of Borrower and Operating Lessee acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Operating Lessee or its Affiliates.

Section 10.21         Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Each Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, Operating Lessee or Lender in connection with the transactions contemplated herein other than as a result of the gross negligence or willful misconduct of Lender. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22         Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Term Sheet dated September 21, 2016 between Guarantor and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23         Joint and Several Liability.  If Borrower consists of more than one (1) Person, the obligations and liabilities of each Person shall be joint and several.

Section 10.24         Counterparts.  This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart that is executed by the party against whom enforcement of this Agreement is sought. Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing.

Section 10.25         Cumulative Rights.  All of the rights of Lender under this Agreement hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole judgment.

Section 10.26         Reliance on Third Parties.  Lender may perform any of its responsibilities hereunder through one or more agents, attorneys or independent contractors. In addition, Lender may conclusively rely upon the advice or determinations of any such agents, attorneys or independent contractors in performing any discretionary function under the terms of this Agreement.

Section 10.27         Consent of Holder.  Wherever this Agreement refers to Lender’s consent or discretion or other rights, such references to Lender shall be deemed to refer to any holder of the Loan. The holder of the Loan may from time to time appoint a trustee or Servicer, and Borrower and Operating Lessee shall be entitled to rely upon written instructions executed by a purported officer of the holder of the Loan as to the extent of authority delegated to any such trustee or Servicer from time to time and determinations made by such trustee or Servicer to the extent identified a within the delegated authority of such trustee or Servicer, unless and until such instructions are superseded by further written instructions from the holder of the Loan.

Section 10.28         Intentionally Omitted.

Section 10.29         EU Bail-in Requirements.  Notwithstanding anything to the contrary in any Loan Document or in any agreement, arrangement or understanding between Borrower and Lender, Borrower, Operating Lessee, Operating Pledgor, Guarantor, any Affiliated Manager, and Lender acknowledge and accept that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by:

(a)           the effect of any Bail-In Action in relation to any such liability, including (without limitation):

(i)          a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability; and/or

(ii)         a conversion of all, or part of, any such liability into shares, other securities or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          a cancellation of any such liability; and

(b)           a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to such liability.

Section 10.30         Contributions and Waivers.

(a)          As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and, in consideration therefor, each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 10.30 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any Individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 10.30, includes any exercise of recourse by Lender against any collateral of Borrower and application of proceeds of such collateral in satisfaction of such Borrower’s obligations to Lender under the Loan Documents).

(b)          Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c)          In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an Individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 10.30.

(d)          For purposes hereof, the “Benefit Amount” of any Individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Property to secure the Obligations of such Borrower to Lender.

(e)          Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of the Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)          In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 10.30 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)          Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)          No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 10.30 shall be paid until all amounts then due and payable by all Borrowers to Lender pursuant to the terms of the Loan Documents are paid in full. Nothing contained in this Section 10.30 shall limit or affect in any way the Obligations of any Borrower to Lender under the Notes or any other Loan Documents.

(i)           Each Borrower waives (to the extent not prohibited by applicable law):

(i)          any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)         any defense based upon the statute of limitations with respect to any other Borrower;

(iii)        so long as the Loan is outstanding, any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Notes, this Agreement and any of the other Loan Documents;

(iv)        any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(v)         any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower; and

(vi)        any defense or benefit based upon Borrower’s resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any other Borrower or any such party.

(j)           Each Borrower waives:

(i)          all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(ii)         all rights and defenses that Borrower may have because any of the Debt is secured by real property such that: (i) Lender may collect from Borrower without first foreclosing on any real property or personal property pledged by any other Borrower, (ii) if Lender forecloses on any real property pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which such real property collateral is sold at the foreclosure sale, even if the real property collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(iii)        any claim or other right which Borrower might now have or hereafter acquire against any other Borrower that arises from the existence or performance of any obligations under the Notes, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ARC NY22936001, LLC, a Delaware limited liability company

By: ARC Mezz NY22936001, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

ARC NY21618001, LLC, a Delaware limited liability company

By: ARC Mezz NY21618001, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

[Signature Page to Loan Agreement]

ARC NY333W3401, LLC, a Delaware limited liability company

By: ARC NY333W3401 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead_______________
Name: Michael Ead
Title: Authorized Signatory

ARC NY350BL001, LLC, a Delaware limited liability company

By: ARC NY350BL001 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

[Signature Page to Loan Agreement]

ARC NYBLKST002, LLC, a Delaware limited liability company

By: ARC NYBLKST002 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

ARC NYCTGRG001, LLC, a Delaware limited liability company

By: ARC NYCTGRG001 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

[Signature Page to Loan Agreement]

ARC NYWSHST001, LLC, a Delaware limited liability company

By: ARC NYWSHST001 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

ARC NYGRNAV001, LLC, a Delaware limited liability company

By: ARC NYGRNAV001 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

[Signature Page to Loan Agreement]

ARC NYW42ST001, LLC, a Delaware limited liability company

By: ARC NYW42ST001 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

ARC NY120W5701, LLC, a Delaware limited liability company

By: ARC NY120W5701 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

[Signature Page to Loan Agreement]

ARC NY24549W17, LLC, a Delaware limited liability company

By: ARC NY24549W17 Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

50 VARICK LLC, a Delaware limited liability company

By: 50 Varick Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

[Signature Page to Loan Agreement]

INITIAL LENDER:

COLUMN FINANCIAL, INC., a Delaware corporation

By: /s/ N. Dante LaRocca
Name: N. Dante LaRocca
Title: Authorized Signatory

[Signature Page to Loan Agreement]

AGENT:

COLUMN FINANCIAL, INC., a Delaware corporation

By: /s/ N. Dante LaRocca___________________
Name: N. Dante LaRocca
Title: Authorized Signatory

[Signature Page to Loan Agreement]

Acknowledged and Agreed (solely with respect to Sections 2.6, 7.12, 9.1.1, 9.2(a), 9.4(b) and 9.5 and Articles IV, V, VI, VIII and X hereof):

OPERATING LESSEE:

ARC NY120W5701 TRS, LLC, a Delaware limited liability company

By: ARC NY120W5701 TRS Mezz II, LLC, a Delaware limited liability company

By: ARC NY120W5701 TRS Mezz, LLC, a Delaware limited liability company

By: New York Recovery Operating Partnership, L.P., a Delaware limited partnership

By: New York REIT, Inc., a Maryland corporation

By: /s/ Michael Ead
Name: Michael Ead
Title: Authorized Signatory

[Signature Page to Loan Agreement]

SCHEDULE I

(Borrower)

ARC NY22936001, LLC, a Delaware limited liability company

ARC NY21618001, LLC, a Delaware limited liability company

ARC NY333W3401, LLC, a Delaware limited liability company

ARC NY350BL001, LLC, a Delaware limited liability company

ARC NYBLKST002, LLC, a Delaware limited liability company

ARC NYCTGRG001, LLC, a Delaware limited liability company

ARC NYWSHST001, LLC, a Delaware limited liability company

ARC NYGRNAV001, LLC, a Delaware limited liability company

ARC NYW42ST001, LLC, a Delaware limited liability company

ARC NY120W5701, LLC, a Delaware limited liability company

ARC NY24549W17, LLC, a Delaware limited liability company

50 Varick LLC, a New York limited liability company

SCH. I-1

Schedule II

(Mezzanine Borrower)

ARC Mezz NY22936001, LLC, a Delaware limited liability company

ARC Mezz NY21618001, LLC, a Delaware limited liability company

ARC NY333W3401 Mezz, LLC, a Delaware limited liability company

ARC NY350BL001 Mezz, LLC, a Delaware limited liability company

ARC NYBLKST002 Mezz, LLC, a Delaware limited liability company

ARC NYCTGRG001 Mezz, LLC, a Delaware limited liability company

ARC NYWSHST001 Mezz, LLC, a Delaware limited liability company

ARC NYGRNAV001 Mezz, LLC, a Delaware limited liability company

ARC NYW42ST001 Mezz, LLC, a Delaware limited liability company

ARC NY120W5701 Mezz, LLC, a Delaware limited liability company

ARC NY24549W17 Mezz, LLC, a Delaware limited liability company

50 Varick Mezz LLC, a Delaware limited liability company

SCH. II-1

SCHEDULE III

(Properties)

	Borrower	Property Name	Street Address	County	City	State	Zip Code
1.	ARC NY24549W17, LLC	Twitter Building	245-249 West 17th Street	New York	New York	NY	10017
2.	ARC NY333W3401, LLC	333 W 34th Street	333 West 34th Street	New York	New York	NY	10001
3.	ARC NY21618001, LLC	The Red Bull Building	216-218 West 18th Street	New York	New York	NY	10011
4.	50 Varick LLC	50 Varick Street	50 Varick Street	New York	New York	NY	10013
5.	ARC NY22936001, LLC	229 West 36th Street	229 West 36th Street	New York	New York	NY	10018
6.	ARC NYGRNAV001, LLC	One Jackson Square Retail	122 Greenwich Street	New York	New York	NY	10011
7.	ARC NYW42ST001, LLC	42nd Street Retail	350 West 42nd Street	New York	New York	NY	10036
8.	ARC NYBLKST002, LLC	Bleecker Street Retail	382-384 Bleecker Street	New York	New York	NY	10014
9.	ARC NY350BL001, LLC	350 Bleecker Street	350 Bleecker Street	New York	New York	NY	10014
10.	ARC NYWSHST001, LLC	Washington Street Retail	416-425 Washington Street	New York	New York	NY	10013
11.	ARC NYCCTGRG001, LLC	Centurion Garage	33 West 56th Street	New York	New York	NY	10019
12.	ARC NY120W5701, LLC	Viceroy Hotel	120 West 57th Street	New York	New York	NY	10019

SCH. III-1

SCHEDULE IV

(Rent Roll)

See attached.

SCH. IV-1

SCHEDULE V

(Organizational Structure)

See attached.

SCH. V-1

SCHEDULE VI

(Litigation)

1.	RXR WWP Owner LLC v. WWP Sponsor, LLC, WWP Holdings, LLC, American Realty Capital Properties, Inc. d/b/a American Realty Capital, and American Realty Capital New York Recovery REIT, Inc., Index No. 653553/2013 (Supreme Court of the State of New York, New York County, October 14, 2013).

2.	The Segal Company (Eastern States), Inc. v. 333W34 SLG Owner LLC, ARC NY333W3401, LLC and Sam Ash Megastores LLC, Index No. 650244/2015 (Supreme Court of the State of New York, New York County, January 28, 2015).

3.	130 West 57 Company v. Ricland, L.L.C., AREP FIFTY-SEVENTH LLC and ARC NY120W5701, LLC, Index No. 156224/2016 (Supreme Court of the State of New York, New York County, July 27, 2016).

SCH. VI-1

SCHEDULE VII

(Allocated Loan Amounts)

	Borrower	Property Name	Street Address	City	State	Allocated Loan Amount
1.	ARC NY24549W17, LLC	Twitter Building	245-249 West 17th Street	New York	NY	$146,175,314.00
2.	ARC NY333W3401, LLC	333 W 34th Street	333 West 34th Street	New York	NY	$110,619,157.00
3.	ARC NY21618001, LLC	The Red Bull Building	216-218 West 18th Street	New York	NY	$66,371,493.00
4.	50 Varick LLC	50 Varick Street	50 Varick Street	New York	NY	$51,358,894.00
5.	ARC NY22936001, LLC	229 West 36th Street	229 West 36th Street	New York	NY	$39,506,842.00
6.	ARC NYGRNAV001, LLC	One Jackson Square Retail	122 Greenwich Street	New York	NY	$13,000,000.00
7.	ARC NYW42ST001, LLC	42nd Street Retail	350 West 42nd Street	New York	NY	$11,365,000.00
8.	ARC NYBLKST002, LLC	Bleecker Street Retail	382-384 Bleecker Street	New York	NY	$12,828,947.00
9.	ARC NY350BL001, LLC	350 Bleecker Street	350 Bleecker Street	New York	NY	$8,296,437.00
10.	ARC NYWSHST001, LLC	Washington Street Retail	416-425 Washington Street	New York	NY	$5,530,958.00
11.	ARC NYCCTGRG001, LLC	Centurion Garage	33 West 56th Street	New York	NY	$2,646,958.00
12.	ARC NY120W5701, LLC	Viceroy Hotel	120 West 57th Street	New York	NY	$32,300,000.00
SCH. VII-1

SCHEDULE VIII

(Managers and Management Agreements)

	Manager	Management Agreement
1	KHM Viceroy New York, LLC, a Delaware limited liability company	That certain Hotel Management Agreement, effective as of February 20, 2013, by and between AREP Fifty-Seventh LLC and KHM Viceroy New York, LLC, as assigned to ARC NY120W5701, LLC pursuant to that certain Assignment and Assumption of Leases, Contracts, Bookings, Licenses and Permits, Guarantees and Intangible Property, dated as of November 18, 2013, by and between KHM Viceroy New York, LLC, as assignor, and ARC NY120W5701, LLC, as assignee, and as further assigned to ARC NY120W5701 TRS, LLC pursuant to that certain Assignment and Assumption of Management Agreement, Leases and Contracts, dated as of November 18, 2013, by and between ARC NY120W5701, LLC, as assignor, and ARC NY120W5701 TRS, LLC, as assignee
2	CBRE, Inc., a Delaware corporation

1.    That certain Management Agreement dated as of December 27, 2012, by and between ARC NY22936001, LLC and CBRE, Inc., as amended by that certain Amendment to Management Agreement dated as of July 15, 2014

2.    That certain Management Agreement dated as of March 26, 2013, by and between ARC NY21618001, LLC and CBRE, Inc., as amended by that certain Amendment to Management Agreement dated as of July 15, 2014

3.    That certain Management Agreement dated as of August 1, 2013 by and between ARC NY333W3401, LLC and CBRE, Inc., as amended by that certain Amendment to Management Agreement dated as of July 15, 2014

4.    That certain Management Agreement dated as of December 1, 2015, by and between ARC NY24549W17, LLC and CBRE, Inc.

3	New York Recovery Properties, LLC, a Delaware limited liability company	That certain Amended and Restated Management Agreement, dated as of September 2, 2010, by and among the New York REIT, Inc. (as successor in interest to American Realty Capital New York Recovery REIT, Inc.), New York Recovery Operating Partnership, L.P., a Delaware limited partnership and New York Recovery Properties, LLC
4	Laight Street Parking LLC, a New York limited liability company	That certain Management Agreement, dated as of November 26, 2013, by and between ARC NYWSHST001, LLC and Laight Street Parking LLC

SCH. VIII-1

SCHEDULE IX

(Condominium Documents, Board Members, Common Charges and Units of Borrower)

See attached.

SCH. IX-1

SCHEDULE X

(Collective Bargaining Agreements)1

1.	Agreement dated as of May ___, 2013, and effective as of July 1, 2013 by and among Hotel Association of New York City, Inc., on its own behalf and on behalf of its bargaining group hotels, the Associated Hotel and Motels of Greater New York, on its own behalf and on behalf of its bargaining group hotels, and the New York Hotel & Motel Trades Council, AFL-CIO.

2.	Agreement dated September 13, 2013 by and among KHM Viceroy New York LLC d/b/a Viceroy Hotel Group, AREP Fifty-Seventh LLC d/b/a Viceroy Hotel New York and the New York Hotel & Motel Trades Council, AFL-CIO.

3.	Notice letter dated November 5, 2013 from the New York Hotel & Motel Trades Council, AFL-CIO to Viceroy Hotel New York regarding intent of the Union to organize.

4.	Memorandum of Agreement dated February ___, 2014 by and among NY120W5701, LLC d/b/a Viceroy Hotel New York, KHM Viceroy New York, LLC d/b/a Viceroy Hotel Group and the New York Hotel & Motel Trades Council, AFL-CIO.

5.	Voluntary Settlement Agreement (Hotel) dated as of March 13, 2014 by and among ARC NY120W5701, LLC, KHM Viceroy New York, LLC and the New York Hotel & Motel Trades Council, AFL-CIO.

6.	Voluntary Settlement Agreement (Concierge) dated as of March 13, 2014 by and among ARC NY120W5701, LLC, KHM Viceroy New York, LLC and the New York Hotel & Motel Trades Council, AFL-CIO.

7.	Agreement dated February 24, 2015 by and between the New York Hotel & Motel Trades Council, AFL-CIO and the Viceroy Hotel.

8.	Agreement dated May ___, 2015, by and between the Viceroy Hotel and New York Hotel & Motel Trades Council, AFL-CIO.

9.	Memorandum of Understanding dated June ___, 2015 by and among Hotel Association of New York City, Inc., the Associated Hotel and Motels of Greater New York, on its own behalf and on behalf of its bargaining group hotels, and the New York Hotel & Motel Trades Council, AFL-CIO.

1 Borrower to complete

SCH. X-1

SCHEDULE XI

(Property Condition Reports and Environmental Reports)

No.	Property	Report
1.	Centurion Garage	That certain Phase I Environmental Site Assessment Report issued by Partner Assessment Corporation on October 21, 2016 as Partner Project Number 16-172156.11
2.	50 Varick Street	That certain Phase I Environmental Site Assessment Report issued by Partner Assessment Corporation on October 21, 2016 as Partner Project Number 16-172156.4
3.	Twitter Building	That certain Phase I Environmental Site Assessment Report issued by Partner Assessment Corporation on October 21, 2016 as Partner Project Number 16-172156.1
4.	229 West 36th Street	That certain Phase I Environmental Site Assessment Report issued by Partner Assessment Corporation on October 21, 2016 as Partner Project Number 16-172156.5
5.	Bleecker Street Retail	That certain Phase I Environmental Site Assessment Report issued by Partner Assessment Corporation on October 21, 2016 as Partner Project Number 16-172156.8
6.	42nd Street Retail	That certain Property Condition Report issued by Partner Assessment Corporation on October 21, 2016 as Partner Project Number 16-172156.7
7.	Viceroy Hotel	That certain Property Condition Report issued by Partner Assessment Corporation on October 21, 2016 as Partner Project Number 16-172156.12
SCH. XI-1

SCHEDULE XII

(Required Repairs Deadlines for Completion)

No.	Property	Required Repair	Completion Deadline
1.	Centurion Garage

(i) Leaking hydraulic equipment within parking garage to be repaired with improved housekeeping strategies implemented

(ii) Existing stains to be properly cleaned

(iii) Leaking air-handling unit within parking garage to be repaired

Within sixty (60) days of the Closing Date
2.	50 Varick Street	Damaged friable asbestos to be abated	Within one hundred twenty (120) days of the Closing Date
3.	Twitter Building	Storage tank to be registered with New York Fire Department	Within sixty (60) days of the Closing Date
4.	229 West 36th Street	Storage tank to be registered with New York State Department of Environmental Conservation	Within sixty (60) days of the Closing Date
5.	Bleecker Street Retail	Storage tank to be registered with New York State Department of Environmental Conservation	Within sixty (60) days of the Closing Date
6.	42nd Street Retail	Two existing automobile elevator violations to be remedied	Within sixty (60) days of the Closing Date
7.	Viceroy Hotel	IRMA roof spot (29th floor) to be repaired	Within one hundred twenty (120) days of the Closing Date
SCH. XII-1

SCHEDULE XIII

(O&M Programs)

See attached.

SCH. XIII-1

SCHEDULE XIV

(Pre-Approved Managers)

1.	Winthrop Management LP and its Affiliates

2.	CBRE Group, Inc.

3.	Jones Lang LaSalle, Inc.

4.	Cushman & Wakefield, Inc.

5.	Newmark, Grubb, Knight, Frank

SCH. XIV-1

SCHEDULE XV

(Notes)

See attached.

SCH. XV-1

Exhibit A

Form of Tenant Direction Letter

TENANT DIRECTION LETTER

_______________, 20__

[Addressee]

Re:	Payment Direction Letter for [INSERT APPLICABLE PROPERTY] (the “Property”)

Dear ______:

[INSERT APPLICABLE BORROWER] (“Borrower”), the owner of the Property, has mortgaged the Property to Column Financial, Inc., as agent (“Agent”) for certain lender parties from time to time (“Lender”) to a Loan Agreement, dated as of December 20, 2016, pursuant to which Lender made a loan to Borrower, and has agreed that all rents due for the Property will be paid directly to a bank selected by Borrower and approved by Lender. Therefore, from and after the date hereof, all rent to be paid by you under the Lease between Borrower and you (the “Lease”) should be sent directly to the following address:

[BANK’S ADDRESS]

_____________________________

_____________________________

or by wire transfer to:/

Bank:

ABA No.:

Account No.:

Account Name:            ___________

All checks should be made out to “_________________________________”.

These payment instructions cannot be withdrawn or modified without the prior written consent of Agent, or pursuant to a joint written instruction from Borrower and Agent. Until you receive written instructions from Agent, continue to send all rent payments due under the Lease to _________________. All rent payments must be delivered to _________________ no later than the day on which such amounts are due under the Lease.

EX. A-1

If you have any questions concerning this letter, please contact Michael Ead of Borrower at mead@ar-global.com or N. Dante LaRocca and Sarah Nelson of Agent at dante.larocca@credit-suisse.com and sarah.nelson@credit-suisse.com. We appreciate your cooperation in this matter.

[INSERT APPLICABLE BORROWER]

By:
Name:
Title:
EX. A-2

EXHIBIT B

Form of Credit Card Direction Letter

[BORROWER LETTERHEAD]

____________ ___, 20__

[Insert name and address of Credit Card Company]

Re:	Payment Direction Letter for [insert name of Credit Card Company] pertaining to the [insert applicable property] (the “Property”)

Gentlemen:

Pursuant to that certain [Merchant Agreement] (the “Merchant Agreement”) between [INSERT APPLICABLE BORROWER]1 (the “Borrower”) and [insert name of Credit Card Company] (“Credit Card Company”), a copy of which is attached hereto as Exhibit 1, with respect to merchant account number [________] Credit Card Company has agreed to accept [insert name of credit card] charges (collectively, “Charges”) and to transfer certain funds to Borrower in consideration for such Charges, as provided in the Merchant Agreement.

This letter shall constitute notice to you that the undersigned has granted a security interest in its realty, inventory, accounts and its tangible and intangible personal property, including, without limitation, all rights of Borrower to receive payments in respect of Charges in favor of Column Financial, Inc., as agent (“Agent”) for certain lender parties from time to time (“Lender”) to a Loan Agreement, dated as of December 20, 2016, pursuant to which Lender made a loan to Borrower, to secure certain of the undersigned’s obligations to Agent.

Accordingly, Credit Card Company is hereby notified as follows:

(a)          With respect to the Property, Credit Card Company is instructed to, and shall, make all payments due to Borrower under the Merchant Agreement on and after the date hereof, in the manner and at the times set forth in the Merchant Agreement, directly to the account listed on Exhibit 2, or such other account as may be specified from time to time as provided herein (each such account, a “Collection Account”). All payments under the Merchant Agreement shall be made to the Collection Account and to no other account unless and until Credit Card Company receives written notification from both an officer of Agent and an officer of Borrower. Agent acknowledges and agrees that, notwithstanding the preceding sentence, Credit Card Company is not required to alter its regular course of business with respect to acceptance of payment instructions from merchants and that Credit Card Company shall have no liability if it acts in accordance with payment instructions received from an employee or agent of Borrower acting with apparent authority. Without the prior written consent of Agent, Borrower agrees that it shall not terminate, amend, revoke or modify this Payment Direction Letter in any manner or direct or cause Credit Card Company to pay any amount in any manner other than as provided specifically herein. Notwithstanding anything to the contrary contained herein, Credit Card Company shall not be responsible for enforcement of Borrower’s agreement not to terminate, amend, revoke or modify this Payment Direction Letter or direct or cause Credit Card Company to pay any amount other than as provided specifically herein.

1 Note: for the Viceroy property, please revise to reflect Operating Lessee in lieu of Borrower.

EX. B-1

(b)          This letter agreement confers on Agent no greater rights to payment under the Merchant Agreement than Borrower has thereunder.

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Agent, Lender, or any successor lender so identified by Agent or Lender, may by written notice to you rescind the instructions contained herein.

Sincerely,

[BORROWER]

ACKNOWLEDGMENT AND AGREEMENT

The undersigned acknowledges notice of the security interest of Agent on behalf of Lender and hereby confirms that the undersigned has received no notice of any other pledge or assignment of the Charges and will honor the above instructions.

[Credit Card Company]

By:
Name:
Its:

Dated as of: __________ ___, 20__

EX. B-2